SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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American Electric Power Company, Inc.

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Notice of 2010 Annual Meeting • Proxy Statement

American Electric Power 1 Riverside Plaza Columbus, OH 43215

Michael G. Morris Chairman of the Board, President and Chief Executive Officer

March 15, 2010

Dear Shareholder:

This year’s annual meeting of shareholders will be held at the Grand Theatre, 308 St. Clair Street, Frankfort, Kentucky, on Tuesday, April 27, 2010, at 9:30 a.m. Eastern Time.

Your Board of Directors and I cordially invite you to attend. Registration will begin at 8:00 a.m. Only shareholders who owned shares on the record date, March 1, 2010, are entitled to vote and attend the meeting. To attend the meeting, you will need to present an admission ticket or the notice you received. If your shares are registered in your name, and you received your proxy materials by mail, your admission ticket is attached to your proxy card. A map and directions are printed on the admission ticket. If your shares are registered in your name and you received your proxy materials electronically via the internet, you will need to print an admission ticket after you vote by clicking on the “Options” button. If you hold shares through an account with a bank or broker, you will need to contact them and request a legal proxy, or bring a copy of your statement to the meeting that shows that you owned the shares on the record date. Each ticket will admit a shareholder and one guest.

This year, we again are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2009 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2009 Annual Report and a form of proxy card or voting instruction card. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP’s affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•	By internet, at www.envisionreports.com/AEP

•	By toll-free telephone at 800-652-8683

•	By completing and mailing your proxy card if you receive paper copies of the proxy materials

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

If you have any questions about the meeting, please contact Investor Relations, American Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The telephone number is 800-237-2667.

Sincerely,

/s/ Michael G. Morris

NOTICE OF 2010 ANNUAL MEETING

American Electric Power Company, Inc.

1 Riverside Plaza

Columbus, Ohio 43215

TIME	9:30 a.m. Eastern Time on Tuesday, April 27, 2010

PLACE	Grand Theatre 308 St. Clair Street Frankfort, KY 40601

ITEMS OF BUSINESS	(1) To elect 13 directors to hold office until the next annual meeting and until their successors are duly elected.
(2) To consider and act on a proposal to approve amendments to the American Electric Power System Long-Term Incentive Plan.
(3) To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year 2010.
(4) To consider and act on such other matters as may properly come before the meeting.

RECORD DATE	Only shareholders of record at the close of business on March 1, 2010, are entitled to notice of and to vote at the meeting or any adjournment thereof.

ANNUAL REPORT	Appendix A to this proxy statement has AEP’s audited financial statements, management’s discussion and analysis of results of operations and financial condition and the report of the independent registered public accounting firm.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
(1) MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card if you receive paper copies of the proxy materials.
(2) CALL TOLL-FREE by telephone at 800-652-8683.
(3) VISIT THE WEB SITE shown on the notice of internet availability of proxy materials to vote via the internet.

Any proxy may be revoked at any time before your shares are voted at the meeting.

March 15, 2010	John B. Keane Secretary

Our annual meeting of shareholders also will be webcast at http://www.AEP.com/go/webcasts at 9:30 a.m. Eastern Time on April 27, 2010.

Proxy Statement

March 15, 2010

Proxy and Voting Information

A notice of internet availability of proxy materials is to be mailed to shareholders on March 15, 2010, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 27, 2010 in Frankfort, Kentucky.

We use the terms “AEP,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to American Electric Power Company, Inc. and, where applicable, its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

Who Can Vote.    Only the holders of shares of AEP Common Stock at the close of business on the record date, March 1, 2010, are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 478,500,455 shares of AEP Common Stock, $6.50 par value, outstanding.

How You Can Vote.    Shareholders of record can give proxies by (i) mailing their signed proxy cards; (ii) calling a toll-free telephone number; or (iii) using the internet. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or internet voting procedures are set forth on the proxy card.

When proxies are returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders’ directions. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their Plan accounts on March 1, 2010.

Revocation of Proxies.    A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by giving notice of its revocation to the Company, by executing another proxy dated after the proxy to be revoked, or by attending the meeting and voting in person.

How Votes are Counted.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Under New York Stock Exchange rules, the proposal to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of their clients who have not furnished voting instructions. The proposals to elect directors and to approve the amendments to the Company’s Long Term Incentive Plan are “non-discretionary” matters, which means that brokerage firms may not use their discretion to vote on such matters without express voting instructions from their customers.

At the 2009 annual meeting, we recommended and our shareholders approved amendments to our Articles of Incorporation to eliminate cumulative voting in election of directors which allowed the Company to amend its By-Laws to implement a majority voting standard for the election of directors in uncontested elections of directors. The election of directors at the Annual Meeting is an uncontested election, so for a nominee to be elected to the Board, the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” his or her election. Abstentions and broker non-votes will not be considered votes cast “for” or “against” a nominee. If a nominee is not elected because he or she did not receive a greater number of votes “for” his or her election than “against” such election, he or she will be required to tender his or her resignation for the Board’s consideration of whether to accept such resignation in accordance with our By-Laws.

Since the shareholders approved amendments to our Articles of Incorporation to eliminate cumulative voting in elections of directors, no shareholder has the right to cumulate his or her voting power in the election of directors at the Annual Meeting.

The votes cast “for” must exceed the votes cast “against” to approve the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal.

A majority of all votes cast at the meeting must approve the proposed amendment to the Long Term Incentive Plan. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal.

Your Vote is Confidential.    It is AEP’s policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which identify shareholders, are held on a confidential basis, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator, who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted; (ii) in cases where shareholders write comments on their proxy cards; or (iii) in a contested proxy solicitation.

Multiple Copies of Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to Shareholders.    Securities and Exchange Commission (SEC) rules provide that more than one annual report, proxy statement or notice of internet availability of proxy materials need not be sent to the same address. This practice is commonly called “householding” and is intended to eliminate duplicate mailings of shareholder documents. Mailing of your annual report, proxy statement or notice of internet availability of proxy materials is being householded indefinitely unless you instruct us otherwise. We will deliver promptly upon written request a separate copy of the annual report, proxy statement or notice of internet availability of proxy materials to a shareholder at a shared address. To receive a separate copy of the annual report, proxy statement or notice of internet availability of proxy materials, write to AEP, attention: Investor Relations, at 1 Riverside Plaza, Columbus, OH 43215. If more than one annual report, proxy statement or notice of internet availability of proxy materials is being sent to your address, at your request, mailing of the duplicate copy can be discontinued by contacting our transfer agent, Computershare Trust Company, N.A. (Computershare), at 800-328-6955 or write to them at P.O Box 43078, Providence, RI 02940-3078. If you wish to resume receiving separate annual reports, proxy statements or notice of internet availability of proxy materials at the same address in the future, you may call Computershare at 800-328-6955 or write to them at P.O Box 43078, Providence, RI 02940-3078. The change will be effective 30 days after receipt.

Additional Information.    Our website address is www.aep.com. We make available free of charge on the Investor Relations section of our website (www.AEP.com/investors) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act. You may request any of these materials and information in print by contacting Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215. We do not intend for information contained in our website to be part of this proxy statement. In addition, this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.edocumentview.com/aep.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC, 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

1. Election of Directors

Currently, AEP’s Board of Directors consists of 13 members. Thirteen directors are to be elected to hold office until the next annual meeting and until their successors have been elected. AEP’s By- Laws provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of the Board.

The 13 nominees named on pages 4 to 6 were selected by the Board on the recommendation of the Committee on Directors and Corporate Governance of the Board, following individual evaluation of each nominee’s performance. The proxies named on the proxy card or their substitutes will vote for the Board’s nominees, unless instructed otherwise. All of the Board’s nominees were elected by the shareholders at the 2009 annual meeting, except for Mr. Cordes, who was elected as a director in September 2009. Mr. Morris introduced Mr. Cordes for consideration by the Board. Mr. Cordes has over 30 years experience in the natural gas business and is a former executive vice president of The Coastal Corporation.

Dr. Hudson and Mr. Hoaglin interviewed Mr. Cordes and recommended him to the Committee on Directors and Corporate Governance. That Committee reviewed the qualifications of Mr. Cordes and recommended him to the full board. We do not expect any of the nominees will be unable to stand for election or be unable to serve if elected. If a vacancy in the slate of nominees should occur before the meeting, the proxies may be voted for another person nominated by the Board or the number of directors may be reduced accordingly.

The Principles of Corporate Governance of the Board of Directors provides that directors will not generally be re-nominated for re-election at any annual shareholders meeting following their 72nd birthday. Mr. Brooks and Dr. Carlton are nominees for re-election despite having reached their 72nd birthdays in 2009 because they are both among the most knowledgeable directors about the electric utility industry and the Board concluded that it is desirable to have their continued participation in the discussions about selecting Mr. Morris’ successor as chief executive officer of the Company.

Biographical Information.    The following brief biographies of the nominees include their principal occupations, ages on the date of this statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP’s Common Stock, options exercisable within 60 days and stock-based units beneficially owned by each of them appear on page 77.

Nominees For Director

E. R. Brooks Granbury, Texas Age 72 Director since 2000	Retired chairman and chief executive officer of Central and South West Corporation, an electric utility holding company (1991 to 2000). A director of Hubbell, Inc.

Donald M. Carlton Austin, Texas Age 72 Director since 2000	Retired president and chief executive officer of Radian International LLC, an engineering and technology firm (1996 to 1998). A director of National Instruments Corporation and Temple-Inland Inc. Mr. Carlton was formerly a trustee of 32 mutual funds in the Legg Mason fund complex (2005-2006).

James F. Cordes The Woodlands, Texas Age 69 Director since 2009	Retired executive vice president of The Coastal Corporation (1985 -1997), a diversified energy company. Retired chairman and chief executive officer of ANR Pipeline Company (1985-1997), an interstate natural gas pipeline company. A director of Northeast Utilities and Comerica, Inc.

Ralph D. Crosby, Jr. McLean, Virginia Age 62 Director since 2006	Chairman of EADS North America, Inc., an aerospace company, since 2002. Retired Chief Executive Officer of EADS North America, Inc. (2002-2009). A director of Ducommun Incorporated.

Linda A. Goodspeed Franklin, Tennessee Age 48 Director since 2005	Vice president of information systems of Nissan North America, Inc., an automobile manufacturer, since 2008. Managing partner of Wealthstrategies Financial Advisors, LLC since 2008. From 2001 to 2008, executive vice president and chief supply chain logistics and technology officer of Lennox International, Inc, a provider of climate control solutions. A director of Columbus McKinnon Corp.

Thomas E. Hoaglin Columbus, Ohio Age 60 Director since 2007	Retired chairman and chief executive officer of Huntington Bancshares Incorporated, a bank holding company (2001-2009). A director of The Gorman-Rupp Company.

Nominees For Director — continued

Lester A. Hudson, Jr. Charlotte, North Carolina Age 70 Director since 1987	Professor and the Wayland H. Cato, Jr. Chair in Leadership at McColl School of Business at Queens University of Charlotte since 2003. Retired chairman, chief executive officer and president of Wunda Weve Carpets, Inc. and Dan River, Inc., each a textile manufacturer. A director of American National Bankshares Inc.

Michael G. Morris Columbus, Ohio Age 63 Director since 2004	Elected president and chief executive officer of AEP in January 2004; chairman of the board in February 2004; and chairman, president and chief executive officer of all of its major subsidiaries in January 2004. A director of certain subsidiaries of AEP with one or more classes of publicly held preferred stock or debt securities and other subsidiaries of AEP. A director of Alcoa Inc. and The Hartford Financial Services Group, Inc. Mr. Morris was formerly a director of Cincinnati Bell, Inc. (2005-2008).

Lionel L. Nowell III Cos Cob, Connecticut Age 55 Director since 2004	Retired senior vice president and treasurer of PepsiCo, Inc., a food and beverage company (2001-2009). A director of Reynolds American Inc. Mr. Nowell was formerly a director of Church & Dwight, Inc. (2005-2007).

Richard L. Sandor Chicago, Illinois Age 68 Director since 2000	Chairman of Chicago Climate Exchange, Inc. (CCX), a commodity trading exchange, since 2002. Former chief executive officer of CCX (2002-2009). Chairman of the Chicago Climate Futures Exchange (CCFE), a derivative trading exchange, since 2004. Former chief executive officer of CCFE (2004-2009). Chairman of Climate Exchange PLC, the parent of CCX and CCFE, since 2003. Research professor at the J.L. Kellogg School of Management, Northwestern University since 1999. Member of the International Advisory Council of Guanghua School of Management at Peking University. Member of the design committee of the Dow Jones Sustainability Index. Dr. Sandor was formerly a director of Intercontinental Exchange, Inc. (2005-2008) and Milennium Cell, Inc. (2005-2007).

Nominees For Director — continued

Kathryn D. Sullivan Columbus, Ohio Age 58 Director since 1997	Director, Battelle Center for Mathematics and Science Education Policy – The John Glenn School of Public Affairs at The Ohio State University since November 2006. Science Advisor to Columbus’ science museum COSI (Center of Science & Industry) from December 2005 to November 2006. President and chief executive officer of COSI from 1996 to 2005. Former NASA space shuttle astronaut.

Sara Martinez Tucker San Francisco, California Age 54 Director since 2009	Under secretary of education in the U.S. Department of Education from 2006 to 2008. Chief executive officer and president of the Hispanic Scholarship Fund from 1997 to 2006.

John F. Turner Moose, Wyoming Age 68 Director since 2008	Managing partner of Triangle X Ranch, a guest ranch in Jackson Hole, Wyoming, since 1960. Assistant Secretary of U.S. State Department from 2001 to 2005. Former director of the U.S. Fish and Wildlife Service from 1989 to 1993. A director of Ashland, Inc., International Paper Company and Peabody Energy Corporation.

AEP’s Board of Directors and Committees

Under New York law, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 2009, the Board held eight regular meetings, one of which was held in a city where we have a regional office and one of which was held in a city where we have facilities that the Board visited. We also had one special meeting. AEP encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all directors attended the annual meeting.

Board Meetings and Committees.    The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings. Directors are also expected to become familiar with AEP’s management team and operations as a basis for discharging their oversight responsibilities.

The Board has seven standing committees. The table below shows the number of meetings conducted in 2009 and the directors who currently serve on these committees. During 2009, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees during the period on which he or she served.

DIRECTOR	BOARD COMMITTEES
	Audit	Directors and Corporate Governance	Policy	Executive	Finance	Human Resources	Nuclear Oversight
Mr. Brooks	X	X	X
Dr. Carlton			X (Chair)			X	X
Mr. Cordes			X			X
Mr. Crosby			X			X	X
Ms. Goodspeed	X		X				X
Mr. Hoaglin		X (Chair)	X	X		X
Dr. Hudson		X	X	X		X (Chair)
Mr. Morris			X	X (Chair)
Mr. Nowell	X (Chair)	X	X	X	X
Dr. Sandor			X	X	X (Chair)
Dr. Sullivan			X		X		X (Chair)
Ms. Tucker		X	X		X
Mr. Turner	X		X				X
2009 Meetings	8	5	3	0	4	7	4

The functions of the committees are described below.

The Committee on Directors and Corporate Governance has the responsibilities set forth in its charter, including:

1.	Recommending the size of the Board within the limits imposed by the By-Laws.

2.	Recommending selection criteria for nominees for election or appointment to the Board.

3.	Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.	Recommending to the Board nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.	Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

6.	Recommending members to serve on committees and chairs of the committees of the Board.

7.	Reviewing the independence and possible conflicts of interest of directors and executive officers.

8.	Supervising the AEP Corporate Compliance Program.

9.	Overseeing the annual evaluation of the Board of Directors.

10.	Reviewing annually the performance of individual directors.

11.	Supervising the implementation of AEP’s Related Person Transaction Approval Policy.

12.	Overseeing AEP’s Sustainability Report, including the material about political contributions.

13.	Overseeing elements of the Company’s risks that are within the scope of the Committee’s responsibility as assigned to it by the Board of Directors.

A copy of the charter can be found on our website at www.AEP.com/investors/corporategovernance. Consistent with the rules of the NYSE, all members of the Committee on Directors and Corporate Governance are independent.

The Human Resources Committee annually reviews and approves AEP’s executive compensation in the context of the performance of management and the Company. None of the members of the HR Committee is or has been an officer or employee of any AEP System company. In addition, each of the current members of the HR Committee has been determined to be independent by the Board in accordance with SEC and NYSE rules.

The HR Committee also reviews the Compensation, Discussion and Analysis section of this proxy statement and recommends that it be included in the Company’s Annual Report on Form 10-K.

The HR Committee has the responsibilities set forth in its charter, a copy of which can be found on our website at www.AEP.com/investors/corporategovernance.

For a more complete description of the HR Committee’s responsibilities, see the Human Resources Committee Report on page 50.

The Audit Committee is responsible for, among other things, the appointment of the independent registered public accounting firm (independent auditor) for the Company; reviewing with the independent auditor the plan and scope of the audit and approving audit fees; monitoring the adequacy of financial reporting and internal control over financial reporting and meeting periodically with the internal auditor and the independent auditor. A more detailed discussion of the purposes, duties and responsibilities of the Audit Committee is found in the Audit Committee charter, a copy of which can be found on our website at www.AEP.com/investors/corporate governance. Consistent with the rules of the NYSE and the Sarbanes-Oxley Act of 2002, all members of the Audit Committee are independent. The Board has determined that Mr. Nowell is an audit committee financial expert as defined by the SEC.

The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries, including reviewing and making recommendations concerning the short and long-term financing plans and programs of AEP and its subsidiaries. The Finance Committee also provides recommendations to the Board on dividend policy, including the declaration and payment of dividends.

The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP’s nuclear generation.

The Policy Committee is responsible for examining AEP’s policies on major public issues affecting the AEP System, including environmental, technology, fuel supply, industry change and other matters.

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations prescribed in the By-Laws, during the intervals between meetings of the Board.

The Board’s role in AEP’s risk oversight process

The Board has the overall responsibility for overseeing the Company’s management of risks. Management is responsible for identifying and managing the Company’s risks. The Board reviews the Company’s processes for identifying and managing risks and reporting of those risks to the Board to help ensure that the processes are effective.

Like other companies, we have very diverse risks. These include financial and accounting risks, capital deployment risks, operational risks, compensation risks, liquidity risks, litigation risks, strategic risks, regulatory risks, reputation risks, natural-disaster risks and technology risks. Some critical risks having enterprise-wide significance, such as corporate strategy and capital budget, require the full Board’s active oversight, but our Board committees also play a key role because they can devote more time to reviewing specific risks. For example, our Nuclear Oversight Committee focuses on the specific risks of operating a nuclear plant. The Board is also responsible, therefore, for ensuring that these types of risks are properly delegated to the appropriate committee, and that the risk oversight activities are properly coordinated and communicated among the Board and the various committees that oversee the risks.

Our other committees oversee both specific and broad types of risks. Some of the committees have oversight responsibility for specific risks that are inherent in carrying out their responsibilities set forth in their charters. For example, the Audit Committee is responsible for overseeing financial reporting risks. At the Audit Committee’s request, during 2009, management prepared and categorized a list of the Company’s major types of risks. The Audit Committee and the Directors and Corporate Governance Committee reviewed that list and proposed an assignment of risks to either the full Board or to specific committees. The Board reviewed the recommendations and adopted the proposed allocation of responsibilities.

Under the NYSE’s listing standards, our Audit Committee must discuss AEP’s policies for risk assessment and risk management. The Audit Committee oversees the process of identifying major enterprise risks and communicates those risks to the Board for assignment of oversight among the Board and the various committees. Our Chief Risk Officer, Chief Accounting Officer and our General Counsel attend all Audit Committee meetings. The Audit Committee oversees the Company’s maintenance of financial and disclosure controls and procedures and also specifically reviews our litigation and regulatory risks as part of their review of the Company’s disclosures.

Our Finance Committee broadly oversees our financial risks, which include energy trading risks, liquidity risks and interest rate risks. For example, the Finance Committee reviews and approves the Company’s risk policies relating to our power marketing and hedging activities and also oversees the performance of the assets in our pension plans. Our Chief Risk Officer and our General Counsel attend all Finance Committee meetings.

Our Human Resources Committee reviews the Company’s incentive compensation practices to ensure they do not encourage excessive risk-taking and are consistent with the Company’s risk tolerance. The HR Committee also oversees our succession planning and executive leadership development. Our senior human resources officers attend all of the HR Committee meetings.

The Directors and Corporate Governance Committee focuses on reputation and corporate governance risks and oversees the Company’s Corporate Compliance Program, which includes the Company’s whistleblower program. Our General Counsel attends all Directors and Corporate Governance Committee meetings.

Compensation Risk

As specified in its charter, the HR Committee (with the assistance of its independent compensation consultant and Company management) reviewed the Company’s compensation policies and practices for all employees, including executive officers, and determined that the compensation programs are not reasonably likely to have a material adverse effect on the Company.

The Company has designed its executive compensation process, with oversight from the HR Committee, to identify and manage risk and to ensure it does not encourage excessive risk taking. The base salary component, which represents approximately 16% of our CEO’s total compensation opportunity, discourages risk-taking because its value and payment is contingent only upon continued Company employment. The Company also provides annual and long-term incentive com -

pensation in amounts that represent approximately 18% and 66% of our CEO’s total compensation opportunity, respectively. The HR Committee believes this appropriately allocates our compensation among base salary and short and long-term incentive compensation opportunities in such a way as to not encourage excessive risk-taking. The Company’s incentive compensation also has the following characteristics:

•

Incentive award opportunities for all employees are capped generally at 200% of their target. Capping the potential payout limits the extent that employees could potentially profit by taking on excessive risk,

•

The HR Committee provides the large majority of incentive compensation to executive officers as long-term stock-based incentive compensation to ensure that short-term performance is not encouraged or rewarded at the expense of long-term performance. This is important because of the large amount of long-term investments required in our business,

•

For AEP’s annual incentive compensation for executives, the HR Committee balanced AEP’s ongoing 2009 earnings per share target with performance objectives in four categories: safety, operating performance, regulatory performance and strategic initiatives. This approach keeps annual incentive compensation in step with the earnings of the Company while, at the same time, tying annual incentive compensation to important non-financial measures, such as safety. Most employees have non-financial measures, and all employees have the safety measure. This minimizes the risks associated with focusing on any single indicator of performance,

•

The primary metrics used in the Company’s incentive plans are earnings per share and total shareholder return, which are both measures of shareholder value that reduce the risk that employees might be encouraged to pursue other objectives that increase risk or reduce financial performance,

•	Annual and long-term incentive compensation programs are reviewed by AEP’s internal audit staff,

•

All incentive award payouts to senior officers are subject to the review and approval of the HR Committee, or in the case of Mr. Morris, the independent members of the Board, and they retain the discretion to reduce any payouts,

•	Both annual and long-term incentive awards are subject to the Company’s policy that makes those payments subject to recoupment as described in Compensation Discussion and Analysis on page 47,

•

Since 2004, the Company’s primary long-term incentive awards have been granted in the form of performance units with a three-year performance and vesting period, which aligns the interests of employees to long-term shareholder interests and helps retain management,

•	Executives (currently 58) are subject to our executive stock ownership requirements as described in Compensation Discussion and Analysis on page 46,

•	We have not issued stock options to our executive officers since 2003, as stock options may provide an incentive to take excessive risks to increase the Company’s stock price, and

•

It is part of a market competitive compensation package that enables the Company to attract, retain and motivate executives with the skills and experience needed to manage a company of AEP’s considerable size and complexity in a highly regulated electric utility industry, which reduces risk by better ensuring both strong management competence and continuity.

Corporate Governance

AEP maintains a corporate governance page on its website that includes key information about corporate governance initiatives, including AEP’s Principles of Corporate Governance, AEP’s Principles of Business Conduct, Code of Business Conduct and Ethics for members of the Board, Direc -

tor Independence Standards, and charters for the Audit, Directors and Corporate Governance and Human Resources Committees of the Board. The corporate governance page can be found at www.aep.com/investors/corporategovernance. Printed copies of all of these materials also are available upon written request to Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215.

AEP’s policies and practices reflect corporate governance initiatives that are designed to comply with SEC rules, the listing requirements of the New York Stock Exchange (NYSE) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of AEP and its management;

•	All members of the Audit Committee, Human Resources Committee and the Committee on Directors and Corporate Governance are independent;

•	The members of the Board meet regularly without the presence of management, and the independent members of the Board meet at least once a year;

•

AEP has a code of business conduct that also applies to its principal executive officer, principal financial officer and principal accounting officer and will promptly disclose waivers of the code for these officers;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•

The Board, the Committee on Directors and Corporate Governance, the Audit Committee and the HR Committee conduct annual self-assessments. The Committee on Directors and Corporate Governance also evaluates annually the performance of the individual directors.

Directors

The Committee on Directors and Corporate Governance is responsible for recruiting new directors and uses a variety of methods for identifying and evaluating nominees for director. The Committee on Directors and Corporate Governance regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Committee on Directors and Corporate Governance through shareholders, management, current members of the Board or search firms.

Director qualifications

The Company’s Principles of Corporate Governance are available on its website at www.aep.com/investors/corporategovernance/docs/PRINCIPLES.pdf. With respect to director qualifications and attributes, the Principles require the following:

In nominating a slate of Directors, the Board’s objective, with the assistance of the Committee on Directors and Corporate Governance, is to select individuals with skills and experience that can be of assistance to management in operating the Company’s business.

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

These requirements are expanded in the Criteria for Evaluating Directors, which was initially adopted by the Committee on Directors and Corporate Governance in 2005 and subsequently reviewed and refined several times, most recently at the Committee’s meeting on December 8, 2009. The Criteria are available on the Company’s website at www.aep.com/investors/corporategovernance/docs/CRITERIAFOREVALUATINGDIRECTORS.pdf.

As indicated in the Principles and the Criteria, directors should have personal attributes such as high integrity, intelligence, wisdom and judgment. In addition, they should have skills and experience that mesh effectively with the skills and experience of other Board members, so that the talents of all members blend together to be as effective as possible in overseeing a large electric utility business.

Mr. Morris is the Chairman, President and Chief Executive Officer of the Company. He has an undergraduate degree in biology and a law degree. Mr. Morris has worked for nearly four decades in the utility industry, originally in a consulting firm and then in progressively more responsible positions in gas and electric utility companies. Mr. Morris is in his 13th year as chairman and chief executive officer of a large, multi-state electric utility company, having led Northeast Utilities from 1997 – 2003 and the Company since January 2004.

Dr. Hudson is the Company’s Presiding Director and Chair of the Human Resources Committee. In addition to having a doctorate in business strategy, Dr. Hudson teaches management and strategy to graduate students, and previously he was the chief executive of two public companies. Mr. Nowell chairs the Audit Committee and is designated as the Audit Committee Financial Expert, a position required by the rules of the New York Stock Exchange and the Securities and Exchange Commission. Mr. Nowell is a Certified Public Accountant and served until his retirement in 2009 in senior financial positions with Pepsico, RJR Nabisco, Pillsbury and other major companies in the food and beverage industry.

In addition to Mr. Morris, one director (Mr. Brooks) is knowledgeable about the electric utility business from his previous principal occupation as chief executive officer of an electric utility and another director (Dr. Carlton) is knowledgeable about our industry from his previous occupation as the chief executive officer of a consulting and technical services firm that served large companies including electric utilities. Two directors (Mr. Cordes – natural gas, and Ms. Tucker – telecommunications) spent major parts of their careers in regulated utility companies that have many similarities to our business. And, two directors (Messrs. Cordes and Turner) understand our industry from past or current service on the boards of directors of another electric utility.

Our business is highly regulated, and several directors (Messrs. Brooks, Carlton, Cordes, Hoaglin and Morris and Ms. Tucker) spent careers in industries that are also highly regulated. Ms. Tucker spent a large part of her career at AT&T in senior management positions in human resources and customer service operations. Two directors (Mr. Turner and Ms. Tucker) have spent time as senior governmental officials and appreciate the issues of regulation from that perspective. Our business is also very capital intensive and involves sophisticated heavy equipment and facilities; Mr. Crosby’s experience in the aerospace industry gives him a background in a comparably capital intensive and sophisticated industry.

Science, engineering and technology are important in our business. Many of the Company’s directors have undergraduate and/or graduate degrees in engineering (Messrs. Brooks, Cordes and Crosby and Ms. Goodspeed), while others have undergraduate and/or graduate degrees in scientific subjects (Messrs. Morris and Turner, Dr. Sullivan and Dr. Carlton). Dr. Sullivan is a former NASA astronaut and former Chief Scientist, National Oceanic & Atmospheric Administration. Dr. Sullivan also was the former head of a science museum in Columbus, Ohio, the Company’s headquarters city. Ms. Goodspeed is an engineering graduate with an M.B.A, who has worked in responsible positions in automotive and heating/cooling manufacturing. She is currently the chief information officer of an automobile manufacturer.

Environmental compliance is essential for success in our industry. Mr. Turner was chief executive of a national environmental organization and headed a governmental agency with environmental responsibilities, and Dr. Sandor headed a financial exchange focused on environmental financial products.

Several directors in addition to Mr. Nowell have significant experience in finance, auditing or other financial or accounting roles. Mr. Hoaglin was the chief executive of a regional bank headquartered in Columbus with a footprint that significantly overlaps the midwestern part of the Company’s service territory. Dr. Sandor was chief economist at a commodities exchange before he created the Chicago Climate Exchange (CCX) and he teaches finance at the graduate level. Mr. Brooks was responsible for overseeing the finance and accounting functions of an electric utility.

And, the experience gained from leading large, complex organizations brings invaluable perspective to a Board. Messrs. Brooks, Carlton, Hoaglin and Hudson have been chief executive officers of public companies and Mr. Morris currently serves as a chief executive. Messrs. Cordes and Crosby have been chief executives of major subsidiaries of public companies, while Dr. Sullivan and Ms. Tucker have headed substantial non-profit organizations. Messrs. Brooks, Carlton, Cordes, Crosby, Hoaglin, Hudson, Morris, Nowell, Sandor and Turner, Ms. Goodspeed and Dr. Sullivan bring to the board experience gained from currently or previously serving on the boards of directors of other public companies.

Any summary of the specific skills and attributes of individual directors is necessarily very high level. It cannot cover the full range of the skills, experience and personal attributes that each contributes to service on the Company’s board of directors, nor can it explain the ways in which the abilities and perspectives of different directors interact to benefit the Company.

Board Diversity

Our Criteria for Evaluating Directors also includes the Company’s statement regarding how the Board considers diversity in identifying nominees for our Board. The Criteria provide:

Two central objectives in selecting board members and continued board service are that the skills, experiences and perspectives of the Board as a whole should be broad and diverse, and that the talents of all members of the Board should blend together to be as effective as possible. In particular, the Board should be balanced by having complementary knowledge, expertise and skill in areas such as business, finance, accounting, marketing, public policy, manufacturing and operations, government, technology, environmental and other areas that the Board has decided are desirable and helpful to fulfilling its role. Diversity in gender, race, age, tenure of board service, geography and background of directors, consistent with the Board’s requirements for knowledge, standards, and experience, are desirable in the mix of the Board.

Our Directors and Corporate Governance Committee considers these criteria each year as it determines the slate of directors to recommend to the Board for election at our annual meeting. It also considers these criteria each time a new director is recommended for election to the Board. The Board believes that its implementation of this policy is effective in considering the diversity of the members of the Board.

Director Independence

In accordance with NYSE standards, a majority of the members of the Company’s Board of Directors must qualify as independent directors. No member of the Board is independent unless the Board affirmatively determines annually that such member is independent. The Board has adopted categorical standards to assist it in making this determination of director independence. These standards can be found on our web site at www.AEP.com/investors/corporategovernance.

Each year, our directors complete a questionnaire that elicits information to assist the Committee on Directors and Corporate Governance in assessing whether the director meets the Company’s independence standards. Each director lists all the companies and charitable organizations that he or she, or an immediate family member, has a relationship with as a partner, trustee, director or officer, and indicates whether that entity made or received payments from AEP. The Company reviews its financial records to determine the amounts paid to or received from those entities. A list of the entities and the amounts AEP paid to or received from those entities is provided to the Committee on Directors and Corporate Governance. Utilizing this information, the Committee on Directors and Corporate Governance evaluates, with regard to each director, whether the director has any material relationship with AEP or any of its subsidiaries. The Committee on Directors and Corporate Governance determines whether the amount of any payments between those entities and AEP could interfere with a director’s ability to exercise independent judgment. The Committee on Directors and Corporate Governance also discusses any other relevant facts and circumstances regarding the nature of these relationships, to determine whether other factors, regardless of the categorical standards the Board has adopted, might impede a director’s independence.

We are a large electric utility company that operates in parts of eleven different states. Any organization that does business in our service territory buys electricity from one of our subsidiaries. Many of our directors live in our service territory or are executives, directors or trustees of organizations that do business in our service area. However, all of those organizations purchase electricity from us at rates set by a regulatory commission. There are no unique negotiated rates with any of those organizations. Therefore, the Committee on Directors and Corporate Governance determined that none of those relationships impedes a director’s independence.

We make numerous charitable contributions to nonprofit and community organizations and universities in the states where we do business. Again, because many of our directors live in our service territory and are highly accomplished individuals in their communities, our directors are frequently affiliated with many of the same educational institutions, museums, charities and other community organizations. None of our directors, however, is an executive officer of those nonprofit organizations. Nonetheless, the Committee on Directors and Corporate Governance reviews all charitable contributions made by AEP to organizations with which our directors or their immediate family members are affiliated. The Committee on Directors and Corporate Governance also reviewed contributions made from The American Electric Power Foundation, which was created to support and play an active, positive role in the communities in which AEP operates by contributing funds to organizations in those communities. The Committee on Directors and Corporate Governance determined that the Company’s contributions were not materially influenced by the director’s relationship with the organization, and therefore none of these relationships conflict with the interests of the Company or would impair the director’s independence or judgment.

The Board’s independence determinations also specifically included reviewing the following transactions:

•

Ms. Goodspeed is an executive officer of a company with which the Company does business, and Mr. Hoaglin and Mr. Nowell were until their respective retirements in February 2009 and May 2009. In June 2009, Dr. Sandor had a change in responsibilities and stepped down as CEO, but remains the executive chairman of CCX. Ms. Goodspeed is an executive at Nissan North America, Inc. Mr. Hoaglin was the chairman and chief executive officer of Huntington Bancshares, Inc. Mr. Nowell was an executive at Pepsico, Inc. As explained earlier, although Nissan, Huntington Bank and Pepsico purchase electricity from our subsidiaries, the Board does not believe that those transactions impair the independence of these directors. Huntington Bank is based in Columbus, Ohio and is one of many banks under our credit facilities, and leases some equipment to our subsidiaries. We purchased soda and snacks from Pepsico in the ordinary course of business. The amount that the Company paid to Huntington Bank did not, in the previous fiscal year, exceed the greater of $1 million, or 2% of Hungtington Bank’s consolidated gross revenues. The amount that the Company paid to Pepsico did not, in the previous fiscal year, exceed the greater of $1 million, or 2% of Pepsico’s consolidated gross revenues. Dr. Sandor’s relationship with the Company is discussed in more detail below.

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Mr. Brooks and Mr. Turner each is a director of another company that did a significant amount of business with the Company, but Mr. Brooks and Mr. Turner are not employees or executive officers of those companies. Mr. Brooks is a director of Hubbell, Inc., which is a manufacturer of electrical products for commercial and industrial customers. Because we are in the electric industry, we purchase equipment from Hubbell in the ordinary course of business. Mr. Turner is a director of Peabody Energy Corporation. Mr. Turner was chief executive of a national environmental organization and headed a governmental agency with environmental responsibilities, so Mr. Turner serves on boards of companies where environmental compliance is essential for success. Although we purchase a significant amount of coal from Peabody Energy Corporation, we entered into these coal buying relationships with Peabody in the ordinary course of business before Mr. Turner joined our Board. The nature and volume of our coal purchased from Peabody since Mr. Turner became an AEP director are consistent with the nature and volume before he was elected.

Mr. Morris is not independent because he is an executive officer of AEP. Dr. Sandor served as Chief Executive Officer of CCX. AEP is a founding member of CCX and during 2009 AEP and its subsidiaries transacted trades of greenhouse gas emission allowances on the CCX. Dr. Sandor was also the chief executive officer of the Chicago Climate Futures Exchange (CCFE), which is an exchange established for trading of SO2 and NOx allowances. Although Dr. Sandor currently meets the independence standards because AEP’s payments to CCX and CCFE in 2009 were less than $60,000, the Board of Directors has determined that he is not an independent director because of AEP’s relationship with CCX.

As a result of this review, the Board has determined that, other than Dr. Sandor, each of the non-employee director nominees standing for election, including Messrs. Brooks, Carlton, Cordes, Crosby, Hoaglin, Hudson, Nowell and Turner, Ms. Goodspeed, Dr. Sullivan and Ms. Tucker, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the Company’s director independence standards.

Involvement by Mr. Hoaglin in Certain Legal Proceedings

On June 2, 2005, Huntington Bancshares Incorporated (Huntington) announced that the SEC approved a settlement of its previously announced formal investigation into certain financial accounting matters relating to fiscal years 2002 and earlier and certain related disclosure matters. As a part of the settlement, the SEC instituted a cease and desist administrative proceeding and entered a cease and desist order and also filed a civil action in federal district court pursuant to which, without admitting or denying the allegations in the complaint, Huntington and Mr. Hoaglin consented to pay civil money penalties. Without admitting or denying the charges in the administrative proceeding, Mr. Hoaglin agreed to cease and desist from committing and/or causing the violations charged as well as any future violations of these provisions. Additionally, Mr. Hoaglin agreed to pay disgorgement, pre-judgment interest and penalties in the amount of $667,609.

Shareholder Nominees for Directors

The Committee on Directors and Corporate Governance will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and submitted in accordance with the procedures described under Shareholder Proposals and Nominations on page 79 and must include information required in AEP’s Policy on

Consideration of Candidates for Director Recommended by Shareholders. A copy of this policy is on our website at www.AEP.com/investors/corporategovernance. Shareholders’ nominees who comply with these procedures will receive the same consideration that all other nominees receive.

Board Leadership

Mr. Morris is in his 13th year leading large, multi-state, publicly held electric utility companies. He has been the Company’s Chairman, President and Chief Executive Officer since early 2004. Before that, he had held the same positions at another publicly held electric utility company from August 1997 to the end of 2003. Mr. Morris has extensive knowledge about and influence within the electric utility industry, as indicated from his current and past leadership positions with the Institute of Nuclear Power Operations, the Edison Electric Institute and the Business Roundtable, among other organizations. In addition to serving on the Company’s Board, Mr. Morris sits on the boards of directors of two other large public companies, and he has been a panelist at prominent corporate governance conferences.

Because of Mr. Morris’ longstanding experience with the Company and other industry participants and the quality of his performance in these roles, and his extensive experience as a corporate director, the Board believes that the Company’s best interests are currently best served by Mr. Morris being both chairman and chief executive officer.

Dr. Hudson has been the Presiding Director of the Board since 2003. The purpose of the Presiding Director is to promote the independence of the Board in order to represent the interests of the shareholders. The Presiding Director is selected by non-management directors.

The Presiding Director is responsible for working closely with the chief executive officer to finalize information flow to the Board, set meeting agendas and arrange meeting schedules. He also chairs meetings of the non-management directors and serves as principal liaison between the non-management directors and management. In addition, Dr. Hudson has the ability to call special meetings of the Board, as needed. He has the authority to retain outside legal counsel or other advisors as needed by the Board. He provides a channel of communications between the directors and management, assures that directors receive timely and necessary information in advance of meetings, and receives communications from shareholders on behalf of non-management directors.

The Board believes that the allocation of responsibilities between Mr. Morris and Dr. Hudson works well, so that, with these individuals in place, it is not necessary to have a separate board chair and chief executive. Mr. Morris intends to retire as chief executive officer in late 2011, when he becomes 65 years old. Whether his successor as chief executive officer will also hold the office of chairman of the board of directors will be determined at the time in light of the successor’s skills and experience and other relevant considerations.

Communicating with the Board

Anyone who would like to communicate directly with our Board, our non-management directors as a group or Dr. Hudson, our Presiding Director, may submit a written communication to American Electric Power Company, Inc., P.O. Box 163609, Attention: AEP Non-Management Directors, Columbus OH 43216. AEP’s Business Ethics and Corporate Compliance department will review such inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to our Board, our non-management directors as a group or our Presiding Director, as applicable.

Transactions with Related Persons

The American Electric Power Company, Inc. Related Person Transaction Approval Policy (Policy) was adopted by the Board in December 2006. The Policy is administered by the Directors and Corporate Governance Committee.

The Policy defines a “Transaction with a Related Person” as any transaction or series of transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any Director or member of the executive council or Section 16 officer of the Company, any nominee for director, any shareholder owning in excess of 5% of the total equity of the Company and any immediate family member of any such person. The Directors and Corporate Governance Committee considers all of the relevant facts and circumstances in determining whether or not to approve such transaction and approves only those transactions that are in the best interests of the Company.

If Company management determines it is impractical or undesirable to wait until a meeting of the Directors and Corporate Governance Committee to consummate a Transaction with a Related Person, the Chair of the Corporate Governance Committee may review and approve the Transaction with a Related Person. Any such approval is reported to the Directors and Corporate Governance Committee at or before its next regularly scheduled meeting.

No approval or ratification of a Transaction with a Related Person necessarily satisfies or supersedes the requirements of the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors or AEP’s Principles of Business Conduct applicable to any Related Person. To the extent applicable, any Transaction with a Related Person is also considered in light of the requirements set forth in those documents.

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for service as a director other than accidental insurance coverage. The following table presents the compensation provided by the Company in 2009 to the non-employee directors. Mr. Cordes was elected in September 2009.

Name	Fees Earned Or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	All Other Compensation ($) (4)(5)(6)	Total ($)
E. R. Brooks	95,750	120,000	3,663	219,413
Donald M Carlton	80,000	120,000	5,466	205,466
James F. Cordes	20,000	30,000	200	50,200
Ralph D. Crosby, Jr.	80,000	120,000	1,330	201,330
Linda A. Goodspeed	89,000	120,000	1,330	210,330
Thomas E. Hoaglin	80,000	120,000	1,330	201,330
Lester A. Hudson, Jr.	112,000	120,000	4,837	236,837
Lionel L. Nowell III	99,500	120,000	5,202	224,702
Richard L. Sandor	80,000	120,000	2,917	202,917
Kathryn D. Sullivan	80,000	120,000	1,330	201,330
Sara M. Tucker	80,000	120,000	803	200,803
John F. Turner	92,000	120,000	1,727	213,727

(1)	Consists of amounts described below under Director Compensation and Stock Ownership – Annual Retainers and Fees. With respect to Mr. Nowell and Mr. Brooks, includes $7,500 and $3,750, respectively, paid for services as Chairman of the Audit Committee for parts of the year. With respect to Mr. Brooks, Mr. Nowell and Mr. Turner, includes $12,000 paid for services as members of the Audit Committee for the full year, and for Dr. Hudson and Ms. Goodspeed includes $2,000 and $9,000, respectively, paid for services as members of the Audit Committee for part of the year. For Dr. Hudson, compensation includes $10,000 paid for services as chairman of the HR Committee and $20,000 paid for services as Presiding Director.
(2)	Consists of awards under the Stock Unit Accumulation Plan for Non-Employee Directors in 2009 described below under Director Compensation and Stock Ownership – Stock Unit Accumulation Plan. AEP Stock Units are credited to directors quarterly, based on the closing price of AEP common stock on the payment date. The grant date fair value of these awards for a full year of service was $120,000.
(3)	Each non-employee director received 4,056 AEP stock units in 2009, except for Mr. Cordes, who received 862 AEP stock units. See Share Ownership of Directors and Executive Officers on page 77 for the aggregate number of stock awards outstanding for each director as of December 31, 2009.

(4)	Consists of tax gross ups, premiums for accidental death insurance and annual costs of the Central and South West Corporation Memorial Gift Program and matching gift contributions. Effective December 2009, the Board eliminated tax gross-ups on all director perquisites. The following table presents the components of All Other Compensation for each non-employee director:

Name	Tax Gross Ups ($)	Premiums ($)	Memorial Gifts ($)	Matching Gifts ($)(6)
E. R. Brooks	2,360	803	Note 5	500
Donald M Carlton	2,163	803	Note 5	2,500
James F. Cordes	-0-	200	-0-	-0-
Ralph D. Crosby, Jr.	527	803	-0-	-0-
Linda A. Goodspeed	527	803	-0-	-0-
Thomas E. Hoaglin	527	803	-0-	-0-
Lester A. Hudson, Jr.	2,034	803	-0-	2,000
Lionel L. Nowell III	3,774	803	-0-	625
Richard L. Sandor	2,114	803	Note 5	-0-
Kathryn D. Sullivan	527	803	-0-	-0-
Sara M. Tucker	-0-	803	-0-	-0-
John F. Turner	924	803	-0-	-0-

(5)	AEP is continuing a memorial gift program for former Central and South West Corporation (CSW) directors and executive officers who had been previously participating in this program. The program currently has 25 participants, including the three former CSW directors listed above. Under this program, AEP makes donations in a director’s name to up to three charitable organizations in an aggregate amount of up to $500,000, payable by AEP upon such person’s death. AEP maintains corporate-owned life insurance policies to support portions of the program. AEP paid an annual premium of $60,164 on those policies for 2009.
(6)	Directors may participate in our Matching Gifts Program on the same terms as AEP employees. Under the program, AEP will match up to $2,500 per institution each year in charitable contributions from a director.

Directors Compensation and Stock Ownership

Annual Retainers and Fees.    The Board has determined that Board compensation should consist of a mix of cash and AEP stock units. In September 2009, upon the recommendation of the Committee on Directors and Corporate Governance and taking into account comparative data from Hewitt Consulting, the Board determined that there would be no changes in director compensation for 2010 other than increasing the annual fee for the Chairman of the Audit Committee from $10,000 to $15,000. The amount of AEP stock units awarded to non-employee directors pursuant to the Stock Unit Accumulation Plan is $120,000 annually. The amount of the annual cash retainer paid to non-employee directors is $80,000 annually. The Presiding Director fee is $20,000 annually. The fee for the chairman of the Audit Committee is $15,000 annually. Members of the Audit Committee, including the chairman, receive an additional annual retainer of $12,000. The chairman of the HR Committee receives an annual fee of $10,000. Each of these cash retainers is paid in quarterly increments.

The Company believes that the standard director compensation amount compensates directors appropriately for all general services that are rendered as a director, committee member, committee chair or as Presiding Director, including education and training appropriate to the director’s responsibilities. The Company believes, however, that special compensation can be appropriate when individual directors are asked to undertake special assignments requiring a significant amount of unexpected additional time, effort and responsibility. The Board’s Special Compensation Policy provides for directors to be compensated at a daily rate when called upon to undertake special additional services beyond those contemplated by the Annual Retainer. Under the Special Compensation Policy, the Committee on Directors and Corporate Governance determines (a) the amount of any special compensation in light of the actual or anticipated time, effort and responsibility required of the director and (b) the form of special compensation, which may include a per diem fee, an hourly fee, a flat fee or any other reasonable payment or payments. No special compensation was paid in 2009.

Expenses.    Non-employee directors are reimbursed for expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities that benefit the Company, including participation in director education programs.

On two occasions in 2009, a director’s spouse traveled with them to a Board meeting. Spouses may occasionally join non-employee directors on Company aircraft when a non-employee director is traveling to or from Board meetings or other business activities. The Company generally provides for, or reimburses the expenses of, the non-employee directors and their spouses for attendance at such meetings, which may result in a non-employee director recognizing income for tax purposes under applicable regulations. The Company reimbursed the non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the non-employee director’s or spouse’s attendance at such events. However, effective December 2009, the Board eliminated tax gross-ups on all director perquisites.

Retainer Deferral Plan.    The Retainer Deferral Plan for Non-Employee Directors is a non-qualified deferred compensation plan that permits non-employee directors to choose to defer up to 100% of their annual cash retainer and fees into a variety of investment fund options, all with market-based returns, including an AEP stock fund. The Plan permits the non-employee directors to defer receipt until termination of service or for a period that results in payment commencing not later than five years after termination of service.

Stock Unit Accumulation Plan.    In 2009 the Stock Unit Accumulation Plan for Non-Employee Directors awarded $120,000 in AEP stock units to each non-employee director who served for the full year, and pro-rated amounts for partial year service. These AEP stock units are credited to directors quarterly, based on the closing price of AEP Common Stock on the payment date. Amounts equivalent to cash dividends on the AEP stock units accrue as additional AEP stock units. AEP stock units are not paid to the director in cash until termination of service unless the director has elected to further defer payment for a period that results in payment commencing not later than five years after termination of service.

Insurance.    AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director, $100,000 for each spouse of a director and $50,000 for all dependent children. The current policy, effective September 1, 2007 through September 1, 2012, has a premium of $48,175. In addition, for 2009, AEP paid each non-employee director an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage. That amount is reflected in the tax gross up column of the Non-Employee Director Compensation Table. Effective December 2009, the Board eliminated this tax gross-up.

Stock Ownership.    The Board considers stock ownership in AEP by Board members to be important. As noted above in Stock Unit Accumulation Plan, non-employee directors are required to defer $120,000 annually in AEP stock units until termination of his or her directorship. As noted in Share Ownership of Directors and Executive Officers, each non-employee director of AEP owns more than 10,000 shares of AEP Common Stock and AEP stock units, except for Mr. Hoaglin, Mr. Turner, Ms. Tucker and Mr. Cordes, who were elected to the Board of Directors in December 2007, July 2008, January 2009 and September 2009, respectively.

Insurance

The directors and officers of AEP and the AEP System subsidiaries are insured, subject to certain exclusions and deductibles, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. Such insurance, effective March 15, 2009 to March 15, 2010, is provided by: Associated Electric & Gas Insurance Services Ltd., Energy Insurance Mutual Ltd., Zurich American Insurance Company, AXIS Insurance Company, Arch Insurance Company, St. Paul Mercury Insurance Company (Travelers), Westchester Fire Insurance Company (ACE), Carolina Casualty Insurance Company (W.R. Berkley), RSUI Indemnity Company, U.S. Specialty Insurance Company (HCC Global), Scottsdale Indemnity Company (Nationwide), Arch Reinsurance, Ltd., National Union Fire Insurance Company (Chartis, formerly AIG), Allied World Assurance Company Ltd. (AWAC), Liberty Mutual Insurance Company, Houston Casualty Company (HCC Global), St. Paul Mercury Insurance Company (Travelers), Ariel Reinsurance Company, Ltd and Catlin Specialty Insurance Company (Catlin, Inc.). The total cost of this insurance is $4,160,297.

Fiduciary liability insurance provides coverage for AEP System companies and their affiliated trusts, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. Such insurance, effective March 15, 2009 to March 15, 2010, is provided by Houston Casualty Company (HCC Global), AXIS Insurance Company, Energy Insurance Mutual Ltd., and Scottsdale Indemnity Company (Nationwide). The total cost of this insurance is $649,030.

2. Approval of Amendments to the Long-Term Incentive Plan

The Amended and Restated American Electric Power System Long-Term Incentive Plan (“2005 Plan”) was last approved by AEP’s shareholders at the 2005 annual meeting. The purpose of the 2005 Plan is to promote the interests of AEP and its shareholders by strengthening AEP’s ability to attract, motivate and retain employees and directors, to align further the interests of AEP’s management with the shareholders, and to provide an additional incentive for employees and directors to promote the financial success and growth of AEP. The aggregate number of shares reserved for issuance under the 2005 Plan was 19,200,000 shares. The primary purpose of amending the 2005 Plan is to increase the number of shares of Common Stock authorized for issuance by 6,687,788 shares. On December 31, 2009, there were 13,581,855 shares available for issuance under the Plan of which 1,404,817 were full value shares.

The 2005 Plan allows the grant of stock based incentive awards to employees of the AEP System and to nonemployee members of the Board of Directors. We have not granted incentive awards to non-employee Directors. The 2005 Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, performance awards, phantom stock, and dividend equivalents, as described below.

The Board of Directors approved the amendments at its meeting on February 23, 2010 and is now asking shareholders to vote on and approve the amendments to the 2005 Plan (the 2005 Plan, as so amended, the “Plan”). Amendments requiring shareholder approval are (i) the provision of an additional 6,687,788 shares of AEP Common Stock for awards under the Plan, which, when added to 13,312,212 shares (of which 1,135,074 were full value shares) currently available (as of March 1, 2010), establishes a new limit of 20,000,000 shares of AEP Common Stock available for new awards under the Plan, and (ii) the provision of an additional 8,864,926 full value shares of AEP Common Stock (which includes all awards other than stock options and cash settled or paid stock appreciation rights) out of the above 20,000,000 shares, which when added to the 1,135,074 full value shares currently available (as of March 1, 2010), establishes a new limit of 10,000,000 full value shares available. We are increasing the full value shares because the Company primarily grants performance awards and restricted stock units, both of which are full value share awards, and has not awarded stock options as part of its regular long-term incentive program since 2003.

The Plan is designed to allow for the grant of certain types of awards that conform to the requirements for tax deductible “performance-based” compensation under Section 162(m) of the Internal Revenue Code, as discussed under Tax Considerations in the section of this proxy statement entitled Compensation Discussion and Analysis. The Plan is being submitted to the shareholders for approval in order to comply with the applicable requirements of The New York Stock Exchange and to qualify certain awards made to certain executive officers as deductible for federal income tax purposes under Internal Revenue Code Section 162(m). Shareholder approval is also necessary under the federal income tax rules with respect to the qualification of incentive stock options.

The Human Resources Committee expects to consider approximately 1,000 employees for participation in the Plan. The number of persons eligible to participate in the Plan and the number of grantees may vary from year to year.

The closing price of AEP’s Common Stock on March 1, 2010, was $33.94 per share.

Need for Increase in Authorized Plan Shares

The Plan reserves for issuance a maximum aggregate of 20,000,000 shares of the Company’s Common Stock. Additional shares are necessary to enable the Company to continue to effectively utilize equity awards. In addition, the Company believes a sufficient reserve of shares is critical to provide the Company the flexibility to attract and retain key employees. If shareholder approval is not obtained for the Plan at this annual meeting, the Company will continue to grant equity awards under the 2005 Plan until the authorized and reserved shares are exhausted.

Performance Criteria

The Board of Directors has not amended the performance criteria upon which the payment or vesting of a performance award may be based. The performance criteria available to the Human Resource Committee (as specified in Section 9.3 of the Plan) still include:

•

earnings measures (including, for example, primary earnings per share, fully diluted earnings per share, net income, pre-tax income, operating income, earnings before interest, taxes, depreciation and amortization or any combination thereof, and net operating profits after taxes);

•	expense control (including, for example, operations & maintenance expense, total expenditures, expense ratios, and expense reduction);

•

customer measures (including, for example, customer satisfaction, service cost, service levels, responsiveness, bad debt collections or losses, and reliability—such as outage frequency, outage duration, and frequency of momentary outages);

•	safety measures (including, for example, recordable case rate, severity rate, and vehicle accident rate);

•	diversity measures (including, for example, minority placement rate and utilization);

•	environmental measures (including, for example, emissions, project completion milestones, regulatory/legislative/cost recovery goals, and notices of violation);

•	revenue measures (including, for example, revenue and direct margin);

•

shareholder return measures (including, for example, total shareholder return, economic value added, cumulative shareholder value added, return on equity, return on capital, return on assets, dividend payout ratio and cash flow(s)—such as operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof);

•	valuation measures (including, for example, stock price increase, price to book value ratio, and price to earnings ratio);

•	capital and risk measures (including, for example, debt to equity ratio, dividend payout as percentage of net income and diversification of business opportunities);

•	employee satisfaction;

•	project measures (including, for example, completion of key milestones);

•

production measures (including, for example, generating capacity factor, performance against the Institute of Nuclear Power Operation index, generating equivalent availability, heat rates and production cost); and

•	such other individual performance objective that is measured solely in terms of quantitative targets related to AEP or any subsidiary or AEP’s or any such subsidiary’s business.

Summary of the Plan

The information about the Plan which follows is subject to, and qualified in its entirety by reference to, the Plan document, which is attached to this proxy statement as Exhibit A. We encourage you to carefully read the Plan document in its entirety.

Reservation of Shares.    AEP has reserved, subject to shareholder approval of the Plan, 20,000,000 total shares of Common Stock (or approximately 4% of the shares outstanding) for issuance under the Plan. This includes a rollover of 13,312,212 shares of AEP Common Stock that are currently available for awards under the 2005 Plan and 6,687,788 shares of AEP Common Stock newly authorized for such awards. The shares to be delivered under the Plan will be made available from authorized but unissued shares, shares reacquired by AEP and/or shares acquired on the open market specifically for distribution under the Plan. If any shares of Common Stock that are the subject of an award are not issued and cease to be issuable for any reason, such shares will no longer be charged against such maximum share limitation and may again be made subject to awards under the Plan. Shares withheld from an award for taxes are treated as issued under the Plan and are charged against the maximum share limitation. In the event of certain corporate reorganizations, recapitalizations, or any similar corporate transactions affecting AEP or the Common Stock, or stock splits, stock dividends or other distribution with respect to the Common Stock, proportionate adjustments may be made to the number of shares available for grant under the Plan, the applicable maximum share limitations under the Plan, and the number of shares and prices under outstanding awards at the time of the event.

Administration.    The Plan will be administered by the HR Committee. Subject to the limitations set forth in the Plan, the HR Committee has the authority to determine the persons to whom awards are granted, the types of awards to be granted, the time at which awards will be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which the award will become vested, exercisable or payable, and the duration of the award. The HR Committee may provide for the acceleration of the vesting or exercise period of an award at any time prior to its termination or upon the occurrence of specified events. With the consent of the affected participant, the HR Committee has the authority to cancel and replace awards previously granted with new awards for the same or a different number of shares and for the same or different exercise or base price and may amend the terms of any outstanding award, provided that the HR Committee shall not have the authority (a) to reduce the exercise or base price of an award by amendment or cancellation and substitution of an existing award without approval of AEP’s shareholders, nor (b) to reduce the exercise or base price of an option or stock appreciation right to an amount that is less than the 100% of the fair market value of a share of Common Stock on the date of grant. With respect to awards granted under the Plan to non-employee members of the Board of Directors, all rights, powers and authorities vested in the HR Committee under the Plan shall instead be exercised by the Board of Directors.

Eligibility.    All employees of AEP and its subsidiaries and all non-employee members of the Board of Directors are eligible to be granted awards under the Plan, as selected from time to time by the HR Committee in its sole discretion.

Stock Options.    The Plan authorizes the grant of nonqualified stock options and incentive stock options. Nonqualified stock options may be granted to employees and non-employee directors. Incentive stock options may only be granted to employees. The exercise price of an option may be determined by the HR Committee, provided that the exercise price per share of an option may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. Stock options may be granted for any term specified by the HR Committee and the HR Committee may accelerate the exercisability of any option at any time. Under the Plan, the exercise price of an option is payable by the participant in cash, or, at the discretion of the HR Committee, in shares of Common Stock, or by any other method approved by the HR Committee. The terms of any Incentive Stock Option shall comply with the provisions of the Internal Revenue Code. The maximum number of shares of Common Stock that may be granted under stock options to any one participant during any three calendar year period shall be limited to 2,000,000 shares. Nonqualified stock options granted under the Plan are intended to qualify for exemption under Section 162(m) of the Internal Revenue Code.

Stock Appreciation Rights.    The Plan authorizes the HR Committee to grant awards of stock appreciation rights. A stock appreciation right entitles the holder, upon exercise, to receive a payment based on the difference between the base price of the stock appreciation right and the fair market value of a share of Common Stock on the date of exercise, multiplied by the number of shares as to which such stock appreciation right will have been exercised. A stock appreciation right may be granted either in tandem with an option or without relationship to an option. A stock appreciation right granted in tandem with an option will have a base price per share equal to the per share exercise price of the option, will be exercisable only at such time or times as the related option is exercisable and will expire no later than the time when the related option expires. Exercise of the option or the stock appreciation right as to a number of shares results in the cancellation of the same number of shares under the tandem right. A stock appreciation right granted without relationship to an option will be exercisable as determined by the HR Committee. The base price assigned to a stock appreciation right granted without relationship to an option shall not be less than 100% of the fair market value of a share of Common Stock on the date of grant. The maximum number of shares of Common Stock that may be subject to stock appreciation rights granted to any one participant during any three calendar year period shall be limited to 2,000,000 shares. Stock appreciation rights are payable in cash, in restricted or unrestricted shares of Common Stock, or a combination thereof, in the discretion of the HR Committee. Stock appreciation rights granted under the Plan are intended to qualify for exemption under Section 162(m) of the Internal Revenue Code.

Performance Awards.    The Plan authorizes the HR Committee to grant performance awards, which are units denominated on the date of grant either in shares of Common Stock (“performance shares”) or in specified dollar amounts (“performance units”). Performance awards are payable upon the achievement of performance criteria established by the HR Committee at the beginning of the performance period. At the time of grant, the HR Committee establishes the number of units, the duration of the performance period or periods, the applicable performance criteria, and, in the case of performance units, the target unit value or range of unit values for the performance awards. At the end of the performance period, the HR Committee determines the payment to be made based on the extent to which the performance goals have been achieved. Performance awards are payable in cash, restricted or unrestricted shares of Common Stock, phantom stock or options, or a combination thereof, in the discretion of the HR Committee.

The HR Committee may grant performance awards that are intended to qualify for exemption under Section 162(m) of the Internal Revenue Code, as well as performance awards that are not intended to so qualify. A Section 162(m) qualified award may relate to AEP, any subsidiary or any business unit, may be measured on an absolute or relative-to-peer-group basis, and must be based upon the performance criteria stated above under Performance Criteria.

The HR Committee may at any time prior to payment reduce the number of performance awards earned by any participant for a performance period. The maximum amount of compensation that may be payable in any one calendar year to any one participant designated to receive a performance unit award intended to qualify under Section 162(m) is $15,000,000. The maximum number of performance shares that may be earned in any one calendar year by any one participant designated to receive a performance share award that is intended to qualify under Section 162(m) is 400,000 shares.

Restricted Stock.    The Plan authorizes the HR Committee to make awards of restricted stock. An award of restricted stock represents shares of Common Stock that are issued subject to such restrictions on transfer and on incidents of ownership and such forfeiture conditions as the HR Committee deems appropriate. The restrictions imposed upon an award of restricted stock will lapse in accordance with the vesting requirements specified by the HR Committee in the award agreement. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified business goals or performance criteria established by the HR Committee. The HR Committee may, in connection with an award of restricted stock, require the payment of a specified purchase price. Subject to the transfer restrictions and forfeiture restrictions relating to the restricted stock award, the participant will otherwise have the rights of a shareholder of AEP, including all voting and dividend rights, during the period of restriction unless the HR Committee determines otherwise at the time of the grant.

The HR Committee may grant awards of restricted stock that are intended to qualify for exemption under Section 162(m) of the Internal Revenue Code, as well as awards that are not intended to so qualify. An award of restricted stock that is intended to qualify for exemption under Section 162(m) shall have its vesting requirements limited to the performance criterion mentioned above under Performance Criteria. The maximum number of shares of Common Stock that may be subject to awards of restricted stock intended to qualify under Section 162(m) granted to any one participant during any calendar year shall be limited to 400,000 shares.

Phantom Stock.    The Plan authorizes the HR Committee to grant awards of phantom stock. An award of phantom stock gives the participant the right to receive payment at the end of a fixed vesting period based on the value of a share of Common Stock at the time of vesting. Phantom Stock Units are subject to such restrictions and conditions to payment as the HR Committee determines are appropriate. An award of phantom stock may be granted, at the discretion of the HR Committee, together with an award of dividend equivalent rights for the same number of shares covered thereby. Phantom stock awards are payable in cash, restricted or unrestricted shares of Common Stock, options, or a combination thereof, in the discretion of the HR Committee.

The same conditions and limitations applicable to restricted stock awards are also applicable to phantom stock awards that are intended to qualify for exemption under Section 162(m).

Dividend Equivalents.    The Plan authorizes the HR Committee to grant awards of dividend equivalents, which grant the participant the right to receive cash, shares of Common Stock, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another award (other than an option or stock appreciation right), and may be paid currently or on a deferred basis. The HR Committee may provide at the date of grant or thereafter that dividend equivalent awards shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of Common Stock, or other investment vehicles as the HR Committee may specify, provided that dividend equivalent awards (other than free-standing dividend equivalent awards) shall be subject to all conditions and restrictions of the underlying awards to which they relate.

Change in Control.    The HR Committee may provide for the effect of a “change in control” (as defined in the Plan) upon an award granted under the Plan. Such provisions may include:

•	The acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from an award;

•	The waiver or modification of performance or other conditions related to payment or other rights under an award;

•	Providing for the early settlement of an award for an equivalent cash value; or

•	Such other modification or adjustment to an award as the HR Committee deems appropriate.

Term and Amendment.    The Plan has no fixed expiration date but no award may be granted after April 26, 2020. The HR Committee will establish expiration and exercise dates on an award-by-award basis. The Board may amend the Plan at any time, except that shareholder approval is required for amendments that would either (i) increase the number of shares of Common Stock reserved for issuance under the Plan or (ii) allow the grant of options at an exercise price below fair market value or allow the repricing of options.

Federal Income Tax Consequences.    The following is a general description of the current federal income tax consequences to participants and AEP relating to options and other awards that may be granted under the Plan based on present tax law. This discussion does not purport to cover all tax consequences relating to options and other awards.

A participant will not recognize income upon the grant of a nonqualified stock option to purchase shares of Common Stock. Upon exercise of the option, the participant will recognize ordinary compensation income equal to the excess of the fair market value of the shares of Common Stock on the date the option is exercised over the exercise price for such shares. AEP will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the participant. The deduction will be allowed at the same time that the participant recognizes the income.

A participant will not recognize income upon the grant of an incentive stock option to purchase shares of Common Stock and will not recognize income upon exercise of the option, provided the participant was an employee of the AEP System at all times from the date of grant until three months prior to exercise. Where a participant who has exercised an incentive stock option sells the shares of Common Stock acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. A participant who sells such shares of Common Stock within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the lesser of the difference between (i) the exercise price and the fair market value of such shares on the date of exercise, or (ii) the exercise price and the sales proceeds. Any remaining gain or loss will be treated as a capital gain or loss. AEP will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee in this case. The deduction will be allowable at the same time that the participant recognizes the income.

Except as otherwise specified under Section 409A of the Internal Revenue Code, the current federal income tax consequences of other awards authorized under the Plan are generally in accordance with the following: stock appreciation rights are subject to taxation in substantially the same manner as nonqualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition to the excess of the fair market value of the shares of Common Stock over the purchase price (if any) at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); performance awards, phantom stock and dividend equivalents are generally subject to tax at the time of payment. In each of the foregoing cases, AEP will generally have a corresponding deduction at the same time that the participant recognizes income.

Section 409A of the Internal Revenue Code provides that participants in a covered nonqualified deferred compensation arrangement will be subject to accelerated taxation and penalties unless the covered plan, both as designed and administered, satisfies specified requirements, including limitations on the timing of deferral and distributions elections, if any, and triggers for the distribution or funding of deferred amounts. Code Section 409A may become applicable to certain types of awards under the Plan (other than incentive stock options and restricted stock) depending on the terms and conditions to which the award is subject. The Board believes that the terms of the Plan, as such, should not cause awards under the Plan to violate the requirements of Code Section 409A.

Recoupment of Incentive Compensation.    The Board believes that all incentive compensation for all long-term incentive plan participants should be reimbursed to the Company if, in the Board’s determination (i) such incentive compensation was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected, (ii) the employee from whom such reimbursement is sought engaged in misconduct that caused or partially caused the need for the restatement or correction, and (iii) a lower payment would have been made to the employee based upon the restated or corrected financial results.

The Company includes this language in all its incentive compensation programs to provide the ability to obtain such reimbursement. The Company will seek reimbursement, if and to the extent that, in the Board’s view, such reimbursement is warranted by the facts and circumstances of the particular case.

Equity Compensation Plan Information

The following table summarizes the ability of AEP to issue common stock pursuant to equity compensation plans as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,082,468	$32.8159	13,581,855
Equity compensation plans not approved by security holders	0	N/A	0
Total	1,082,468	$32.8159	13,581,855

(1)	Consists of shares to be issued upon exercise of outstanding options granted under the Amended and Restated American Electric Power System Long-Term Incentive Plan.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

Your Board of Directors recommends a vote FOR approval of the Amended and Restated AEP System Long-Term Incentive Plan.

3. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010. Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting, and will seriously consider shareholder input on this issue. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on April 27, 2010. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

Your Board of Directors recommends a vote FOR this Proposal 3.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and December 31, 2008, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2009	2008
Audit Fees(1)	$11,411,000	$11,762,000
Audit-Related Fees(2)	1,680,000	1,184,000
Tax Fees(3)	275,000	697,000

TOTAL	$13,366,000	$13,643,000

(1)	Audit fees in 2008 and 2009 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements, including each registrant subsidiary. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 5 regarding the Company’s internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide.
(2)	Audit related fees consisted principally of regulatory, statutory, employee benefit plan audits.
(3)	Tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

The Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its domestic and global affiliates is compatible with maintaining independence, and the Audit Committee believes that this provision of services is compatible with maintaining Deloitte & Touche LLP’s independence.

Audit Committee Report

The Audit Committee reviews AEP’s financial reporting process as well as the internal controls over financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The Audit Committee met eight times during the year and held discussions, some of which were in private, with management, the internal auditor, and the independent auditor. Management represented to the Audit Committee that AEP’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management has also concluded that the Company’s internal control over financial reporting was effective as of December 31, 2009. The Audit Committee has reviewed and discussed the consolidated financial statements and internal control over financial reporting with management, the internal auditor, and the independent auditor. The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees as adopted by the Public Company Accounting Oversight Board (PCAOB)).

In addition, the Audit Committee has discussed with the independent auditor its independence from AEP and its management, including the matters required by the applicable PCAOB requirements regarding receipt of the independent auditor’s communication with the Audit Committee concerning their independence. The Audit Committee has also received written materials addressing the independent auditor internal quality control procedures and other matters, as required by the NYSE listing standards.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in AEP’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Audit Committee Members

E. R. Brooks

Linda A. Goodspeed

Lionel L. Nowell, III, Chair

John F. Turner

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent auditor and management are required to report to the Audit Committee at each regular meeting regarding the extent of services provided by the independent auditor in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In 2009, all Deloitte & Touche LLP services were pre-approved by the Audit Committee.

Other Business

The Board of Directors does not intend to present to the meeting any business other than the election of directors, the amendments to the Long Term Incentive Plan and the ratification of the appointment of the independent registered public accounting firm.

If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the proxy card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Compensation Discussion and Analysis

Highlights for 2009

Despite extremely challenging economic conditions that significantly reduced industrial demand and off-system sales, the Company had an excellent year and delivered ongoing earnings in 2009 that exceeded 2008 ongoing earnings. On a per share basis the Company’s 2009 earnings were reduced significantly as the result of an additional 69 million shares issued in April 2009. The issuance of these shares raised over $1.6 billion, but resulted in lower earnings per share in 2009. In 2009 the Company also successfully restarted Cook Unit 1 generating station and received excellent overall rate treatment in our regulatory proceedings.

In setting the goals for the 2009 annual incentive compensation program, the HR Committee considered the dilutive effect of the equity issuance and decided not to reduce the EPS target for 2009 and, therefore, set the EPS target at the same level as the 2008 target. The HR Committee did, however, lower the EPS threshold vis-a-vis the prior year from $3.10 per share to $2.90 per share. The HR Committee set the threshold and target at these levels for 2009 because it believed that this struck an appropriate balance between employee and shareholder interests. However, the dilutive effect on 2009 EPS from issuing the additional shares and a difficult economic environment made the target payout largely unachievable. The full EPS performance measure established by the HR Committee was:

•	Above the mid-point of our earnings guidance ($2.90 per share) for any payout,

•	The high end of our earnings guidance ($3.05 per share) for a 50% of target score and award pool,

•	Above the high end of our earnings guidance ($3.20 per share) for a 100% target score and award pool, and

•	Substantially above the high end of our earnings guidance ($3.30 per share) for a maximum 200% of target score and award pool.

If ongoing earnings had been less than or equal to $2.90 per share there would have been no opportunity for annual incentive compensation for all senior officers and nearly all employees. Had the HR Committee continued its past practice of linking target funding for the annual incentive compensation program to the midpoint of the Company’s earnings guidance range of $2.85 to $3.05 per share, rather than linking it to the prior year target of $3.20 per share, AEP’s EPS would have produced above target annual incentive award funding.

AEP’s ongoing EPS of $2.97 was above the mid-point of earnings guidance for the year, but resulted in a score of 19.1% of the target award pool, which was a significant decline from the 2008 score of 136.2%. In addition, AEP experienced two fatal work related accidents in 2009, which resulted in a 25% of target deduction in the payouts for all executive officers. Since this fatality deduction was larger than the award score, no annual incentive awards were made to the executive officers for 2009.

In 2009, the Company continued to closely align executive officers’ total compensation opportunity with shareholder’s interests by providing a substantial percentage of it in the form of stock-based compensation. For example, AEP’s three-year performance unit awards account for approximately 66% of Mr. Morris’ total compensation opportunity.

The HR Committee recognizes that executive compensation is of great interest to the Company’s shareholders and regularly reviews best practices in executive compensation. In that context, the HR Committee made several other changes to the executive compensation program in 2009. These changes included:

•	Freezing salaries for the named executive officers at 2008 levels for 2009,

•	Maintaining target annual incentive opportunities, expressed as a percentage of base pay, at the same level as 2008,

•	Eliminating company paid country club memberships, effective February 2009,

•

Eliminating personal use of Company provided aircraft, effective September 2009, to the extent that such use has an incremental cost to the Company, except for Mr. Morris who negotiated this as part of his employment agreement. This change also precludes successor CEOs from using company provided aircraft for personal use,

•	Eliminating all tax gross-ups effective October 2009, including tax gross-ups on relocation benefits, except those provided under existing agreements, and

•	Eliminating the reimbursement and tax gross-up for excise taxes triggered by a change in control of the Company under change in control agreements issued to new participants, after October 2009.

Overview

The HR Committee oversees and determines AEP’s executive compensation. The HR Committee makes recommendations to the independent members of the board of directors about the compensation of the Chief Executive Officer, and those independent board members determine the CEO’s compensation.

AEP’s executive compensation programs are designed to:

•	Attract and retain a superb leadership team with market competitive compensation and benefits,

•	Reflect AEP’s financial and operational size and the complexity of its multi-state operations,

•	Emphasize performance-based compensation over base salary by providing a substantial majority of executive officers’ total compensation opportunities in the form of incentive compensation,

•

Align the interests of the Company’s executive officers with those of AEP’s shareholders by providing a substantial percentage of the total compensation opportunity for executive officers in the form of stock based compensation that has a value linked to AEP’s share price and other shareholder return measures,

•	Support the implementation of the Company’s business strategy by tying annual incentive awards to earnings per share targets and the achievement of specific operating and strategic objectives,

•	Motivate and reward outstanding individual performance, and

•

Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation, and requiring executives to meet stock ownership requirements.

Overall, AEP’s executive compensation program is intended to create a total compensation opportunity that, on average, is equal to the median of AEP’s Compensation Peer Group of other utility companies and industrial companies, as described below under “Compensation Peer Group.” The HR Committee does consider how elements of compensation can affect other elements of compensation. For example, the HR Committee limits the amounts and types of compensation that are included in the qualified and non-qualified retirement plans. See Benefits on page 44 for a further discussion. The HR Committee’s independent compensation consultant, Towers Watson (Towers Perrin prior to January 1, 2010), participates in HR Committee meetings, assists the HR Committee in developing the compensation program and meets with the HR Committee in executive session without management present during all meetings. See the Human Resources Committee Report on page 50 for additional information about the independence of Towers Watson’s advice to the HR Committee.

In September 2009 Towers Perrin completed an annual executive compensation study for the HR Committee. In aggregate, this study found that base salaries, total cash compensation and total direct compensation were all well within the +/- 15% range that Towers Perrin considers to be the competitive range.

Compensation Program Design

The compensation program for executive officers includes base salary, annual incentive compensation, long-term incentive compensation, a comprehensive benefits program and limited perquisites. The HR Committee provides a balance of short-term and long-term incentive compensation that is consistent with the compensation mix provided by AEP’s Compensation Peer Group. For AEP’s annual incentive compensation, the HR Committee balances meeting AEP’s ongoing 2009 earnings per share target with meeting performance in four categories: safety, operating performance, regulatory performance and strategic initiatives. This approach keeps annual incentive compensation in step with the earnings of the Company while, at the same time, tying annual incentive compensation to other important non-financial measures, such as safety.

The HR Committee chose earnings per share as the funding factor for the annual incentive plan because it is strongly correlated with shareholder returns, largely reflects management’s performance in operating the Company and is the primary measure by which the Company communicates forward-looking financial information to the investment community. The EPS measure is clearly understood by both our shareholders and employees. We also believe that EPS growth leads to the creation of long-term shareholder value.

AEP’s long-term incentive compensation is tied to longer-term shareholder return objectives to maintain an appropriate focus on creating sustainable long-term shareholder value. Specifically, the Company’s long-term incentive compensation is issued in performance units which are tied to AEP’s three-year total shareholder return relative to all the utility companies in the S&P 500 Index and three-year cumulative earnings per share.

A cumulative earnings measure was chosen to ensure that the total earnings for all three years contribute equally to the award calculations, as opposed to assessing performance for each of the three years independently, which could encourage sacrificing earnings in one year to better ensure the achievement of earnings objectives in other years. The HR Committee chose a total shareholder return measure for long-term incentive awards to provide an external performance comparison that reflects the effectiveness of management’s strategic decisions and actions over this period. The HR Committee also uses long-term incentives as a retention tool to foster management continuity by subjecting these awards to a three-year vesting period.

The HR Committee annually reviews the mix of base salary, annual incentive and long-term incentive compensation opportunity provided to executives. For 2009, 84% of the total compensation opportunity for the Chief Executive Officer and at least 76% of that for the other named executive officers was at risk in the form of incentive compensation. More than 66% of the 2009 target compensation opportunity for the CEO and between 52% and 65% percent of that for the other named executive officers is in the form of long-term, stock based incentive compensation. The ultimate value that executives realize from that compensation opportunity is therefore closely linked to AEP’s long-term total shareholder return.

The HR Committee targets the total compensation opportunity for each individual executive within a range of plus or minus 15% of the median of the Compensation Peer Group. The HR Committee chooses the median as a target because it corresponds to the Company’s near median position within the Compensation Peer Group for various size measures, such as revenue, number of employees, and total assets. To the extent that the total compensation opportunity for an executive is above or below the peer group median, the HR Committee adjusts elements of pay over time to bring the total compensation opportunity into the competitive range.

Compensation Peer Group

The HR Committee annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets with which AEP must compete to attract and retain executives. This Compensation Peer Group is reviewed annually by the HR Committee in consultation with its independent compensation consultant. The Compensation Peer Group is chosen based on comparability in size to AEP in revenues, total assets, market capitalization, number of employees and business complexity.

The chart below compares AEP’s revenues, assets, market capitalization and number of employees to our Compensation Peer Group at the time the peer group was approved.

	AEP	Peer Group Median
Revenues	$14.4 billion	$16.1 billion
Assets	$45.2 billion	$29.9 billion
Market Capitalization	$15.0 billion	$15.5 billion
Employees	21,900	19,700

In addition, the HR Committee also considers the one and three year total shareholder return of the industrial companies when selecting the peer group. At the time the peer group was approved, the median one-year and three-year total shareholder return was minus 20% and 0% for the peer group and minus 15% and minus 2% for AEP. The Compensation Peer Group consists of an approximately equal balance of utility and industrial companies. The HR Committee includes industrial companies outside the utility industry because AEP must compete with industrial companies to attract and retain executives. In addition, because AEP is one of the largest U.S. utility companies based on assets and employees, the Company also includes the industrial companies in the peer group to increase the median level of assets and employees in the peer group to more closely compare to AEP. For 2009, the Compensation Peer Group consisted of 14 large and diversified energy services companies and 12 Fortune 500 companies shown in the table below. The Compensation Peer Group is unchanged from the prior year.

AEP’s Compensation Peer Group

Energy (14 Companies)	General Industry (12 Companies)

Centerpoint Energy, Inc.	3M Company

Constellation Energy Group, Inc.	Bristol-Myers Squibb Company

Dominion Resources, Inc.	Caterpillar Inc.

Duke Energy Corporation	CSX Corporation

Edison International	Goodyear Tire & Rubber Company

Entergy Corporation	Northrop Grumman Corporation

Exelon Corporation	PPG Industries, Inc.

FirstEnergy Corp.	Schlumberger N.V.

FPL Group, Inc.	Sunoco, Inc.

PG&E Corporation	Textron Inc.

Public Service Enterprise Group Incorporated	Union Pacific Corporation

Sempra Energy	Weyerhaeuser Company

The Southern Company

Xcel Energy

Towers Watson annually provides the HR Committee with an executive compensation study covering all executive officer positions and many other executive positions based on its survey information for the Compensation Peer Group. This is the only outside compensation survey that the HR Committee used in 2009. The methodology and job matches used in this study were determined by Towers Watson based on descriptions of each executive’s responsibilities and are reviewed with the HR Committee.

The standard benchmark is the median value of compensation paid by the Compensation Peer Group. However, in 2009 Towers Perrin also used a regression analysis of all energy companies in their database as the market benchmark for Mr. Powers in his position as President AEP Utilities and Mr. Tierney in his previous position as EVP – AEP Utilities East. These AEP positions have responsibility for substantially larger groups than matching positions in the Compensation Peer Group so comparable compensation benchmarks could not be provided from this sample of companies. Therefore, Towers Perrin used a regression analysis based on the number of employees directly and indirectly overseen for all companies in their Energy Services survey to provide comparable compensation benchmarks for these positions. In Towers Perrin’s judgment this provided the most accurate comparison available.

Executive Compensation Program Detail

Executive Compensation Component Summary.    The following table summarizes the major components of the Company’s Executive Compensation Program.

Component	Purpose	Key Attributes

Base Salary	• To provide a market-competitive and consistent minimum source of income

•  In 2009, there were no salary increases except for Mr. Tierney because of his promotion to CFO. However, generally, salary increases are awarded by the HR Committee based on:

•   The Company’s merit budget,

•   Supervisor performance ratings and merit increase recommendations, which are based on written evaluations of sustained individual performance and competencies,

•   The responsibilities, experience and future potential of each executive officer,

•   Reporting relationships, and

•   The impact that any change in base salary may have on other pay elements.

Annual Incentive Compensation

•  To intensify executive officer focus on annual performance objectives that are critical to AEP’s success

•  For 2009 these objectives were:

•   Ongoing earnings per share as the funding measure,

•   Safety, including a 25% deduction if the Company experiences a fatal work-related employee accident,

•   Operating performance,

•   Regulatory performance, and

•   Strategic initiatives.

•  No annual incentive awards were made to the executive officers for 2009. Annual incentive targets are established by the HR Committee based on competitive compensation information provided by Towers Watson.

•   Actual awards may vary from 0% to 200% of the annual incentive targets.

•  The funding is created only if the Company exceeds the threshold established by the HR Committee, which was $2.90 per share for 2009.

•  Without exceeding the funding described above, individual awards are then determined by the HR Committee based on:

•   Each executive’s calculated bonus opportunity, and

•   Individual performance for the prior year.

Component	Purpose	Key Attributes

Long-Term Compensation

•   To motivate AEP management to maximize shareholder value by linking this potential compensation directly to shareholder returns.

•   To help ensure that Company management remains focused on longer-term results, which the HR Committee considers to be essential given the large amount of long-term investment required in our business.

•   To reduce executive turnover and maintain management consistency.

•   Specific performance objectives are:

•   Three-year cumulative earnings per share, and

•   Three-year total shareholder return relative to the utilities in the S&P 500.

•   The HR Committee provides long-term incentive awards in the form of three-year performance units.

•   The HR Committee establishes award guidelines for each executive salary grade based on total compensation practices for similar positions in AEP’s Compensation Peer Group.

•   Individual long-term incentive awards are primarily based on:

•   Individual performance,

•   Award guidelines for each salary grade established by the HR Committee,

•   Market competitive compensation levels, and

•   The executive officers’ future potential for advancement.

BASE SALARY.

In light of extremely difficult economic conditions, the HR Committee, with management’s agreement, froze base salaries for the named executive officers for 2009.

AEP pays base salaries to provide a market-competitive and consistent minimum source of income to executives. Generally, when determining the salaries for executive officers, the HR Committee considers:

•

Evaluations of their sustained individual performance in the following areas: integrity/ethics, communication, willingness to confront tough issues, business acumen, strategic planning, teamwork, fostering a high performance culture and, for the CEO only, leadership of the board of directors,

•	The responsibilities, experience and future potential of each executive officer,

•	Reporting relationships,

•	Supervisor recommendations, which are constrained by the Company’s merit budget,

•	Tally sheets showing salary history and all other elements of total rewards,

•	The impact that any change in base salary may have on other pay elements, such as annual incentive compensation, and

•	The competitiveness of the executive’s total compensation, which includes annual incentive compensation and long-term incentive compensation.

Before determining base salaries, the individual performance of each executive officer is evaluated in the areas described above by the senior executive to whom each reports. The CEO’s performance is assessed by the independent members of the board of directors. To more fully assess the CEO’s performance, the HR Committee Chairman annually solicits confidential written evaluations from all board members, senior AEP executives and AEP’s auditors.

To develop a base salary recommendation for the CEO, the HR Committee, in executive session, subjectively weighs the CEO’s performance along with the market compensation information provided by Towers Watson. The HR Committee presents its recommendation to the independent members of AEP’s Board, who make the final determination of the CEO’s salary.

Generally, in determining the base salaries for the other named executive officers, the HR Committee reviews written assessments of their performance and the market compensation benchmarks provided by Towers Watson. The CEO presents base salary recommendations for the named executive officers, other than himself, to the HR Committee, and the HR Committee makes the final determination.

ANNUAL INCENTIVE COMPENSATION.

Annual Incentive Targets.    The HR Committee, in consultation with Towers Watson and Company management, establishes the annual incentive targets for each executive officer. In setting annual incentive targets, the Company and the HR Committee consider:

•

The compensation survey information provided by Towers Watson, which shows the competitiveness of AEP’s annual incentive compensation targets, total cash compensation and total compensation for the named executive officers relative to the Compensation Peer Group,

•	AEP’s progression of incentive targets by salary grade, and

•	The expense implications of any changes.

For 2009 the HR Committee established the following annual incentive targets for the named executive officers:

•	110 percent of base earnings for Mr. Morris,

•	100 percent of base earnings for Mr. Tierney for his earnings in the EVP – AEP Utilities East position and 75% of his earnings in the CFO position,

•	75 percent of base earnings for Mr. English, and

•	70 percent of base earnings for Ms. Koeppel, Mr. Powers and Ms. Tomasky.

Before 2008, Mr. Tierney oversaw AEP’s Commercial Operation group, which includes our energy trading and marketing function. That position has a relatively high annual incentive target because it is market competitive for similar positions. In order to develop executive talent and as part of AEP’s succession planning, when Mr. Tierney was appointed to the EVP – AEP Utilities East position in 2008, his annual incentive target was maintained at the previous 100% level. Effective October 2009, Mr. Tierney was promoted to EVP – CFO and his annual incentive target was reduced to 75% of his base earnings. This was offset by increases in his long-term incentive target and an increase in his salary to $450,000, effective January 2010.

Funding For Annual Incentive Plan.

In 2009 AEP produced ongoing EPS of $2.97, which was above the mid-point of AEP’s earnings guidance for the year, and resulted in a score of 19.1% of the target award pool. However, AEP experienced two fatal work related accidents in 2009, which resulted in a 25% of target deduction for executive officers. Since this fatality deduction was larger than the award score, no annual incentive awards were made to executive officers for 2009.

For 2009, ongoing EPS was $0.01 more than earnings per share reported in AEP’s financial statements principally because of the reapplication of cost-of-service regulation for the generation portion of electric utility service for the Texas jurisdiction of our utility subsidiary, Southwestern Electric Power Company.

Annual Performance Objectives.

For 2009 the HR Committee again used an Executive Council Scorecard to tie the annual incentive awards for AEP’s executive team to four areas of performance: safety, operating performance, regulatory performance and strategic initiatives. The HR Committee uses this balanced scorecard because it mitigates the risk that executives will focus on one or a few overriding objectives, such as short term financial performance, to the detriment of other objectives. AEP’s balanced scorecard also serves as a tool to communicate and align the efforts of executive officers and other employees with the performance measures included on the scorecard. The weightings of those targets are determined by the HR Committee. The threshold, target, maximum and actual performance measures are set forth in the table below. We more fully explain the measures and the reasons we chose the measures in the text following the table.

	Weight	Threshold	Target	Maximum	Actual Performance Result	Actual Award Score (as a percent of target opportunity)
FUNDING - Ongoing EPS	NA	$2.90	$3.20	$3.30	$2.97	19.1%
Deductions
Fatality Deduction	NA	25% of target deduction in the event of a fatal work related accident			2 fatalities	-25%
Credit Rating Deduction	NA	10% of target deduction in the event of a downgrade of the credit rating for the Company’s senior unsecured long-term debt			No Downgrades	—
PERFORMANCE
Safety
Recordable Case Rate (the number of Occupational Safety and Health Administration recordable incidents per 200,000 work hours)	8%	1.67	1.45	1.23	1.57	45.5%
Severity Rate (the number of lost and restricted duty days due to Occupational Safety and Health Administration recordable incidents per 200,000 work hours)	12%	29.39	25.56	21.73	29.13	6.8%

	Weight	Threshold	Target	Maximum	Actual Performance Result	Actual Award Score (as a percent of target opportunity)
Contractor Recordable Case Rate (the number of Occupational Safety and Health Administration recordable incidents per 200,000 work hours for major AEP contractors)	4%	2.30	2.00	1.70	1.61	200.0%
Operations
Wires Reliability – CAIDI (Customer Average Incident Duration Index, excluding major storm days)	9%	141.5 minutes	138 minutes	134.6 minutes	136.8 minutes	134.8%
Generating Fleet Availability • Equivalent availability factor (EAF) relative to budget for our coal and nuclear plants) – 80% of this component • Effective forced outage rate (EFOR) relative to budget for gas and hydro plants – 20% of this component	12%	98.5%	100.0%	101.0%	99.3%	55.0%
Regulatory
Rate Recovery – (determined subjectively by the HR Committee based on total dollar value of improvement of AEP’s rate recovery relative to AEP’s budget)	20%	Subjective			Not Applicable	200%
Operating Company ROE – (based on an equally weighted average of major operating company ROEs relative to AEP’s control budget)	10%	90.0%	100.0%	110.0%	102.4%	124.0%

	Weight	Threshold	Target	Maximum	Actual Performance Result	Actual Award Score (as a percent of target opportunity)
Strategic Initiatives
Environmental Policy Planning and Leadership – (measured subjectively by the HR Committee based on the extent to which AEP implements its plan and achieves its desired 2009 outcomes for significant environmental issues)	10%	Subjective			Not Applicable	200%
Notices of Environmental Violation – (the number of notices received company-wide)	5%	5	2	0	5	0.0%
Culture Development • Implementation of high priority initiatives	3.3%	Half	Majority	All	All	200.0%
• Timely completion of performance reviews for employees	3.3%	90.0%	95.0%	100.0%	98.5%	170.0%
• Implementation of performance coaching process for AEP supervisors	3.3%	90.0%	95.0%	100.0%	95.7%	114.0%

SAFETY.    Maintaining the safety of AEP employees, customers and the general public is always a primary consideration, and safety is an AEP core value. Accordingly, the HR Committee tied 24% of the scorecard to reducing the number of accidents and the severity of injuries across the AEP system. The recordable rate portion of the safety category is measured by the Occupational Safety and Health Administration (OSHA) recordable incident rate. The severity rate portion is measured by lost and restricted duty work days. The overall 2009 safety score was 51.9% of target. In addition to these measures, the HR Committee also established a fatality deduction, which is discussed below.

OPERATIONS.    The HR Committee also tied 21% of the scorecard to the operating performance of AEP’s assets. This category measures the reliability of our wires assets and the availability of our generating plants. The reliability measure is the average total duration of distribution outage minutes (CAIDI), which is a standard measure in our industry. The availability measure is an indicator of plant availability or, for some plants, the forced outage rate. In 2009 AEP achieved slightly below target results for overall operations performance, which produced an overall operating performance score of 89.2% of target.

REGULATORY.    Since AEP has made significant investments in many major capital improvement projects, recovering these additional investments with satisfactory returns through rate proceedings is imperative. Therefore, the HR Committee tied a large portion of the Executive Council Scorecard (20%) to AEP’s overall success in achieving rate recovery in regulatory proceedings at the Federal Energy Regulatory Commission and state public utility commissions. Since AEP exceeded its overall target for rate treatment in 2009, the HR Committee subjectively scored this component at 200% of target. It also tied 10% of the scorecard to the weighted average return on equity of our principal utility subsidiaries, which produced a score of 124.0% of target. The overall Regulatory score was 174.7% of target.

STRATEGIC INITIATIVES.    For 2009 the strategic initiatives category accounted for 25% the scorecard. It included environmental policy and planning leadership, which was subjectively assessed by the HR Committee for AEP’s leadership in reinstating environmental rules and influencing the adoption of CO2 emission legislation at a score of 200.0% of target. The Company received five notices of violation during 2009 which resulted in a 0% score for this objective. The cultural development category, focused on items selected by management as high priority culture shaping initiatives and produced a score of 161.3% of target. The overall performance score for strategic initiatives was 144.5% of target.

The overall Executive Council Scorecard result was 119.7% of target before application of the EPS Funding Factor and Deductions as described below.

EPS FUNDING FACTOR.    As stated in the chart above, the EPS funding factor was 19.1%. However, in order to allocate the award pool created by AEP’s EPS to each incentive group (typically a business unit or staff function), the score for each group is divided by the weighted average performance score for all groups. For 2009 the average performance score for all groups in AEP’s annual incentive compensation program was 131.6% of target. The chart below shows the calculation of the overall performance score for the named executive officers.

Executive Council Score		EPS Score		Average Performance Score		Overall Performance Score*
119.7%	×	19.1%	÷	131.6%	=	17.4%
* The maximum overall performance score is 200%

DEDUCTIONS.    The HR Committee again established a fatality deduction for 2009 that deducts 25% of target from the final score for executive officers if the Company experienced one or more fatal work related employee accidents. Since there were two work-related employee fatalities in 2009, the 25% deduction applied. However, since the final score for executive officers was less than 25%, the fatality deduction eliminated all 2009 annual incentive award funding and awards for executive officers. For 2009, the HR Committee also added a credit rating deduction to the funding measure. The credit rating deduction would have reduced the overall score for executive officers by 10% at the HR Committee’s discretion if one of the major credit rating agencies reduced the rating on the Company’s senior unsecured debt during the year. The HR Committee added this feature in 2009 because it believed the Company needed to maintain good access to the financial markets during the difficult economic times.

Overall Performance Score		Fatality Deduction		Credit Rating Deduction		Final Performance Score
17.4%	-	25%	-	0%	=	0%

The calculated bonus opportunity is shown in the chart below for each named executive officer. Normally this is the starting point for determining annual incentive awards.

Name	2009 Base Earnings		Annual Incentive Target %		Overall Performance Score		Calculated Bonus Opportunity	Actual Awards
Michael G. Morris	$1,298,077	x	110%	x	0.0%	=	$0	$0

Brian X. Tierney	415,385	x	94%	x	0.0%	=	0	0

Carl L. English	571,154	x	75%	x	0.0%	=	0	0

Robert P. Powers	529,615	x	70%	x	0.0%	=	0	0

Susan Tomasky	529,615	x	70%	x	0.0%	=	0	0

Holly Keller Koeppel	515,385	x	70%	x	0.0%	=	0	0

The HR Committee generally believes that annual incentive compensation should not be purely based on a formulaic calculation, but should instead be adjusted from this starting point to reflect each executive’s individual performance and contribution. However, since the overall performance score was 0% for all executive officers, the HR Committee did not award any annual incentive compensation to executive officers for 2009.

Annual incentive compensation is paid under the Senior Officer Incentive Plan (SOIP). For 2009 the HR Committee established 0.75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income) as the performance objective for the SOIP and further allocated a specific percentage of Adjusted Income to each executive officer. This creates a maximum annual incentive award for each executive officer that meets the requirements for tax deductibility as performance based compensation under Section 162(m) of the Internal Revenue Code. In this way, the HR Committee retains the flexibility to make awards that are based on individual performance without sacrificing tax deductibility under section 162(m) of the Internal Revenue Code. For additional information about the SOIP, see 2009 Non-Equity Incentive Compensation beginning on page 57.

LONG-TERM INCENTIVE COMPENSATION.

AEP annually reviews the mix of long-term incentive compensation it provides its executives. Since 2003, the HR Committee has relied exclusively on three year performance units for its regular annual long-term incentive award grants. The HR Committee grants long-term incentive awards on a fixed annual cycle that currently takes place at its December meeting following its annual executive compensation review. Grants are given to all eligible employees at this time. It is a long-standing HR Committee practice to consider the impact of any recent and upcoming Company announcements and financial disclosures that may impact AEP’s share price, as well as AEP’s current stock price itself, when determining the number of shares or units to grant under AEP’s long-term incentive program.

The HR Committee establishes award guidelines for each executive salary grade based on market competitive total compensation for similar positions in AEP’s Compensation Peer Group. Individual long-term incentive awards are determined by the HR Committee, or, for the CEO, by the independent members of the Board. These determinations are made based on:

•	Award guidelines for each salary grade established by the HR Committee, which creates an overall award pool that AEP management and the HR Committee use in determining awards,

•

Individual performance assessments (described under Base Salary above). However, any positive discretionary adjustments based on individual performance must be offset by negative adjustments to avoid exceeding the above award pool,

•	Individual executive’s total direct compensation relative to the Compensation Peer Group median, and

•	The executive officers’ future potential for advancement.

The HR Committee also regularly reviews tally sheets for the named executive officers that show the potential future payout of outstanding equity awards. They use these tally sheets to assess whether the value of the potential payout appropriately reflects the Company’s performance and condition and whether the value that executive officers have already received from vested equity awards is so large as to significantly reduce the need for or effectiveness of any future equity awards. To date, the HR Committee has not reduced the number of performance units awarded to any executive.

Performance Units

The HR Committee granted performance unit awards, effective January 1, 2009, as follows:

Name	Number of Performance Units Granted
Mr. Morris	175,000
Mr. Tierney	28,510
Mr. English	61,420
Mr. Powers	40,330
Ms. Tomasky	40,580
Ms. Koeppel	43,870

These performance unit awards were intended to provide peer group median total direct compensation for all executives on average. Differences between the awards for individual executives primarily reflect differences in salary grade.

Recipients must remain employed by AEP through the end of the vesting period to receive a payout unless they retire or are severed by the company as part of a consolidation, restructuring or downsizing, in which case they receive a prorated payout based on the number of months they actively worked. Dividends are reinvested in additional performance units. The maximum score for each performance measure is 200 percent. The total number of performance units held at the end of the performance period is multiplied by the weighted score for the two performance measures shown below to determine the award payout.

Performance Measures for 2009 – 2011 Performance Units

Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Payout Performance
3-Year Cumulative Earnings Per Share	50%	$7.92 (0% payout)	$9.02 (100% payout)	$9.90 (200% payout)

3-Year Total Shareholder Return vs. S&P Electric Utilities	50%	20th Percentile (0% payout)	50th Percentile (100% payout)	80th Percentile (200% payout)

For a description of the performance units that vested in 2009, see the discussion on page 62 under the Option Exercises and Stock Vested table.

BENEFITS.

AEP generally provides the same health and welfare benefits to executives as it provides to other employees. AEP also provides the named executive officers with either four or five weeks of paid vacation.

AEP’s named executive officers participate in the same pension and savings plans as other eligible employees. These include tax-qualified and non-qualified defined contribution and defined benefit plans. AEP’s non-qualified retirement benefit plans are largely designed to provide “supplemental benefits” that would otherwise be offered through the tax-qualified plans except for the limits imposed by the Internal Revenue Code on those tax-qualified plans. As a result, the non-qualified plans allow the eligible employees to accumulate higher levels of replacement income upon retirement than would be allowed under the tax-qualified plans alone.

The HR Committee recognizes that the non-qualified plans result in the deferral of the Company’s income tax deduction until such benefits are paid. The HR Committee chooses to provide these supplemental benefits because it believes that (i) executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as other employees and (ii) such benefits are part of a market competitive benefits program.

The non-qualified plans also provide contractual benefits such as the starting balance credit of $2,100,000 and an increased credit rate under AEP’s pension program that Mr. Morris negotiated as part of his employment contract to join AEP. The increased pension benefits were provided to Mr. Morris to make up for pension benefits that he otherwise could have earned from his prior employer. Other executive officers that were recruited to AEP have also negotiated additional years of credited service or an increased credit rate to offset pension benefits that they would have been able to earn from prior employers for their many years of service.

The Company and the HR Committee believe that AEP’s continued use of its qualified and non-qualified retirement plans (including the enhancements offered through the nonqualified plans) is consistent with competitive practice and necessary to attract executives. The HR Committee does, however, limit both the amount and types of compensation that are included in the qualified and non-qualified retirement plans because it believes the compensation should not be further enhanced by including it in retirement benefit calculations. Therefore,

•	Long-term incentive compensation is not included in the calculations that determine benefits under AEP’s benefit plans,

•	The cash balance formula of the AEP Supplemental Benefit Plan limits eligible compensation to the greater of $1 million or twice the participant’s base salary, and

•	Eligible compensation is also limited to $2 million under the non-qualified Supplemental Retirement Savings Plan.

AEP provides group term life insurance benefits to all employees, including the named executive officers, in the amount of two times their base salary.

PERQUISITES.

AEP provides limited perquisites that help executives conduct Company business. The HR Committee annually reviews the perquisites provided by the Company to ensure that they are efficient and effective uses of AEP’s resources. The HR Committee also periodically reviews the value of perquisites provided to each named executive officer.

For executives who relocate, AEP provides relocation assistance that includes travel costs, costs associated with the purchase and sale of a home, a fixed payment associated with miscellaneous relocation expenses, limited temporary living expenses and gross-up for taxes on these amounts. Effective for relocations after October 2009, the HR Committee eliminated the tax gross-up on relocation benefits. AEP’s relocation package is intended to offset nearly all of the cost of a move for AEP executives. This policy is market competitive and is necessary to obtain high quality new hires and internal candidates for assignments that require relocation.

During 2009 the Company provided personal use of corporate aircraft to Mr. Morris and, in a few instances, to other executives. While the HR Committee believes that the enhanced security, travel flexibility and reduced travel time that corporate aircraft provide for personal travel benefits the Company, the HR Committee is also sensitive to concerns over the expense of corporate aircraft and the public perception regarding personal use of such aircraft. Accordingly, effective October 2009, the HR Committee prohibited personal use of corporate aircraft that has an incremental cost to the Company, except for Mr. Morris, who negotiated the use of corporate aircraft for personal travel as part of his employment agreement. Additionally, the HR Committee has over the years offset Mr. Morris’s compensation opportunity by an amount approximating the incremental cost to the Company of his personal use of corporate aircraft above that of other CEOs in AEP’s Compensation Peer Group. Taxes are withheld on the value of executive personal use of corporate aircraft in accordance with IRS standards. AEP does not provide a gross-up for these taxes.

The Company will continue to allow spouses to occasionally accompany executives on trips using business aircraft if there is no incremental cost to the Company, such as when a spouse accompanies an executive on a business trip. For business trips that occurred prior to October 2009, the Company provided a gross-up to executives on the taxes associated with the travel of their spouse to business meetings that spouses were invited to attend. Effective October 2009, the HR Committee eliminated this tax gross-up, along with all other tax gross-ups.

In addition, AEP also provides executives with Company selected independent advisors to assist executives with financial planning and tax issues. Income is imputed to executives and taxes are withheld for financial counseling and tax preparation services. These services help reduce the amount of assistance AEP’s human resource staff needs to provide in these areas and ensures that these services are provided by someone familiar with AEP’s executive compensation and benefit programs. It also provides the Company with a source of information from the executive’s perspective on executive compensation and benefits.

Stock Ownership Requirements.

The HR Committee believes that linking a significant portion of an executive’s financial rewards to the Company’s success, as reflected by the value of AEP stock, gives the executive a stake similar to that of the Company’s shareholders and encourages long-term management strategies for the benefit of shareholders. Therefore, the HR Committee requires senior executives to accumulate and hold a specific amount of AEP common stock or stock equivalents. The HR Committee annually reviews the minimum stock ownership levels for each executive salary grade and periodically adjusts these levels. Executives generally are expected to achieve their required stock ownership level within five years of the date it is assigned. Due to promotions and changes in ownership requirements, executives may have multiple stock ownership requirements.

AEP’s stock ownership requirements are specified as a fixed number of shares or share equivalents for executives in each salary grade. At the time the stock ownership requirements were established, their value was equal to three times base salary for the CEO and two to two and one-half times base salary for the other named executive officers. The HR Committee believes that its stock ownership requirements are consistent with best practices and the stock ownership practices of the companies in AEP’s Compensation Peer Group. The highest minimum stock ownership requirement assigned to each of the named executive officers, and their holdings at December 31, 2009, are shown in the table below.

Name	Highest Minimum Stock Ownership Requirement as of 12/31/2009 (Shares)	AEP Stock and Share Equivalent Holdings on 12/31/2009
Mr. Morris	109,300	463,642	(1)
Mr. Tierney	29,900	37,730
Mr. English	62,900	82,810
Mr. Powers	52,700	59,152
Ms. Tomasky	52,700	119,906
Ms. Koeppel	52,700	60,267

(1)	Includes 133,334 unvested restricted shares that vest in equal portions, subject to Mr. Morris’s continued employment, on November 30 of 2010 and 2011.

AEP maintains the Stock Ownership Requirement Plan which provides a tax deferred method for executives (currently 58) to meet their minimum stock ownership requirements. If a participant has failed to meet all of their minimum stock ownership requirements, that executive’s performance units are mandatorily deferred into AEP Career Shares, which are phantom stock units whose rate of return is equivalent to the total return on AEP stock with dividends reinvested. In addition, to the extent an executive has not met a minimum stock ownership requirement within five years of the date it was assigned, the executive is subject to:

•	Mandatory deferral into AEP Career Shares of up to 50% of the executive’s annual incentive compensation award, and

•	A requirement to retain the AEP shares realized through stock option exercises (net of shares redeemed to satisfy exercise costs and tax withholding requirements).

AEP Career Shares are not paid to participants until after their AEP employment ends.

Recoupment of Incentive Compensation.

Consistent with the requirements of the Sarbanes-Oxley Act, the Board believes that incentive compensation should be reimbursed to the Company if, in the Board’s determination:

•	Such incentive compensation was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected,

•	The employee from whom such reimbursement is sought engaged in misconduct that caused or partially caused the need for the restatement or correction, and

•	A lower payment would have been made to the executive based upon the restated or corrected financial results.

The Board adopted this policy in February 2007, and the HR Committee directed the Company to design and administer all of the Company’s incentive compensation programs in a manner that provides for the Company’s ability to obtain such reimbursement. The Company will seek reimbursement, if and to the extent that, in the Board’s view, such reimbursement is warranted by the facts and circumstances of the particular case.

Insider Trading Policy.

The Company maintains an insider trading policy that prohibits directors and officers from directly hedging their AEP stock holdings through short sales and the use of options, warrants, puts and calls or similar instruments. The policy also prohibits directors and officers from placing AEP stock in margin accounts without the approval of the Company. The Company is unaware of any executive officer who has attempted to directly or indirectly hedge the economic risk associated with minimum stock ownership requirements. The Company is also not aware of any executive officer or director who has pledged or otherwise encumbered their shares of AEP stock.

Role of the CEO with Respect to Determining Executive Compensation.    The HR Committee has invited the CEO to attend all HR Committee meetings. The HR Committee regularly holds executive sessions without the CEO or other management present to provide a confidential avenue for any concerns to be expressed. The CEO, in his role as Chairman of the Board, has the authority to call a meeting of the HR Committee.

The CEO has assigned AEP’s Senior Vice President—Shared Services, Vice President—Human Resources and Director of Compensation and Executive Benefits to support the HR Committee. These individuals work closely with the HR Committee Chairman, the CEO and the Committee’s independent compensation consultant (Towers Watson) to research and develop requested information, prepare meeting materials, implement the HR Committee’s actions and administer the Company’s executive compensation and benefit programs in keeping with the objectives established by the HR Committee. The management supporting the HR Committee also meets with the CEO, the HR Committee Chairman and Towers Watson prior to meetings to review and finalize the meeting materials.

The CEO regularly discusses his strategic vision and direction for the Company during HR Committee meetings with Towers Watson in attendance. Likewise, Towers Watson regularly discusses compensation strategy alternatives, in light of the CEO’s strategic vision and direction, during HR Committee meetings with the CEO in attendance. The HR Committee believes that this open dialog and exchange of ideas is important to develop and implement a successful executive compensation strategy. The CEO did not retain any outside compensation consulting services or otherwise seek compensation advice regarding AEP’s executive compensation and benefits.

Mr. Morris discusses the individual performance of all the named executive officers (other than himself) with the HR Committee and recommends their compensation to the HR Committee. As CEO, he also has substantial input into the development of employment offers for outside candidates for executive positions, although all employment offers for executive officer positions require the approval of the HR Committee.

The CEO does not play any role in determining or recommending director compensation. The Directors and Corporate Governance Committee is responsible for developing a recommendation as to the compensation of non-management directors. In 2009 the Directors and Corporate Governance Committee hired an outside compensation consultant (Hewitt Associates), which is independent from both the Company and the HR Committee’s executive compensation consultant, to help it meet this responsibility. The Board of Directors makes the final determination on directors’ compensation. The CEO attends the Directors and Corporate Governance Committee meetings.

Change In Control Agreements.    The HR Committee provides change in control agreements to all the named executive officers to help align the interests of these executives with those of AEP’s shareholders by mitigating the financial impact if their employment is terminated as a result of a change in control. The HR Committee also considers change in control agreements as an important tool in recruiting external candidates for certain executive positions. The HR Committee limits participation to those executives (currently 15) whose full support and sustained contributions in the course of a lengthy and stressful possible corporate transaction would be critical to the successful completion of a change in control.

While the HR Committee believes these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the Company and the interests of shareholders in the event of an anticipated or actual change in control. During such transitions, retaining and continuing to motivate the Company’s key executives would be critical to protecting shareholder value. In a change of control situation, outside competitors are more likely to try to recruit top performers away from the Company, and our executive officers may consider other opportunities when faced with uncertainty about retaining their positions. Therefore, the HR Committee uses these agreements to provide security and protection to officers in such circumstances for the long-term benefit of the Company and its shareholders.

The Board has adopted a policy that requires shareholder approval of future executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the named executive officer’s salary plus bonus. In consultation with Towers Watson, the HR Committee periodically reviews change in control agreement practices for similar companies, including the companies in our Compensation Peer Group. The HR Committee has found that change in control agreements are common among these companies, and that 2.99 is the most common multiple for executive officers. Therefore, the HR Committee approved change in control multiples of 2.99 times base and bonus for all of the named executive officers. The HR Committee has also structured AEP’s change in control agreements to include a “double trigger,” which is a change in control accompanied by an involuntary termination or constructive termination within two years.

If the payments made to a named executive officer on account of his or her termination exceed certain amounts, the Company may not be able to deduct the payments for federal income tax purposes and the named executive officer could be subject to a 20% excise tax on such payments. The excise tax is in addition to the executive’s regular payroll and income taxes. To offset the effect of the excise tax, AEP’s change in control agreements provide “gross-up” payments to reimburse executives for the excise tax. However, the total benefit that an executive would receive by reason of the change in control will be reduced by up to 5% if that reduction would avoid the excise tax. The gross-up payment to reimburse the executive for these excise taxes is no longer being included in change in control agreements entered into with new participants after October 2009.

In addition, in the event of a change in control, all outstanding performance units would vest and would be paid at a target performance score. Other compensation and benefits provided to executive officers in the event of a change in control are consistent with that provided in the event a participant’s employment is terminated due to a consolidation, restructuring or downsizing as described below.

Other Employment Separations.    AEP maintains a severance plan that provides two weeks of base pay per year of service to all employees, including executive officers, if their employment is terminated due to a consolidation, restructuring or downsizing, subject to the employee’s agreement to waive claims against AEP. In conjunction with his hire, Mr. Morris negotiated an employment agreement that provides him a severance payment equal to two times his annual base salary in the event of his severance, subject to his agreement to waive claims against AEP. In addition, our severance benefits for all employees include outplacement services and access to health benefits at a reduced net cost for up to 18 months (or until age 65 for employees who are at least age 50 with 10 years of service at the time of their severance).

Named executive officers and all other employees who separate from service after year-end, other than for cause, remain eligible for a discretionary annual incentive award for the completed year. The amount of such awards remains discretionary and is determined in accordance with the normal award process. Named executive officers and other employees remain eligible for a prorated portion of their annual incentive award if they separate from service prior to year-end due to their retirement, severance attributed to restructuring, consolidation or downsizing, or death.

A prorated portion of outstanding performance units vest if a participant retires, which is defined as a termination other than for cause after the executive reaches age 55 with five years of service. Mr. Morris, Mr. English, Ms. Tomasky and Mr. Powers were retirement eligible in 2009. A prorated portion of outstanding performance units would also vest to a participant’s heirs in the event of a participant’s death.

Financial Counseling participants, or their spouses, are also entitled to one year of continued service in the event of their severance or death.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation in excess of $1,000,000 paid in any year to the Company’s CEO or any of the next three highest paid named executive officers named in the Summary Compensation Table, other than the Chief Financial Officer. The HR Committee considers the limits imposed by Section 162(m) when designing compensation and benefit programs for the Company and its executive officers. Because the annual incentive compensation awarded in 2009 was performance based and awarded by a committee of independent outside directors pursuant to a plan that was approved by shareholders (the Senior Officer Incentive Plan), its deductibility is not subject to the Section 162(m) limit. Amounts paid to the named executive officers for vested performance units, which were granted under the shareholder approved Long-Term Incentive Plan, also are not subject to the deductibility limit for the same reasons.

From time to time, AEP awards restricted shares or restricted stock units for special achievements and circumstances, but they are not part of our regular long term incentive award program. The restricted shares and restricted stock units are not considered to be performance based under Section 162(m), and therefore any amounts paid are not tax deductible to the extent that the covered executive officer receives total non-performance based compensation in excess of $1,000,000.

By meeting the requirements for performance based compensation under Section 162(m) for annual incentive compensation and performance units, the Company saved approximately $5.0 million for 2009. The HR Committee intends to continue to utilize shareholder approved plans and performance based awards to allow the Company to deduct most annual and long-term incentive compensation paid to named executive officers, while maintaining sufficient flexibility to award appropriate incentives to named executive officers.

Human Resources Committee Report

Membership and Independence.    The HR Committee had four members until December 2009, when a fifth member (Mr. Cordes) was added. The Board has determined that each member of the HR Committee is an independent director, as defined by the New York Stock Exchange listing standards.

Purpose.    The primary purpose of the HR Committee is to provide independent oversight of the compensation and human resources policies and practices of the Company. The primary objective of the HR Committee with respect to executive compensation is to ensure that the executive officers and other key employees are compensated in a manner that is consistent with the Company’s business strategy and risk tolerance, competitive practices, internal equity considerations, and Company and Board policies.

Functions and Process.    The HR Committee operates under a written charter adopted by the Board. This charter is available on AEP’s web-site at www.AEP.com/investors/corporategovernance.

The HR Committee annually reviews AEP’s executive compensation in the context of the performance of management and the Company. The HR Committee reviews and approves the compensation for all officers at the senior vice president level and above and other key employees. With respect to the compensation of the CEO, the HR Committee is responsible for making compensation recommendations to the independent members of the Board, who review and approve his compensation.

In carrying out its responsibilities, the HR Committee addressed many aspects of AEP’s human resource and executive compensation programs and practices in 2009, including:

•	Establishing annual and long-term performance objectives for senior executives as a group and individual performance objectives for the CEO,

•	Assessing the performance of the CEO, other senior executives and the Company relative to those established performance objectives,

•

Conducting a 360 degree leadership assessment of the CEO based on written comments from board members, senior AEP management, Mr. Morris’ direct reports and the audit firm partner overseeing AEP’s external audit,

•	Determining the mix of base salary, short-term incentives and long-term equity based compensation to be provided to executives,

•	Reviewing an analysis of executive compensation for all senior executives, including the named executive officers,

•

Reviewing and approving the base salaries, annual incentive awards and long-term incentive award opportunities for all senior executives other than the CEO, and recommending the CEO’s to the independent members of the board of directors,

•	Reviewing and approving the major elements of the Company’s compensation and benefit programs,

•	Evaluating whether and how the design of the Company’s executive compensation programs and practices affect risk taking,

•	Reviewing and approving the major terms of employment, change in control and any other special agreements with executives,

•	Reviewing the Company’s workforce safety efforts and results,

•	Reviewing the senior management succession plan, including succession alternatives for the CEO,

•	Reviewing workforce diversity efforts and results,

•	Reviewing and approving reports to shareholders regarding executive compensation, and

•	Selecting and engaging a compensation consultant to provide objective and independent advice to the HR Committee.

In establishing performance objectives, the HR Committee considers the interests of other major AEP stakeholders, such as AEP’s employees, customers and the communities in which AEP operates, in addition to those of AEP’s shareholders. For example, the HR Committee tied 2009 annual incentive compensation for all executive officers to employee safety, customer reliability and environmental stewardship, while also tying funding for annual incentive compensation to AEP’s earnings per share.

In determining executive compensation, the HR Committee considers all relevant factors, including:

•	Company performance,

•

The CEO’s individual performance assessed by the HR Committee chairman and lead director using a 360 CEO leadership assessment that specifically covers the areas of integrity/ethics, communication, willingness to confront tough issues, business acumen, strategic planning, teamwork, fostering a high performance culture and leadership of the board of directors,

•	Individual performance for other executive officers as assessed by the CEO and, for executive officers that do not report directly to the CEO, their direct manager,

•	Compensation survey information,

•	The responsibilities and experience of each senior officer,

•	Supervisor recommendations,

•	Compensation history,

•	The impact compensation changes may have on other elements of total rewards,

•	The impact of compensation on risk taking,

•	The expense implications of any changes, and

•	Tally sheets, showing each of the named executive officer’s total compensation in multiple scenarios.

2009 Policy Changes.    In 2009 the HR Committee made the following significant policy changes with respect to AEP’s executive compensation programs and practices:

•	Effective February 2009, the HR Committee eliminated the Company’s reimbursement for and gross-up on country club dues for executive officers,

•

Effective October 2009, the HR Committee prohibited personal use of corporate aircraft that has an incremental cost to the Company for all employees, including future CEOs, other than for Mr. Morris, who negotiated personal use of corporate aircraft as part of his employment agreement,

•	In November 2009 the HR Committee directed management to amend its policies and practices to eliminate all tax gross-ups, and

•	In November 2009 the HR Committee also revised AEP’s change in control agreements offered to new participants to eliminate the reimbursement for excise taxes.

The HR Committee’s Independent Compensation Consultant.    In 2009 and again in 2010, the HR Committee engaged a nationally recognized consultant Towers Perrin (now Towers Watson effective January 1, 2010) to provide recommendations to the HR Committee regarding AEP’s executive compensation and benefits programs and practices. The HR Committee is authorized to retain and terminate the consultant without management approval, and has the sole authority to approve the consultant’s fees. In 2009 Towers Perrin provided information on current trends in executive compensation and benefits within the electric utility industry and among U.S. industrial companies in general.

The HR Committee annually assesses and discusses the performance and independence of its executive compensation consultant. As part of this assessment, the HR Committee considers the extent of other business that Towers Perrin performed for AEP and reviewed the safeguards that were in place to ensure the independence of the advice they receive. A different office of Towers Perrin performed actuarial and benefits consulting services for the Company related to pension plans for the Company, for which we paid $1,376,000 in 2009. Management regularly reports to the HR Committee the amount of such other business provided to the Company. The HR Committee maintains a policy that requires the Company to seek the HR Committee’s approval before engaging this firm for new non-recurring work for which the cost is expected to exceed $25,000. The HR Committee has engaged Towers Watson to provide similar services in 2010.

The HR Committee also annually reviews the performance and independence of Towers Watson. The lead consultant providing services to the HR Committee is Mr. Meischeid. Mr. Meischeid is not directly compensated for increasing the total revenues that Towers Watson receives from the Company or for expanding the types of services the Company receives from them. Towers Watson does not have any role in recommending director compensation. In January 2009 and again in 2010, the HR Committee reviewed the cost of the work Towers Perrin and now Towers Watson performed for AEP and concluded that, although Towers Watson does perform an extensive amount of other services for the Company, adequate barriers and safeguards were in place to ensure that Towers Watson’s executive compensation recommendations were not in any way influenced by this other business. The HR Committee further concluded that Towers Watson was not unduly influenced by management and was providing objective and independent advice. The HR Committee regularly holds executive sessions with Mr. Meischeid to help ensure that it receives full and independent advice.

In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Company’s proxy statement to be filed in connection with the Company’s 2010 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Human Resources Committee Members

Donald M. Carlton

James F. Cordes

Ralph D. Crosby, Jr.

Thomas E. Hoaglin

Lester A. Hudson, Jr., Chair

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($) (d)	Stock Awards ($)(2) (e)	Option Awards ($) (f)	Non- Equity Incentive Plan Compen- sation ($)(3) (g)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4) (h)	All Other Compen- sation ($)(5) (i)	Total ($) (j)
Michael G. Morris —	2009	1,254,808	—	5,265,750	—	—	446,490	572,230	7,539,278
Chairman of the board,	2008	1,259,615	—	5,955,000	—	1,654,071	330,564	818,438	10,017,688
president and chief executive officer	2007	1,204,615	—	5,515,900	—	1,800,000	446,677	643,748	9,610,940

Brian X. Tierney (6) —	2009	401,539	—	857,866	—	—	124,813	69,767	1,453,985
Executive vice president and Chief Financial Officer	2008	403,077	—	816,550	—	665,000	117,421	61,134	2,063,182

Carl L. English —	2009	552,115	—	1,848,128	—	—	108,781	74,965	2,583,989
Chief Operating Officer	2008	554,231	—	2,136,178	—	450,000	88,541	69,837	3,298,787
	2007	511,961	—	829,931	—	400,000	99,096	59,844	1,900,832

Robert P. Powers —	2009	511,961	—	1,213,530	—	—	692,065	68,442	2,485,998
President-AEP Utilities	2008	513,923	—	1,396,805	—	415,000	175,962	84,475	2,586,165
	2007	491,885	—	829,931	—	400,000	32,981	67,916	1,822,713

Susan Tomasky —	2009	511,961	—	1,221,052	—	—	1,009,187	64,060	2,806,260
President-Transmission	2008	513,923	—	1,267,700	—	400,000	251,454	71,464	2,504,541
	2007	501,923	—	829,931	—	425,000	86,020	70,361	1,913,235

Holly Keller Koeppel (7) —	2009	498,077	—	1,320,048	—	—	264,759	315,082	2,397,966
Former Chief Financial	2008	503,846	—	1,338,208	—	450,000	168,745	68,342	2,529,141
Officer	2007	451,731	—	829,931	—	400,000	89,224	59,721	1,830,607

(1)	Amounts in the salary column are composed of executive salaries and additional days of pay earned for years with more than the standard 260 calendar work days and holidays.

(2)	The amounts reported in this column relate to performance units granted under our Long-Term Incentive Plan. The amounts shown are based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718 for the current and prior years. Depending on the Company’s performance during the relevant three-year period, the potential payout to the executives can range from 0% to 200% of the target number of performance units, including reinvested dividends, multiplied by the average closing price of AEP common stock for the last 20 trading days of the performance period. Therefore, the maximum amount payable to an executive is equal to 200% of the target award stated above, plus an amount equal to any reinvested dividends on the performance units multiplied by the percentage increase in AEP’s share price from the grant date.

See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the years ended December 31, 2009 and December 31, 2008, and Note 16 for years ended December 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts. The amounts that vested for the 2007 performance unit grant are shown in the Option Exercises and Stock Vested table on page 61. For further information on these awards, see the Grants of Plan-Based Awards Table on page 56, the Outstanding Equity Awards at Fiscal Year-End Table on page 60 and the Option Exercises and Stock Vested Table on page 61.

(3)	The amounts shown in this column are annual incentive awards made under the Company’s Senior Officer Incentive Plan for the year shown. At the outset of each year, the HR Committee sets target bonuses and performance criteria that will be used to determine whether and to what extent executive officers will receive payments under this plan.

(4)	The amounts shown in this column are attributable to the increase in the actuarial values of each of the named executive officer’s combined benefits under AEP’s qualified and non-qualified defined benefit plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. However, as a result of Ms. Koeppel’s separation from service as of December 31, 2009, she became entitled to the distribution of these benefits. See table entitled “Pension Benefits” on page 63, and related footnotes for additional information. No named executive officer received preferential or above-market earnings on deferred compensation. See detailed discussion of Pension Benefits on page 63 and Note 8 to the Consolidated Financial Statements included in our Form 10-K for the years ended December 31, 2009 and December 31, 2008, and Note 9 for the year ended December 31, 2007 for a discussion of the relevant assumptions.

(5)	A detailed breakout of the amounts shown in the All Other Compensation column for 2009 is shown below. These amounts include subsidiary director fees, tax gross-ups, and Company contributions to the Company’s Retirement Savings Plan and the Company’s Supplemental Retirement Savings Plan. Prior to October 2009, the Company reimbursed executives for the tax withholding for spouse travel on corporate aircraft to events that the spouse was invited to attend. This amount is included under tax gross-ups below. Effective November 2009, the HR Committee eliminated all tax gross-ups. The HR Committee also eliminated Company reimbursement for country club dues effective February 2009.

For Mr. Morris, Ms. Tomasky and Ms. Koeppel, the amount shown for 2009 includes the aggregate incremental cost associated with their personal use of Company-provided aircraft of $447,818, $1,998 and $41,444, respectively. This amount is the incremental cost to the Company for their personal use of Company-provided aircraft, including all operating costs such as fuel, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, the lease costs for Company aircraft and the cost of maintenance not related to personal trips, are excluded. For proxy reporting purposes, personal use of corporate aircraft includes the incremental cost of relocating aircraft to accommodate personal trips and the incremental costs of flights for Mr. Morris, Ms. Tomasky and Ms. Koeppel to attend outside board meetings for the public companies and government institution at which they serve as outside directors. Effective September 2009, the HR Committee eliminated personal use of Company provided aircraft to the extent that such use has an incremental cost to the Company, except for Mr. Morris who negotiated this as part of his employment agreement. Ms. Koeppel received a separation payment of $212,000 in accordance with an agreement reached with her in exchange for her releasing the Company from any and all claims.

(6)	Mr. Tierney became an executive officer of AEP in 2008 so only his compensation for 2009 and 2008 is shown.

(7)	Ms. Koeppel resigned as the Company’s Chief Financial Officer effective September 30, 2009, but continued her employment through 2009 in other capacities.

All Other Compensation for 2009

Type	Michael G. Morris	Brian X. Tierney	Carl L. English	Robert P. Powers	Susan Tomasky	Holly Keller Koeppel
Retirement Savings Plan Match	$8,296	$11,025	$11,025	$11,025	$11,025	$8,247
Supplemental Retirement Savings Plan Match	81,704	37,592	34,927	31,483	30,808	35,196
Tax Gross-Ups	5,845	—	525	3,436	—	1,661
Subsidiary Company Directors Fees	13,300	10,500	11,400	10,450	7,600	12,150
Director Life and Accident Insurance	803	—	—	—	—	—
Country and Dining Club Dues and Airline Club Dues	2,664	—	683	1,749	2,085	434
Financial Counseling and Tax Preparation	11,800	10,650	12,500	10,299	10,444	3,950
Personal Use of Company Aircraft	447,818	—	—	—	1,998	41,444
Health & Wellness Program Incentives	—	—	—	—	100	—
Relocation Payment	—	—	3,905	—	—	—
Separation Payment	—	—	—	—	—	212,000

Grants of Plan Based Awards

Name (a)	Grant Date Approval(1)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			Grant Date Fair Value of Stock and Option Awards(5) ($) (h)
			Threshold ($) (c)	Target ($) (d)	Maximum(3) ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Michael G. Morris
2009 Senior Officer Incentive Plan	—	1/1/2009	—	$1,427,885	$2,855,769
2009 – 2011 Performance Units	12/10/08	1/1/2009				—	175,000	350,000	5,265,750
Brian X. Tierney
2009 Senior Officer Incentive Plan	—	1/1/2009	—	389,423	778,846
2009 – 2011 Performance Units	12/10/08	1/1/2009				—	28,510	57,020	857,866
Carl L. English
2009 Senior Officer Incentive Plan	—	1/1/2009	—	428,365	856,731
2009 – 2011 Performance Units	12/10/08	1/1/2009				—	61,420	122,840	1,848,128
Robert P. Powers
2009 Senior Officer Incentive Plan	—	1/1/2009	—	370,731	741,461
2009 – 2011 Performance Units	12/10/08	1/1/2009				—	40,330	80,660	1,213,530
Susan Tomasky
2009 Senior Officer Incentive Plan	—	1/1/2009	—	370,731	741,461
2009 – 2011 Performance Units	12/10/08	1/1/2009				—	40,580	81,160	1,221,052
Holly Keller Koeppel
2009 Senior Officer Incentive Plan	—	1/1/2009	—	360,769	721,538
2009 – 2011 Performance Units	12/10/08	1/1/2009				—	43,870	87,740	1,320,048

(1)	On December 10, 2008, the HR Committee and the independent members of the board approved the 2009 performance unit awards under AEP’s long-term incentive plan. The performance and vesting period for these awards is January 1, 2009 through December 31, 2011.
(2)	Consists of potential payouts under the Senior Officer Incentive Plan, which are based on base salary paid during the year.
(3)	The amount shown in this column represents 200% of the target award for each of the named executive officers, which is generally the maximum annual incentive award for all AEP executives and other employees. However, under the Senior Officer Incentive Plan the HR Committee may make awards on an exception basis up to the limits pertaining to this plan. Award payments for 2009 could not have exceeded 0.75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes. In addition, the maximum award payment for each executive officer was capped at the lesser of:
(i)	$6,000,000 or
(ii)	400% of the executive’s base salary (prior to any salary reduction or deferral elections) as of the date of grant of the award.
(4)	Consists of performance units awarded under our Long-Term Incentive Plan for the three-year performance period 2009 – 2011. For further information on these awards, see the description under 2009 Stock Award Grants below.
(5)	The amounts shown in this column relate to performance units granted under our Long-Term Incentive Plan. The amounts are valued based on the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718. See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2009. The value is computed by multiplying the closing price of AEP common stock on December 10, 2008 ($30.09) by the target number of performance units granted as shown in column g. The actual number of performance units earned will depend on AEP’s performance over the 2009 through 2011 period and could vary from zero percent (0%) to two-hundred percent (200%) of the target award plus reinvested dividends. The value of performance units earned will be equal to AEP’s average closing share price for the last 20 trading days of the performance period multiplied by the number of performance units earned.

2009 Stock Award Grants.    The named executive officers were awarded performance units effective January 1, 2009. These performance units were granted for a three-year performance period (2009-2011) and generally vest, subject to the participant’s continued employment, at the end of the performance period. Performance units are generally equivalent in value to shares of AEP common stock. Dividends are reinvested in additional performance units. The 2009-2011 performance units are subject to two equally weighted performance measures for the three-year performance period, which are:

•	Three-year total shareholder return relative to the Utility Sector of the S&P 500 Index, and

•	Three-year cumulative earnings per share relative to a performance measure established by the HR Committee.

These performance measures are described in detail in Compensation Discussion and Analysis-Performance Units on page 44. The scores for these performance measures determine the percentage of the performance units earned at the end of the performance period and can range from zero percent to 200 percent of the target. The value of each performance unit that is earned equals the average closing price of AEP common stock for the last twenty trading days of the performance period.

Effective January 1, 2010, the named executive officers were also awarded performance units for the 2010-2012 three-year performance period under terms that are otherwise similar to those described above for the 2009-2011 performance period. The three-year cumulative earnings per share target for the 2010-2012 is $9.32. The relative total shareholder return performance measure for these performance units is identical to that for the previously granted performance units.

2009 Non-Equity Incentive Compensation.    For 2009 the HR Committee established the following annual incentive targets for the named executive officers:

•	110 percent of base salary for Mr. Morris,

•	93.75 percent of base salary for Mr. Tierney,

•	75 percent of base salary for Mr. English, and

•	70 percent of base salary for Mr. Powers, Ms. Tomasky and Ms. Koeppel.

Actual awards generally may vary from 0% to 200% of the annual incentive target.

The HR Committee set target funding for the 2009 annual incentive compensation program at the same level as the 2008 EPS target ($3.20), despite very difficult economic conditions. The full EPS performance measure established by the HR Committee was:

•	Above the mid-point of our earnings guidance ($2.90 per share) for any payout,

•	The high end of our earnings guidance ($3.05 per share) for a 50% of target score and award pool,

•	Above the high end of our earnings guidance ($3.20 per share) for a 100% target score and award pool, and

•	Substantially above the high end of our earnings guidance ($3.30 per share) for a maximum 200% of target score and award pool.

In 2009 AEP produced ongoing EPS of $2.97, which was above the mid-point of AEP’s earnings guidance for the year, and resulted in a score of 19.1% of target. For 2009, ongoing EPS was $0.01 more than earnings per share reported in AEP’s financial statements because of the reapplication of regulatory accounting for one of our public utility subsidiaries. See our Form 8-K filed on January 28, 2010 announcing 2009 fourth quarter and year-end earnings for a reconciliation of ongoing and reported EPS.

For 2009 the HR Committee again used an Executive Council Scorecard with four performance categories: safety, operating performance, regulatory performance and strategic initiatives. The scores for the safety, operating performance, regulatory performance and strategic initiatives goals for 2009 combined to produce an Executive Council Scorecard result of 119.7% of target.

In order to allocate the award pool created by AEP’s EPS to each incentive group, including the group that includes the named executive officers, the resulting score for each group is multiplied by the EPS score and divided by the weighted average performance score for all groups in AEP’s annual incentive compensation program, which was 131.6% of target. This produced a gross composite score for the named executive officers of 17.4% of target (119.7% x 19.1% / 131.6% = 17.4%).

For 2009, the HR Committee also established fatality and credit rating deductions. AEP experienced two fatal work related accidents in 2009, which resulted in a 25% of target deduction in the payouts for all our executive officers. Since this fatality deduction was larger than the award score, no annual incentive awards were made to the executive officers for 2009.

AEP provides annual incentive compensation to executive officers through the Senior Officer Incentive Plan, which was approved by shareholders at the 2007 annual meeting. This plan establishes the maximum annual incentive award opportunity for each executive officer but actual awards are generally expected to be less than the maximum award available under this plan. The Senior Officer Incentive Plan also has an absolute maximum individual award of the lesser of $6,000,000 or 400% of the executive’s base salary at the time of grant.

The HR Committee establishes one or more objective performance measures under the Senior Officer Incentive Plan each year. These objective measures establish the maximum award that each executive officer may receive for such year, although the HR Committee generally expects to award less than this maximum.

For 2009 the HR Committee chose a performance objective under the Senior Officer Incentive Plan that the Company achieve positive income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income). It also established the maximum amount available for awards under the Senior Officer Incentive Plan as point seventy five percent (0.75%) of that Adjusted Income for 2009. The HR Committee further allocated a percentage of this maximum to each executive officer, as shown in the table below.

Name	2009 SOIP Funding Allocation
Mr. Morris	32.2%
Mr. Tierney	9.4%
Mr. English	9.7%
Mr. Powers	8.4%
Ms. Tomasky	8.4%
Ms. Koeppel	8.2%

The annual incentive payment for each executive officer may not exceed either the executive officer’s allocation of the performance measure or the absolute maximum individual award.

In addition to the award calculation described above, consideration is generally given to a subjective assessment of each executive’s performance in determining their annual incentive award. However, since the performance score was 0.0% for all executive officers for 2009 no individual adjustments were made and no annual incentives were awarded. Accordingly, the Non- Equity Incentive Plan Compensation column of the Summary Compensation Table shows no awards for 2009. For additional analysis of AEP’s annual incentive program see the Compensation Discussion and Analysis beginning on page 38.

Employment Agreements.    The Company entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004 for a three-year period. The Agreement is automatically renewed for additional one-year periods unless Mr. Morris or the Company takes specific action to terminate it. Under the agreement Mr. Morris is eligible to receive an annual bonus under the Senior Officer Incentive Plan based on a target percentage of at least 100% of his base salary.

The Agreement awarded Mr. Morris a nonqualified stock option grant for 149,000 shares and 200,000 restricted shares, payable in three installments, as a replacement for certain long-term compensation that he forfeited from his prior employer in order to accept employment with the Company. The first component of 66,666 shares vested on November 30, 2009. The remaining restricted shares will vest, subject to his continued employment, in two equal components of 66,667 shares on November 30, 2010 and November 30, 2011, respectively.

The Agreement provides that Mr. Morris may use the Company aircraft for personal use in accordance with Company policies in effect for senior executives. Mr. Morris is entitled to use memberships sponsored by the Company at a local country club and a luncheon club and to participate in the Company’s financial counseling program.

The Company purchased a life insurance policy for Mr. Morris with a $3 million death benefit, and paid annual premiums for five years through 2008 to maintain that policy. Mr. Morris was provided an opening balance in the AEP Supplemental Retirement Plan of $2.1 million. Mr. Morris vested in this plan in 20% increments on each of the first five anniversary dates of his employment. Mr. Morris is credited with the maximum rate permitted under the AEP Supplemental Retirement Plan (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 63. If the Company terminates the Agreement for reasons other than cause, Mr. Morris will receive a severance payment equal to two times his annual base salary.

The Company entered into an employment agreement with Mr. English (English Agreement) that became effective August 2, 2004. Mr. English is eligible to receive an annual bonus under the Senior Officer Incentive Plan, and his target percentage will be equal to at least 65% of his base salary. The English Agreement awarded Mr. English 30,000 restricted stock units, which vested in equal thirds in August 2005, 2006 and 2007. Mr. English’s cash balance account under the AEP Supplemental Retirement Plan is credited with the maximum rate permitted (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 63.

Mr. Powers, Ms. Tomasky and Ms. Koeppel each have agreements with the Company, which result in their being credited with 17, 20, and 15.25 years, respectively, of additional service under AEP’s pension plans. For further information on these agreements, see the Pension Benefits Table on page 63.

In addition to these agreements, each of the named executive officers has entered into a Change In Control Agreement with AEP. For further information about these Change In Control Agreements see Potential Payments upon Termination or Change in Control on page 67.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested (#) (e)	Market Value of Shares or Units of Stock That Have Not Vested ($) (f)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (g)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (h)(3)
Michael G. Morris
Stock Options	149,000	30.76	1/2/2014
Restricted Shares(1)				133,334	4,638,690	—	—
2008 – 2010 Performance Units(2)				—	—	138,202	4,808,048
2009 – 2011 Performance Units(2)				—	—	185,188	6,442,691
2010 – 2012 Performance Units(2)				—	—	155,000	5,392,450
Brian X. Tierney
2008 – 2010 Performance Units(2)				—	—	18,950	659,271
2009 – 2011 Performance Units(2)				—	—	30,170	1,049,614
2010 – 2012 Performance Units(2)				—	—	35,060	1,219,737
Carl L. English
2008 – 2010 Performance Units(2)						49,576	1,724,749
2009 – 2011 Performance Units(2)						64,996	2,261,211
2010 – 2012 Performance Units(2)				—	—	52,590	1,829,606
Robert P. Powers
Stock Options	29,334	27.06	9/25/2012
Stock Options	16,667	27.95	12/10/2013
2008 – 2010 Performance Units(2)				—	—	32,417	1,127,787
2009 – 2011 Performance Units(2)				—	—	42,678	1,484,768
2010 – 2012 Performance Units(2)				—	—	36,810	1,280,620
Susan Tomasky
2008 – 2010 Performance Units(2)						29,420	1,023,522
2009 – 2011 Performance Units(2)						42,943	1,493,987
2010 – 2012 Performance Units(2)				—	—	35,060	1,219,737
Holly Keller Koeppel
2008 – 2010 Performance Units(4)						—	—
2009 – 2011 Performance Units(4)						—	—

(1)	Mr. Morris has 133,334 remaining restricted shares that he received upon his hire. They will vest, subject to his continued employment, in two equal components of 66,667 shares on November 30, 2010 and November 30, 2011, respectively. He receives dividends on these restricted shares.
(2)	AEP currently grants performance units at the beginning of each year with a three-year performance and vesting period. This results in awards for overlapping successive three-year performance periods. The performance unit awards for the 2007 – 2009 performance period vested at year-end and are shown in the Options Exercises and Stock Vested table below. The award for the 2010 – 2012 performance period was approved by the HR Committee on December 7, 2009, effective January 1, 2010. The awards shown for the 2008 – 2010 and 2009 – 2011 performance periods include performance units resulting from reinvested dividends.

(3)	The market value of the performance units reported in this column was computed by multiplying the closing price of AEP’s common stock on December 31, 2009 ($34.79) by the target number of performance units issueable set forth in column g. The actual number of performance units issued upon vesting will be based on AEP’s performance over the applicable 3 year period.

(4)	Ms. Koeppel’s unvested performance units were forfeited upon her termination of employment effective December 31, 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)(1)	Value Realized on Vesting ($) (e)(2)
Michael G. Morris	—	—	109,323	3,803,347
Brian X. Tierney	—	—	6,576	228,779
Carl L. English	—	—	16,449	572,261
Robert P. Powers	—	—	16,449	572,261
Susan Tomasky	—	—	16,449	572,261
Holly Keller Koeppel	—	—	16,449	572,261

(1)	Represents performance units under the Company’s Long-Term Incentive Plan for the 2007 – 2009 performance period that vested on December 31, 2009.
(2)	As is required, the value shown in this column is computed by multiplying the number of performance units by the market value of these shares on the vesting date ($34.79); however, the actual value realized from these shares was based on the previous 20-day average closing market price of AEP common stock as of the vesting date ($34.869). For a more detailed discussion of vesting of performance units, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 43.

Executive officers may only exercise stock options pursuant to AEP’s Insider Trading Policy. In addition, an attorney from AEP’s legal department must approve in advance each sale of AEP stock by an executive officer.

The HR Committee established performance unit targets in December 2006 for the 2007 through 2009 performance period. The HR Committee established two equally weighted performance measures for this performance period: Total Shareholder Return measured relative to the Utility Companies in the S&P 500 Index and cumulative earnings per share measured relative to a target approved by the HR Committee. AEP’s total shareholder return for this performance period was at the 38.7 percentile of the Utility Companies in the S&P 500, which produced a score of 62.3%. AEP’s cumulative earnings per share was $9.207 for this performance period. This produced an earnings per share score of 84.6%. The average of these two scores produced a composite score of 73.5% of the target award. These performance units vested on December 31, 2009 and are further described in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis. The final score calculation for these performance measures is shown in the chart below.

2007 – 2009 Performance Units

Performance Measures	Threshold Performance	Target Performance	Maximum Payout Performance	Actual Performance	Score	Weight	Weighted Score

3-Year Cumulative Earnings Per Share	$8.46 (25% payout)	$9.40 (100% Payout)	$10.34 (200% Payout)	$9.207	84.6%	50%	42.3%

3-Year Total Shareholder Return vs. S&P Electric Utilities	20th Percentile (0% Payout)	50th Percentile (100% Payout)	80th Percentile (200% Payout)	38.7 Percentile	62.3%	50%	31.2%

Composite Result							73.5%

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (c)	Present Value of Accumulated Benefits(1) (d)	Payments During Last Fiscal Year (e)
Michael G. Morris	AEP Retirement Plan	6	$100,267	—
	AEP Supplemental Benefit Plan	— (2)	3,914,288	—
Brian X. Tierney	AEP Retirement Plan	11.7	126,893	—
	AEP Supplemental Benefit Plan	11.7	455,658	—
Carl L. English	AEP Retirement Plan	5.5	99,449	—
	AEP Supplemental Benefit Plan	— (2)	347,910	—
Robert P. Powers	AEP Retirement Plan	11.5	312,009	—
	AEP Supplemental Benefit Plan	28.5 (3)	2,558,685	—
Susan Tomasky	AEP Retirement Plan	11.5	335,553	—
	AEP Supplemental Benefit Plan	31.5 (3)	3,837,755	—
Holly Keller Koeppel(4)	AEP Retirement Plan	9.5	180,756	—
	AEP Supplemental Benefit Plan	24.75 (3)	1,607,616	—

(1)	The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2009, and the following assumptions (which are consistent with those used in AEP’s financial statements):

•

The named executive officer retires at age 65 (or, for Mr. Tierney, Mr. Powers, Ms. Tomasky and Ms. Koeppel their age 62, when unreduced benefits would be payable), and commences the payment of benefits (the “accrued benefit”).

•

The value of the annuity benefit at the named executive officer’s assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 6.60% and 5.50% for the benefits accrued under the AEP Retirement Plan and AEP Supplemental Benefit Plan, respectively, and assumed mortality based upon the IRS 2010 sex-distinct mortality tables. The value of the lump sum benefit at that assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 6.50% and assumed mortality based on the 2010 IRS Applicable Mortality table. The present value of both the annuity benefit and the lump sum benefit at each executive’s current age is based upon an assumed interest rate of 5.60% and 5.50% for the benefits accrued under the AEP Retirement Plan and AEP Supplemental Benefit Plan, respectively.

•

The present value of the accrued benefit is weighted based on 75% lump sum and 25% annuity (or 40% lump sum and 60% annuity for Mr. Powers and Ms. Tomasky due to their eligibility for early retirement under the final average pay benefit formula), based on the assumption that participants elect those benefit options in that proportion.

(2)	Mr. Morris and Mr. English each has an individual agreement that provides for annual credits at the maximum rate provided (currently 8.5%). If not for their agreements, their combined age and service at December 31, 2009 would have entitled each of them to an annual credit at only 7.0% of eligible pay. Mr. Morris’ agreement further provided him an opening cash balance credit of $2,100,000 as of January 1, 2004. The higher crediting rate for Mr. Morris and Mr. English, and Mr. Morris’ opening cash balance credit, have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $3,012,943 and $82,635, respectively.

(3)	Mr. Powers, Ms. Tomasky and Ms. Koeppel each has an individual agreement with AEP that credits them with years of service in addition to their actual years of service with AEP. Their additional years of service credit have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $1,560,089, $2,652,206 and $1,051,514, respectively.

(4)	Ms. Koeppel separated from service on December 31, 2009. As of January 1, 2010, the options available for the payment of her benefit under the AEP Retirement Plan included $185,025 as a lump sum or $768 as a monthly single life annuity. Ms. Koeppel’s lump sum benefit under the AEP Supplemental Benefit Plan was $1,624,172 as of January 1, 2010.

Overview.    AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The nonqualified plans provide (i) benefits that cannot be paid under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain of the named executive officers. The plans are designed to provide a source of income upon retirement to executives and their spouses, as well as a market competitive benefit opportunity as part of a market competitive total rewards package.

AEP Retirement Plan. The AEP Retirement Plan is a tax-qualified defined benefit pension plan. As a general matter, the benefits available under the AEP Retirement Plan are determined by reference to a cash balance formula. In addition, employees who have continuously participated in the AEP Retirement Plan since December 31, 2000 (called “Grandfathered AEP Participants”) remain eligible for an alternate pension benefit calculated by reference to a final average pay formula. Mr. Tierney, Mr. Powers, Ms. Tomasky, and Ms. Koeppel, are Grandfathered AEP Participants.

A.	Cash Balance Formula. Under the cash balance formula, each participant has an account established to which dollar amount credits are allocated each year.

1.	Company Credits. Each year, the plan credits each participant with an amount equal to a percentage of the participant’s current year salary and prior year earned annual incentive pay. The applicable percentage is based on the participant’s age and years of vesting service. The following table shows the applicable percentage:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2009, the limit was $245,000.

2.	Interest Credits. All amounts in the cash balance accounts earn interest at the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2009, the interest rate was 4%.

B.	Final Average Pay Formula. The Grandfathered AEP Participants also remain eligible for a pension benefit using the final average pay formula. Grandfathered AEP Participants will receive their benefits under the formula that provides the higher benefit.

The formula used to calculate the final average pay benefit for the applicable named executive officers is the participant’s years of service times the sum of (i) 1.1% of the participant’s high 36 consecutive months of base pay (“High 36”); plus (ii) 0.5% of the amount by which the participant’s High 36 exceeds the participant’s average Social Security covered compensation.

On December 31, 2010, each Grandfathered AEP Participant’s final average pay benefit payable at the participant’s normal retirement age will be frozen and unaffected by the participant’s subsequent service or compensation.

C.	Vesting. As of December 31, 2009, each of the named executive officers was vested.

AEP Supplemental Benefit Plan.    The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are calculated under the terms of the AEP Retirement Plan with certain modifications: (i) additional years of service or benefit credits are taken into account; (ii) annual incentive pay is taken into account for purposes of the final average pay formula; and (iii) the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits are disregarded. However, eligible pay taken into account under the cash balance formula is limited to the greater of $1 million or two times the participant’s year-end base pay.

AEP previously granted certain named executive officers additional years of credited service, an opening balance credit, special crediting rates and special vesting schedules under the AEP Supplemental Benefit Plan. These special items are further described under Employment Agreements on page 59.

As of December 31, 2009, each of the named executive officers is fully vested in their AEP Supplemental Benefit Plan benefit.

Nonqualified Deferred Compensation

Name (a)	Plan Name(1) (b)	Executive Contributions in Last FY(2) ($) (c)	Registrant Contributions in Last FY(3) ($) (d)	Aggregate Earnings in Last FY(4) ($) (e)	Aggregate Withdrawals/ Distributions ($) (f)	Aggregate Balance at Last FYE(5) ($) (g)
Michael G. Morris	SRSP	383,500	81,704	522,602	—	2,434,833
	SORP	—	—	1,040,578	—	6,279,014
Brian X. Tierney	SRSP	93,338	37,592	104,233	—	1,049,435
	SORP	—	—	80,668		486,767
Carl L. English	SRSP	46,569	34,927	19,443	—	427,331
	SORP	—	—	357,757		2,158,764
Robert P. Powers	SRSP	49,623	31,483	51,843	—	1,549,614
	ICDP	—	—	18,246	—	525,314
	SORP	—	—	228,028	—	1,375,958
Susan Tomasky	SRSP	60,223	30,808	134,644	—	1,302,051
	SORP	—	—	627,672	—	3,787,470
Holly Keller Koeppel	SRSP	176,577	35,196	119,333	—	1,232,243
	SORP	—	—	222,257	—	1,341,135

(1)	“SRSP” is the American Electric Power System Supplemental Retirement Savings Plan. “ICDP” is the American Electric Power System Incentive Compensation Deferral Plan. “SORP” is the American Electric Power System Stock Ownership Requirement Plan.
(2)	The amounts set forth under “Executive Contributions in Last FY” are reported in either (i) the Salary column of the Summary Compensation Table as compensation for 2009; or (ii) the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as compensation for 2008.
(3)	The amounts set forth under “Registrant Contributions in Last FY” for the Supplemental Retirement Savings Plan are also reported in the Other Compensation column of the Summary Compensation Table.
(4)	No amounts set forth under “Aggregate Earnings in Last FY” have been reported in the Summary Compensation Table as there were no above market or preferential earnings credited to any named executive officer’s account in any of the plans.
(5)	The amounts set forth under “Aggregate Balance at Last FYE” include amounts reported in the Summary Compensation Table in previous years, and previous year earnings on such amounts, in addition to the current year amounts shown in columns c, d and e. The values shown for the SORP are calculated using the average closing price of AEP common stock for the 20 trading days up to and including the date shown, which is the methodology used to calculate distribution payments under this plan.

Overview.    AEP maintains non-qualified deferred compensation plans that allow eligible employees, including the named executive officers, to defer receipt of a portion of their base salary, annual incentive and performance unit payments. The plans are unfunded, and participants have an unsecured contractual commitment from the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following plans:

•	The American Electric Power System Supplemental Retirement Savings Plan,

•	The American Electric Power System Incentive Compensation Deferral Plan, and

•	The American Electric Power System Stock Ownership Requirement Plan.

Supplemental Retirement Savings Plan.    This plan allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the Internal Revenue Code.

•	Participants may defer up to 20% of the first $2,000,000 of their base pay and annual incentive pay.

•	The Company matches 100% of the participant’s contributions up to 1% of eligible compensation and 70% of the participant’s contributions from the next 5% of eligible compensation.

•

Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect a distribution of their account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may delay the commencement of distributions for up to five years from the date of their termination of employment.

•

Participants may direct the investment of their plan account. There were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan. The investment options are those available to all employees in AEP’s qualified Retirement Savings Plan, except for one additional option that provides interest at a rate set each December at 120% of the applicable federal long-term rate with monthly compounding.

Incentive Compensation Deferral Plan.    This plan allows eligible employees to defer taxes on annual incentive pay and earned performance units.

•	Participants may defer up to 80% of the full incentive award.

•	AEP does not offer any matching contributions.

•

Participants may direct the investment of their plan accounts. There were no above-market or preferential earnings with respect to the Incentive Compensation Deferral Plan. The investment options are those available to all employees in AEP’s qualified Retirement Savings Plan.

•

Generally, participants may not withdraw any amount credited to their account until their termination of employment with AEP. However, participants may withdraw amounts attributable to their pre-2005 contributions once prior to termination of employment, but the withdrawal amount would be subject to a 10% withdrawal penalty. Participants may elect to take distributions from their account in the same manner as the Supplemental Retirement Savings Plan.

Stock Ownership Requirement Plan.    This plan assists executives in achieving their minimum stock ownership requirements. It does this primarily by tracking the executive’s AEP Career Shares. AEP Career Shares are a form of deferred compensation, which are unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested. AEP Career Shares become payable in cash following the participant’s termination of employment. Participants may elect to take distribution of their AEP Career Shares in the same manner as the Supplemental Retirement Savings Plan.

Potential Payments upon Termination or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change in control of the Company.

SEVERANCE

AEP currently provides full-time employees, including the named executive officers, with severance benefits in the event their employment is terminated as the direct result of a restructuring or downsizing (“Severance-Eligible Employees”) if the employee releases AEP from any and all claims. These severance benefits include:

•	A lump sum severance payment equal to two weeks of base pay for each year of Company service,

•

Continued eligibility for medical and dental benefits at the active employee rates for eighteen months or until the participant becomes eligible for coverage from another employer, whichever occurs first,

•

For employees who are at least age 50 with 10 years of AEP service and who do not qualify for AEP’s retiree medical benefits or to be bridged to age 55 (described below), AEP also provides medical and dental benefit eligibility at rates equivalent to those provided to retirees until age 65 or until the participant becomes eligible for coverage from another employer, whichever occurs first, and

•	Outplacement services with an incremental cost to the Company of up to $30,000.

Severance-Eligible Employees who are within one year of becoming eligible for retiree medical benefits, which is available to those employees who are at least age 55 with at least 10 years of service (“Retirement-Eligible Employees”) are retained as active employees on a paid leave of absence until they become retirement eligible if they have sufficient severance and vacation pay to offset their base pay for this period. This benefit applies in lieu of severance and unused vacation payments that these employees would otherwise receive. The Company pays any remaining severance and vacation pay at the time of their retirement. This delay of an employee’s termination date does not apply to the plans providing nonqualified deferred compensation, which define a participant’s termination date by reference to Code Section 409A.

Although employees generally must be employed through yearend to be eligible for annual incentive compensation, Severance-Eligible Employees and Retirement-Eligible Employees remain eligible for annual incentive compensation, to the extent of their eligible earnings, for the year of their termination. The target award for these employees reflects their cumulative base earnings for the plan year, which will be lower if the employee was not employed by the Company for the full plan year. Annual incentive awards for named executive officers continue to be subject to the performance-based maximum award limits of the Senior Officer Incentive Plan and the discretion of the HR Committee. Any annual incentive awards for severed or retired executive officers would be paid at approximately the same time as the awards for active employees.

If a Severance-Eligible Employee is terminated, a pro-rata portion of any outstanding performance units which the executive has held for at least six months remains eligible for payout. These prorated performance units will not become payable until the end of the performance period and remain subject to all performance objectives.

Severance-Eligible executives are also eligible for financial counseling and tax preparation services during the remainder of the year of their termination and the following calendar year. These services currently have a maximum annual incremental cost to the Company of $16,540.

CHANGE IN CONTROL

AEP defines “change in control” under its change in control agreements and long term incentive plan as:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock,

•

A merger or consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of the surviving entity outstanding immediately after such merger or consolidation, or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

AEP has a change in control agreement with each of the named executive officers, which is triggered if there is a “change in control” of AEP and the named executive officer’s employment is terminated in connection with that change in control (i) by AEP without “cause” or (ii) by the named executive officer for “good reason”. These agreements provide for:

•	A lump sum payment equal to 2.99 times the named executive officers’ annual base salary plus target annual incentive under the annual incentive program,

•	Payment, if required, to make the named executive officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code, and

•	Outplacement services.

The lump sum change in control benefit payment is reduced by up to 5% for an executive officer if that reduction would avoid the 4999 excise tax. In November 2009 the HR Committee revised AEP’s change in control agreements that would be offered to new participants to eliminate the reimbursement for excise taxes.

The term “cause” with respect to AEP’s change in control agreements means:

(i)	The willful and continued failure of the executive to perform the executive’s duties after a written demand for performance is delivered to the executive by the Board, or

(ii)	The willful conduct or omission by the executive, which the Board determines to be illegal, gross misconduct that is injurious to the Company, or a breach of the executive’s fiduciary duty to the Company.

The	term “good reason” with respect to AEP’s change in control agreements means:

(i)	An adverse change in the executive’s status, duties or responsibilities from that in effect immediately prior to the change in control,

(ii)	The Company’s failure to pay in a timely fashion the salary or benefits to which the executive is entitled under any employment agreement in effect on the date of the change in control,

(iii)	The reduction of the executive’s salary as in effect on the date of the change in control,

(iv)	Any action taken by the Company that would substantially diminish the aggregate projected value of the executive’s awards or benefits under the Company’s benefit plans or policies,

(v)	A failure by the Company to obtain from any successor the assent to the change in control agreement, or

(vi)	The relocation, without the executive’s prior approval, of the office at which the executive is to perform services to a location that is more than fifty (50) miles from its location immediately prior to the change in control.

The Company has an opportunity to cure any of these circumstances before they may be considered “good reason”.

Also, award agreements issued under the Long-Term Incentive Plan provide that all outstanding awards will vest immediately upon a change in control. In addition, each type of long-term incentive award will be subject to special payment and valuation provisions upon a change in control as follows:

Stock Options—Participants with outstanding stock options are permitted to exercise any of their options in advance of the change in control and, thereby, receive cash equal to the value received by other AEP shareholders as a result of the change in control transaction (less applicable tax withholdings).

Performance Unit Awards—The performance unit awards will be deemed to have been fully earned at 100% of the target score, and all outstanding performance unit awards would be paid in a lump sum in cash at the higher of (i) the average closing price of a share of AEP common stock for the last 20 trading days prior to the change in control or (ii) if the change in control is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the highest price paid per share of common stock in that transaction.

Restricted Stock—No special provisions apply to AEP’s restricted stock in the event of a change in control, although the HR Committee has the authority to accelerate the vesting of any and all equity awards.

The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change in control.

Termination Scenarios

For the named executive officers who remain employed with the Company, the following tables show the incremental compensation and benefits that would have been paid to each named executive officer on December 31, 2009 under the circumstances cited in each column.

The values shown in the change in control column are triggered only if both of the following events occur (which is often referred to as a double trigger), except as noted for long-term incentives:

1)	There is a change in control of the Company, and

2)	The named executive officer’s employment is terminated by the Company without cause or by the executive with good reason.

No information is provided for terminations due to disability, because it is not AEP’s practice to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue (generally until the employee reaches age 65) for employees that cannot perform any occupation for which they are reasonably qualified. AEP treats a participant’s disability as a termination to the extent required by the regulations issued under Code Section 409A, but such terminations only trigger the payment of benefits that had previously vested.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2009

For Michael G. Morris

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance		For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($1.25 million)	$0	$2,500,000	[1]	$0	$3,737,500	$0
Annual Incentive for Completed Year[2]	$0	$0		$0	$0	$0
Other Payment for Annual Incentives[3]	$0	$0		$0	$4,111,250	$0
Long-Term Incentives:[4]
Unvested Restricted Shares (133,334)[5]	$0	$0		$0	$0	$0
Unvested 2008-2010 Performance Units[6]	$0	$3,205,365		$0	$4,808,048	$3,205,365
Unvested 2009-2011 Performance Units[6]	$0	$2,147,564		$0	$6,442,691	$2,147,564
Benefits:
Health and Welfare Benefits[7]	$0	$12,634		$0	$12,634	$14,204
Financial Counseling	$0	$16,540		$0	$16,540	$16,540
Outplacement Services[8]	$0	$30,000		$0	$30,000	$0
Other
Change in Control Benefit Reduction[9]	$0	$0		$0	($51,420)	$0
Tax Gross-up Upon Change In Control[10]	$0	$0		$0	$0	$0
Total Incremental Compensation And Benefits	$0	$7,912,103		$0	$19,107,243	$5,383,673

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2009

For Brian X. Tierney

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($400,000)	$0	$184,615	$0	$1,196,000	$0
Annual Incentive for Completed Year[2]	$0	$0	$0	$0	$0
Other Payment for Annual Incentives[3]	$0	$0	$0	$897,000	$0
Long-Term Incentives:[4]
Unvested 2008-2010 Performance Units[6]	$0	$439,514	$0	$659,271	$439,514
Unvested 2009-2011 Performance Units[6]	$0	$349,871	$0	$1,049,614	$349,871
Benefits:
Health and Welfare Benefits[7]	$0	$27,569	$0	$27,569	$73,807
Financial Counseling	$0	$16,540	$0	$16,540	$16,540
Outplacement Services[8]	$0	$30,000	$0	$30,000	$0
Other
Change in Control Benefit Reduction[9]	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control[10]	$0	$0	$0	$0	$0
Total Incremental Compensation and Benefits	$0	$1,048,109	$0	$3,875,994	$879,732

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2009

For Carl L. English

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($550,000)	$0	$126,923	$0	$1,644,500	$0
Annual Incentive for Completed Year[2]	$0	$0	$0	$0	$0
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,233,375	$0
Long-Term Incentives:[4]
Unvested 2008-2010 Performance Units[6]	$0	$1,149,833	$0	$1,724,749	$1,149,833
Unvested 2009-2011 Performance Units[6]	$0	$753,737	$0	$2,261,211	$753,737
Benefits:
Health and Welfare Benefits[7]	$0	$14,637	$0	$14,637	$8,818
Financial Counseling	$0	$16,540	$0	$16,540	$16,540
Outplacement Services[8]	$0	$30,000	$0	$30,000	$0
Other
Change in Control Benefit Reduction[9]	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control[10]	$0	$0	$0	$3,169,595	$0
Total Incremental Compensation and Benefits	$0	$2,091,670	$0	$10,094,607	$1,928,928

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2009

For Robert P. Powers

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($510,000)	$0	$235,385	$0	$1,524,900	$0
Annual Incentive for Completed Year[2]	$0	$0	$0	$0	$0
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,067,430	$0
Long-Term Incentives:[4]
Unvested 2008-2010 Performance Units[6]	$0	$751,858	$0	$1,127,787	$751,858
Unvested 2009-2011 Performance Units[6]	$0	$494,923	$0	$1,484,768	$494,923
Benefits:
Health and Welfare Benefits[7]	$0	$0	$0	$0	$0
Financial Counseling	$0	$16,540	$0	$16,540	$16,540
Outplacement Services[8]	$0	$30,000	$0	$30,000	$0
Other
Change in Control Benefit Reduction[9]	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control[10]	$0	$0	$0	$2,028,722	$0
Total Incremental Compensation and Benefits	$0	$1,528,706	$0	$7,280,147	$1,263,321

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2009

For Susan Tomasky

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($510,000)	$0	$215,769	$0	$1,524,900	$0
Annual Incentive for Completed Year[2]	$0	$0	$0	$0	$0
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,067,430	$0
Long-Term Incentives:[4]
Unvested 2008-2010 Performance Units[6]	$0	$682,348	$0	$1,023,522	$682,348
Unvested 2009-2011 Performance Units[6]	$0	$497,996	$0	$1,493,987	$497,996
Benefits:
Health and Welfare Benefits[7]	$0	$0	$0	$0	$0
Financial Counseling	$0	$16,540	$0	$16,540	$16,540
Outplacement Services[8]	$0	$30,000	$0	$30,000	$0
Other
Change in Control Benefit Reduction[9]	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control[10]	$0	$0	$0	$1,908,307	$0
Total Incremental Compensation and Benefits	$0	$1,442,653	$0	$7,064,686	$1,196,884

(1)	Mr. Morris’ employment agreement provides a severance benefit equal to two times his base pay in the event his employment is terminated not for cause, as defined therein.
(2)	Executive officers are eligible for an annual incentive award if they remain employed with AEP through year-end unless their employment is terminated for cause. However, the calculated bonus opportunity was 0.0% for 2009 for all executive officers, as shown on page 43, so no annual incentive awards were paid to executive officers for 2009. A complete description of the award determination process is provided in the Compensation Discussion and Analysis.
(3)	Represents a severance payment of 2.99 times each named executive officer’s current target annual incentive as of December 31, 2009.
(4)	The long-term incentive values shown represent the values that would be paid under such circumstances shown in each column, which are different from the values calculated in accordance with FASB ASC Topic 718. The amounts shown in the change in control column are payable upon the change in control regardless of whether the executive’s employment has been terminated.
(5)	Mr. Morris’ restricted shares will be forfeited upon termination prior to vesting unless the HR Committee determines that the circumstances of the termination warrant otherwise.
(6)	The target value of performance unit awards are shown. However, except in the event of a change in control, performance criteria continue to apply to performance units that vest early and award payments are not accelerated.
(7)

The amount reported upon severance or a change in control represents the cost to the Company of providing subsidized medical and dental benefits at employee rates for 18 months for those named executive officers who are not retirement-eligible. The amount reported upon death represents the present value of the cost to the Company of providing 50%- subsidized medical and dental coverage to the employee’s surviving spouse until the spouse reaches age 65.
(8)	Represents the maximum cost of Company paid outplacement services, which the Company provides through an unaffiliated third party vendor.
(9)	Represents a reduction in the lump sum change in control benefit payment of up to 5% that applies for an executive officer if that reduction would avoid 4999 excise taxes.
(10)	Represents a tax gross-up for the excise tax under section 4999 of the Internal Revenue Code, including all applicable taxes on this tax gross-up itself. The amount does not reflect any reductions attributable to non-compete agreements or other provisions to which the executive must agree to be eligible for change in control benefits.

The following table shows the value of additional compensation and benefits as of December 31, 2009 that would have been provided to each named executive officer after a termination of his or her employment on such date. These amounts were generally earned or vested over multiple years of service to AEP and only a portion is attributable to compensation for 2009.

Non-Incremental Post-Termination Compensation and Benefits as of December 31, 2009

Name (a)	Long-Term Incentives			Benefits
	Vested Stock Options (b)(1)	Vested Performance Units (c)(2)	AEP Career Shares (d)(3)	Vacation Payout (e)(4)	Post Retirement Benefits (f)(5)	Deferred Compensation (g)(6)
Michael G. Morris	$600,470	$3,803,347	$6,264,788	$64,904	$3,867,342	$2,434,833
Brian X. Tierney	$—	$228,779	$485,664	$23,798	$592,868	$1,049,435
Carl L. English	$—	$572,261	$2,153,874	$81,442	$458,722	$427,331
Robert P. Powers	$340,754	$572,261	$1,372,841	$0	$2,744,161	$2,074,928
Susan Tomasky	$—	$572,261	$3,778,889	$1,471	$3,794,053	$1,302,051
Holly Keller Koeppel	$—	$572,261	$1,338,096	$23,077	$1,809,197	$1,232,243

(1)	Represents the value that would have been realized had the named executive officer exercised his or her vested and outstanding stock options at the closing price of AEP common stock on December 31, 2009.
(2)	Represents the value of performance units that vested on December 31, 2009 calculated, as is required, using the market value of these shares on December 31, 2009. However, the actual value realized from these shares in February 2010 was based on the previous 20-day average closing market price of AEP common stock as of the vesting date. For a more detailed discussion of vesting of performance units, see page 62.
(3)	Represents the value of AEP share equivalents deferred mandatorily into AEP’s Stock Ownership Requirement Plan using the market value of these shares on December 31, 2009.
(4)	Represents payment of accumulated but unused vacation for the current year and any carry-over from prior years.
(5)	Represents the lump sum benefit calculated for the named executive officer pursuant to the terms of the AEP Retirement Plan and AEP Supplemental Benefit Plan as of January 1, 2010, and, for Mr. Powers and Ms. Tomasky, the actuarial present value of postretirement welfare benefits pursuant to the current terms of AEP’s medical, dental and life insurance plans, based on an assumed (or, in the case of Ms. Koeppel, actual) separation from AEP service on December 31, 2009.
(6)	Includes balances from the Supplemental Retirement Savings Plan and Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are reported in column (d).

In addition to the amounts above, the Company entered into a separation agreement that provided Ms. Koeppel with the following compensation and benefits upon her December 31, 2009 separation from service.

•	A separation payment in the amount $212,000, which is equal to two weeks of base pay for each year of her service to AEP and the value of subsidized medical insurance for 18 months.

•	Since Ms. Koeppel remained employed by AEP through year-end, she was eligible for a 2009 annual incentive award, although no award was paid to her or any executive officer.

•

Since Ms. Koeppel remained employed by AEP through the vesting date (December 31, 2009), she received payment for the 2007—2009 performance unit awards. All of Ms. Koeppel’s unvested performance unit awards (2008-2010 and 2009-2011 performance units) were canceled.

•	Ms Koeppel was also eligible for outplacement and financial counseling services, although she has not utilized these services and the Company has not incurred any expense with respect to them.

Share Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2010 for all Directors, each of the persons named in the Summary Compensation Table and all Directors and executive officers as a group.

Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Retainer Deferral Plan Stock Units(b)	Options Exercisable Within 60 Days	Total
E. R. Brooks	12,847		23,639	—	—	36,486
D. M. Carlton	7,431		23,639	—	—	31,070
J. F. Cordes	—		862	—	—	862
R. D. Crosby, Jr.	—		12,342	—	—	12,342
C. E. English	20,899		61,911	—	—	82,810
L. A. Goodspeed	—		12,984	—	—	12,984
T. Hoaglin	1,000		7,563	—	—	8,563
L. A. Hudson, Jr.	1,853	(d)	29,396	—	—	31,249
H. K. Koeppel	21,805	(c)	38,462	—	—	60,267
M. G. Morris	283,568	(g)	180,074	—	149,000	612,642
L. L. Nowell III	—		16,098	—	—	16,098
R. P. Powers	19,691	(c)	39,461	—	46,001	105,153
R. L. Sandor	1,092		23,639	3,236	—	27,967
K. D. Sullivan	—		25,091	9,062	—	34,153
B. X. Tierney	23,770	(c)	13,960	—	—	37,730
S. Tomasky	11,286	(c)	108,620	—	—	119,906
S. Martinez Tucker	1,532	(e)	4,163	—	—	5,695
J. F. Turner	—		5,966	—	—	5,966
All directors, nominees and executive officers as a group (24 persons)	436,755	(f)	733,653	12,298	200,901	1,383,607

(a)	This column includes amounts deferred in Stock Units and held under the Stock Unit Accumulation Plan for Non-Employee Directors and held under AEP’s various officer benefit plans. Includes the following numbers of career shares: Mr. Morris, 180,074; Mr. English 61,911; Ms. Koeppel, 38,462; Mr. Powers, 39,461; Mr. Tierney, 13,960; Ms. Tomasky, 108,620; and all directors and executive officers as a group, 565,058.

(b)	This column reflects amounts held in the Retainer Deferral Plan for Non-Employee Directors.
(c)	Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan and the AEP Supplemental Retirement Savings Plan: Ms. Koeppel 20,305; Mr. Powers, 19,578; Mr. Tierney, 23,770; Ms. Tomasky, 11,286; and all directors and executive officers as a group, 87,451.
(d)	Includes 750 shares held by family members of Dr. Hudson over which he disclaims beneficial ownership.
(e)	Includes 32 shares held by family members of Ms. Tucker over which she disclaims beneficial ownership.
(f)	Represents less than 1% of the total number of shares outstanding.
(g)	Includes restricted shares with different vesting schedules, that include dividend and voting rights, but the shares cannot be sold, transferred or pledged until they vest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires AEP’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of AEP Common Stock with the SEC. Executive officers and directors are required by SEC regulations to furnish AEP with copies of all reports they file. Based solely on a review of the copies of such reports furnished to AEP and written representations from AEP’s executive officers and directors during the fiscal year ended December 31, 2009, AEP believes that all Section 16(a) filing requirements were met during 2009 with the exception of the following. In January 2010, Ms. Tucker, one of our directors, learned that her husband’s portfolio manager sold AEP shares without Mr. Tucker’s knowledge or approval despite the fact that Mr. Tucker had instructed the portfolio manager not to trade any AEP shares without his prior approval. Specifically, the portfolio manager executed two sales totaling 16 shares of AEP stock between March 2009 and April 2009. Since Ms. Tucker was unaware of the transactions at the time of their execution, she failed to report them on a Form 4. Promptly upon being informed of the transactions, Ms. Tucker reported them on a Form 5.

Share Ownership of Certain Beneficial Owners

Set forth below are the only persons or groups known to AEP as of December 31, 2009, with beneficial ownership of five percent or more of AEP Common Stock.

	AEP Shares
Name, Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	25,852,912	(a)	5.412%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	25,177,569	(b)	5.27%

(a)	Based on the Schedule 13G filed with the SEC, FMR LLC reported that it has sole power to vote 3,752,672 shares and sole dispositive power for 25,852,912 shares.
(b)	Based on the Schedule 13G filed with the SEC, BlackRock, Inc. reported that it has sole power to vote 25,177,569 shares and sole dispositive power for 25,177,569 shares.

Shareholder Proposals and Nominations

To be included in AEP’s proxy statement and form of proxy for the 2011 annual meeting of shareholders, any proposal which a shareholder intends to present at such meeting must be received by AEP, attention: Thomas G. Berkemeyer, Assistant Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 15, 2010.

Notice to nominate a director must include your name, address, and number of shares you own; the name, age, business address, residence address and principal occupation of the nominee and the number of shares beneficially owned by the nominee. It must also include all the information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this Policy is posted on our website at www.AEP.com. All such notices must be received by AEP, attention: Thomas G. Berkemeyer, Assistant Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 16, 2010. The Assistant Secretary will forward the recommendations to the Committee on Directors and Corporate Governance for consideration.

For any proposal intended to be presented by a shareholder without inclusion in AEP’s proxy statement and form of proxy for the 2011 annual meeting, the proxies named in AEP’s form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless AEP receives notice of the matter by January 30, 2011. However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by SEC regulations.

Solicitation Expenses

The costs of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail and the internet, but some telephone or personal solicitations of holders of AEP Common Stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no compensation, other than their regular salaries, for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist us with the solicitation of proxies for an estimated fee of $8,500, plus reasonable out-of-pocket expenses.

Exhibit A

AMENDED AND RESTATED

AMERICAN ELECTRIC POWER SYSTEM LONG-TERM INCENTIVE PLAN

Amended and Restated American Electric Power System Long-Term Incentive Plan

1. Purpose of the Plan

The purpose of the Amended and Restated American Electric Power System Long-Term Incentive Plan, dated April 26, 2005, is to promote the interests of AEP and its shareholders by strengthening AEP’s ability to attract, motivate and retain employees and directors of AEP and its Subsidiaries upon whose judgment, initiative and efforts the financial success and growth of the business of AEP largely depend, to align further the interests of AEP’s management with the shareholders, and to provide an additional incentive for employees and directors through stock ownership and other rights that promote and recognize the financial success and growth of AEP.

2. Definitions

Wherever the following capitalized terms are used in this Plan they shall have the meanings specified below:

(a)	“AEP” means American Electric Power Company, Inc., a New York corporation, and any successor thereto.

(b)	“Award” means an award of an Option, Restricted Stock, Stock Appreciation Right, Performance Award, Phantom Stock or Dividend Equivalent granted under the Plan.

(c)	“Award Agreement” means an agreement entered into between AEP and a Participant setting forth the terms and conditions of an Award granted to a Participant.

(d)	“Board” means the Board of Directors of AEP.

(e)	“Change in Control” shall have the meaning specified in Section 12 hereof.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Human Resources Committee of the Board consisting of not less than a sufficient number of Non-Employee Directors so as to qualify the Committee to administer the Plan under Rule 16b-3 and each of whom is an “independent” director as defined in the rules of the New York Stock Exchange. If any member of the Committee does not qualify as an “outside director” for purposes of Section 162(m) of the Code or a Non-Employee Director under Rule 16b-3, the Committee with respect to Awards under the Plan for the chief executive officer and the four most highly compensated officers of AEP (other than the chief executive officer), as such “covered persons” may change from time to time for purposes of Section 162(m), shall consist solely of those Committee members who qualify as “outside directors” and Non-Employee Directors. If fewer than two Committee members qualify as both an “outside director” and a Non-Employee Director, the Board shall appoint one or more other members who do qualify as both “outside directors” and Non-Employee Directors.

(h)	“Commission” means the Securities and Exchange Commission.

(i)	“Common Stock” means the common stock of AEP, $6.50 par value.

(j)	“Date of Grant” means the date on which the Committee makes an Award under the Plan, or such later date as the Committee may specify that the Award becomes effective.

(k)	“Effective Date” means the Effective Date of this Plan, as defined in Section 15.1 hereof.

(l)	“Dividend Equivalent” means an Award under Section 11 hereof entitling the Participant to receive payments with respect to dividends declared on the Common Stock.

(m)	“Eligible Person” means any person who is an Employee or a Non-Employee Director.

(n)	“Employee” means any person who is an employee of AEP or any Subsidiary; provided, however, that with respect to Incentive Stock Options, “Employee” means any person who is considered an employee of AEP or any Subsidiary for purposes of Section 421 of the Code and the applicable regulations issued thereunder.

(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

(p)	“Fair Market Value” means, as of any applicable date, the closing price per share of the Common Stock as quoted in the New York Stock Exchange—Composite Transactions listing in The Wall Street Journal (or such other reliable publication as the Committee, in its discretion, may determine to rely upon) for the date as of which Fair Market Value is to be determined. If there are no sales on such date, then Fair Market Value shall be the closing price per share of the Common Stock as so quoted on the nearest date before the date as of which Fair Market Value is to be determined on which there are sales. If the Common Stock is not listed on the New York Stock Exchange on the date as of which Fair Market Value is to be determined, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate. Fair Market Value shall be determined without regard to any restriction other than a restriction that, by its terms, will never lapse.

(q)	“Full Value Share Award” means an award of Restricted Stock, a Performance Award denominated in shares or units of Common Stock, Phantom Stock, Dividend Equivalents, or Stock Appreciation Rights settled or paid in shares of Common Stock.

(r)	“Incentive Stock Option” means an option to purchase Common Stock that is intended to qualify as an incentive stock option under Section 422 of the Code, or any successor provision thereto.

(s)	“Non-Employee Director” means a member of the Board who is a “non-employee director” as defined in Rule 16b-3 promulgated by the Commission pursuant to the Exchange Act.

(t)	“Nonqualified Stock Option” means an option to purchase Common Stock that is not an Incentive Stock Option.

(u)	“Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under Section 6 hereof.

(v)	“Participant” means any Eligible Person who holds an outstanding Award under the Plan.

(w)	“Performance Award” means an Award made under Section 9 hereof entitling a Participant to a payment based on the Fair Market Value of Common Stock (a “Performance Unit”) at the end of a performance period if certain conditions established by the Committee are satisfied.

(x)	“Phantom Stock” means an Award under Section 10 hereof entitling a Participant to a payment based on a measure of value expressed as a share of Common Stock (“Phantom Stock Unit”). No stock certificates shall be issued with respect to such Phantom Stock Units, but AEP shall maintain a bookkeeping account in the name of the Participant to which the Phantom Stock Units shall relate.

(y)	“Plan” means the Amended and Restated American Electric Power System Long-Term Incentive Plan, dated April 26, 2005, as set forth herein, as it may be amended from time to time.

(z)	“Plan Year” means AEP’s fiscal year, which at the date hereof is the calendar year.

(aa)	“Restricted Stock” means an Award under Section 8 hereof entitling a Participant to shares of Common Stock that are nontransferable and subject to forfeiture until specific conditions established by the Committee are satisfied.

(bb)	“Rule 16b-3” means Rule 16b-3 promulgated by the Commission pursuant to the Exchange Act, or any successor or replacement rule adopted by the Commission.

(cc)	“Section 162(m)” means Section 162(m) of the Code and the Treasury Regulations thereunder.

(dd)	“Section 162(m) Participant” means any Participant who, in the sole judgment of the Committee, could be treated as a “covered employee” under Section 162(m) at the time income may be recognized by such Participant in connection with an Award that is intended to qualify for exemption under Section 162(m).

(ee)	“Stock Appreciation Right” or “SAR” means an Award under Section 7 hereof entitling a Participant to receive an amount, representing the difference between the base price per share of the right and the Fair Market Value of a share of Common Stock on the date of exercise.

(ff)	“Subsidiary” means any corporation (other than AEP) in an unbroken chain of corporations beginning with AEP if, at the time of granting an Award, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Shares of Common Stock Subject to the Plan

3.1.  Calculation of Number of Shares Available.    Subject to the following provisions of this Section 3, the aggregate number of shares of Common Stock that may be issued pursuant to all

Awards under the Plan is 20,000,000 shares of Common Stock; provided, however, that the maximum number of shares of Common Stock issued in connection with Full Value Share Awards which may be issued under the Plan shall be limited to 10,000,000.

If any share of Common Stock that is the subject of an Award is not issued and ceases to be issuable for any reason, or is forfeited, cancelled or returned to AEP for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, such share of Common Stock will no longer be charged against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.

3.2.  Accounting for Awards.    For purposes of this Section 3, if an Award is denominated in shares of Common Stock, the number of shares covered by such Award, or to which such Award relates, shall be counted on the Date of Grant of such Award against the aggregate number of shares available for granting Awards under the Plan; provided, however, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from) other Awards may be counted or not counted under procedures adopted by the Committee in order to avoid double counting.

3.3.  Source of Shares of Common Stock Deliverable Under Awards.    The shares of Common Stock to be delivered under the Plan may be authorized but unissued shares, reacquired shares, shares acquired on the open market specifically for distribution under the Plan, or any combination thereof.

3.4.  Adjustments.    If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock, or any similar corporate transaction or event in respect of the Common Stock, then the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause a proportionate adjustment to be made in (a) the maximum numbers and kind of shares provided in Section 3.1 hereof, (b) the maximum numbers and kind of shares set forth in Sections 6.1, 7.1, 8.2 and 9.4 hereof, (c) the number and kind of shares of Common Stock, share units, or other rights subject to the then-outstanding Awards, (d) the price for each share or unit or other right subject to then outstanding Awards without change in the aggregate purchase price or value as to which such Awards remain exercisable or subject to restrictions, (e) the performance targets or goals appropriate to any outstanding Performance Awards (subject to such limitations as appropriate for Awards intended to qualify for exemption under Section 162(m)) or (f) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall be made in a manner consistent with the requirements of Section 424(a) of the Code.

4. Administration of the Plan

4.1.  Committee Members.    Except as provided in Section 4.4 hereof, the Committee will administer the Plan. The Committee may exercise such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. No member of the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award under it.

4.2.  Discretionary Authority.    Subject to the express limitations of the Plan, the Committee has authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, and the duration of the Award. The Committee also has discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to determine the terms and provisions of the respective Award Agreements and to make all other determinations necessary or advisable for Plan administration. The Committee has authority to prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties.

4.3.  Changes to Awards.    The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected Participants, (a) the cancellation of any or all outstanding Awards and the grant in substitution therefor of new Awards covering the same or different numbers of shares of Common Stock and having an exercise or base price which may be the same as or different than the exercise or base price of the cancelled Awards or (b) the amendment of the terms of any and all outstanding Awards; provided, however, that the Committee shall not have the authority to reduce the exercise or base price of an Award by amendment or cancellation and substitution of an existing Award without the approval of AEP’s shareholders, and provided further that the exercise or base price of an Option or Stock Appreciation Right shall not be reduced to an amount that is less than the 100 percent of Fair Market Value per share of the Common Stock on the Date of Grant. The Committee may in its discretion accelerate the vesting or exercisability of an Award at any time or on the basis of any specified event.

4.4.  Delegation of Authority.    As permitted by law, the Committee may delegate its authority as identified hereunder; provided, however, that the Committee may not delegate certain of its responsibilities hereunder if such delegation may jeopardize compliance with the “outside directors” provision of Section 162(m).

4.5.  Awards to Non-Employee Directors.    The Board shall approve an Award to a Non-Employee Director under the Plan. With respect to Awards to Non-Employee Directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose.

5. Eligibility and Awards

All Eligible Persons are eligible to be designated by the Committee to receive an Award under the Plan. The Committee has authority, in its sole discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares or units subject to the Awards that are granted under the Plan. Each Award will be evidenced by an Award Agreement as described in Section 13 hereof between AEP and the Participant that shall include the terms and conditions consistent with the Plan as the Committee may determine.

6. Stock Options

6.1.  Grant of Option.    An Option may be granted to any Eligible Person selected by the Committee; provided, however, that only Employees shall be eligible for Awards of Incentive Stock Options. Each Option shall be designated, at the discretion of the Committee, as an Incentive Stock Option (if applicable) or a Nonqualified Stock Option. The maximum number of shares of Common Stock that may be granted under Options to any one Participant during any three calendar year period shall be limited to 2,000,000 shares (subject to adjustment as provided in Section 3.4 hereof).

6.2.  Exercise Price.    The exercise price of the Option shall be determined by the Committee; provided, however, that the exercise price per share of an Option shall not be less than 100 percent of the Fair Market Value per share of the Common Stock on the Date of Grant.

6.3.  Vesting; Term of Option.    The Committee, in its sole discretion, shall prescribe in the Award Agreement the time or times at which, or the conditions upon which, an Option or portion thereof shall become vested and exercisable, and may accelerate the exercisability of any Option at any time.

6.4.  Option Exercise; Withholding.    Subject to such terms and conditions as shall be specified in an Award Agreement and to all applicable legal requirements, an Option may be exercised in whole or in part at any time during the term thereof by written notice to AEP together with payment of the aggregate exercise price therefor. Payment of the exercise price shall be made (a) in cash or by cash equivalent, (b) at the discretion of the Committee, in shares of Common Stock acceptable to the Committee, valued at the Fair Market Value of such shares on the date of exercise or such lower price as the Committee may determine, (c) at the discretion of the Committee, by a delivery of a notice that the Participant has placed a market sell order (or similar instruction) with a third party with respect to shares of Common Stock then issuable upon exercise of the Option, and that the third party has been directed to pay a sufficient portion of the net proceeds of the sale to AEP in satisfaction of the Option exercise price or (d) at the discretion of the Committee, by a combination of the methods described above or such other method as may be approved by the Committee. In addition to and at the time of payment of the exercise price, the Participant shall pay to AEP the full amount of any and all applicable income tax and employment tax amounts required to be withheld in connection with such exercise.

6.5.  Additional Rules for Incentive Stock Options.    The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

7. Stock Appreciation Rights

7.1.  Grant of SARs.    A Stock Appreciation Right granted to a Participant is an Award in the form of a right to receive, upon surrender of the right, but without other payment, an amount based on appreciation in the Fair Market Value of the Common Stock over a base price established for the Award, exercisable at such time or times and upon conditions as may be approved by the Committee. The maximum number of shares of Common Stock that may be subject to SARs granted to any one Participant during any three calendar year period shall be limited to 2,000,000 shares (subject to adjustment as provided in Section 3.4 hereof).

7.2.  Tandem SARs.    A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option. A SAR granted in connection with an Option will entitle the holder, upon exercise, to surrender such Option or any portion thereof to the extent unexercised, with respect to the number of shares as to which such SAR is exercised, and to receive payment of an amount computed as described in Section 7.4 hereof. Such Option will, to the extent and when surrendered, cease to be exercisable. A SAR granted in connection with an Option hereunder will have a base price per share equal to the per share exercise price of the Option, will be exercisable at such time or times, and only to the extent, that a related Option is exercisable, and will expire no later than the related Option expires.

7.3.  Freestanding SARs.    A Stock Appreciation Right may be granted without relationship to an Option and, in such case, will be exercisable as determined by the Committee. The base price of a SAR granted without relationship to an Option shall be determined by the Committee in its sole discretion; provided, however, that the base price per share of a freestanding SAR shall not be less than 100 percent of the Fair Market Value of the Common Stock on the Date of Grant.

7.4.  Payment of SARs.    A SAR will entitle the holder, upon exercise of the SAR, to receive payment of an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of such SAR, by (ii) the number of shares as to which such SAR will have been exercised. Payment of the amount determined under the foregoing may be made, in the discretion of the Committee, in cash, in Restricted Stock or shares of unrestricted Common Stock (both valued at their Fair Market Value on the date of exercise or such lower price as the Committee may determine), or a combination thereof; provided, however, that any shares of Common Stock used to settle or pay SARs will be counted as Full Value Share Awards.

8. Restricted Stock

8.1.  Grants of Restricted Stock.    An Award of Restricted Stock to a Participant represents shares of Common Stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Committee may determine. The Committee may grant and designate Awards of Restricted Stock that are intended to qualify for exemption under Section 162(m), as well as Awards of Restricted Stock that are not intended to so qualify.

8.2.  Vesting Requirements.    The restrictions imposed on an Award of Restricted Stock shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Such vesting requirements may be based on the continued employment of the Participant with AEP or its Subsidiaries for a specified time period or periods. Such vesting requirements may also be based on the attainment of specified business goals or measures established by the Committee in its sole discretion. In the case of any Award of Restricted Stock that is intended to qualify for exemption under Section 162(m), the vesting requirements shall be limited to the performance criteria identified in Section 9.3 below, and the terms of the Award shall otherwise comply with the Section 162(m) requirements described in Section 9.4 hereof; provided, however, that the maximum number of shares of Common Stock that may be subject to an Award of Restricted Stock granted to a Section 162(m) Participant during any one calendar year shall be separately limited to 400,000 shares (subject to adjustment as provided in Section 3.4 hereof).

8.3.  Restrictions.    Shares of Restricted Stock may not be transferred, assigned or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or expire or unless otherwise allowed by the Committee. The Committee may require the Participant to enter into an escrow agreement providing that the certificates representing Restricted Stock granted pursuant to the Plan will remain in the physical custody of an escrow holder until all restrictions are removed or expire. Failure to satisfy any applicable restrictions shall result in the subject shares of Restricted Stock being forfeited and returned to AEP, unless otherwise provided by the Committee. The Committee may require that certificates representing Restricted Stock granted under the Plan bear a legend making appropriate reference to the restrictions imposed.

8.4.  Rights as Shareholder.    Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant will have all rights of a shareholder with respect to shares of Restricted Stock granted to the Participant, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock is granted, as set forth in the Award Agreement.

8.5.  Section 83(b) Election.    The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant refraining from making an election with respect to the Award under Section 83(b) of the Code. Irrespective of whether an Award is so conditioned, if a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to promptly provide a copy of such election to AEP as directed by the Award Agreement or the Committee.

9. Performance Awards

9.1.  Grant of Performance Awards.    The Committee may grant Performance Awards under the Plan, which shall be represented by units denominated on the Date of Grant either in shares of Common Stock (Performance Shares) or in specified dollar amounts (Performance Units). The Committee may grant and designate Performance Awards that are intended to qualify for exemption under Section 162(m), as well as Performance Awards that are not intended to so qualify. At the time a Performance Award is granted, the Committee shall determine, in its sole discretion, one or more performance periods and performance goals to be achieved during the applicable performance periods, as well as such other restrictions and conditions as the Committee deems appropriate. In the case of Performance Units, the Committee shall also determine a target unit value or a range of unit values for each Award. The performance goals applicable to a Performance Award grant may be subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. Any such adjustments shall be subject to such limitations as the Committee deems appropriate in the case of a Performance Award granted to a Section 162(m) Participant that is intended to qualify for exemption under Section 162(m).

9.2.  Payment of Performance Awards.    At the end of the performance period, the Committee shall determine the extent to which performance goals have been attained or a degree of achievement between minimum and maximum levels in order to establish the level of payment to be made, if any. The Committee shall determine if payment is to be made in cash, Restricted Stock, shares of unrestricted Common Stock, Options or Phantom Stock, or a combination thereof. For any cash conversion to or from Performance Shares or Units, Phantom Stock units or shares of Common Stock, payment shall be calculated on the basis of the average of the Fair Market Value of the Common Stock for the last 20 trading days prior to the date such award becomes payable. Unless deferred in a manner that meets the requirements of Code Section 409A, payment of Performance Awards shall be made within such period as would not constitute a “deferral of compensation” for purposes of Code Section 409A.

9.3.  Performance Criteria.    The performance criteria upon which the payment or vesting of a Performance Award intended to qualify for exemption under Section 162(m) may be based shall be limited to the following business measures, which may be applied with respect to AEP, any Subsidiary or any business unit, and which may be measured on an absolute or relative-to-peer-group basis: earnings measures (including, for example, primary earnings per share, fully diluted earnings per share, net income, pre-tax income, operating income, earnings before interest, taxes, depreciation and amortization or any combination thereof, and net operating profits after taxes); expense control (including, for example, operations & maintenance expense, total expenditures, expense ratios, and expense reduction); customer measures (including, for example, customer satisfaction, service cost, service levels, responsiveness, bad debt collections or losses, and reliability—such as outage frequency, outage duration, and frequency of momentary outages); safety measures (including, for example, recordable case rate, severity rate, and vehicle accident rate); diversity measures (including, for example, minority placement rate and utilization); environmental measures (including, for example, emissions, project completion milestones, regulatory/legislative/cost recovery goals, and notices of violation), revenue measures (including, for example, revenue and direct margin); stakeholder return measures (including, for example, total shareholder return, economic value added, cumulative shareholder value added, return on equity, return on capital, return on assets, dividend payout ratio and cash flow(s) – such as operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof); valuation measures (including, for example, stock price increase, price to book value ratio, and price to earnings ratio); capital and risk measures (including, for example, debt to equity ratio, dividend payout as percentage of net income and diversification of business opportunities); employee satisfaction; project measures (including, for example, completion of key milestones); production measures (including, for example, generating capacity fac -

tor, performance against the INPO index, generating equivalent availability, heat rates and production cost); and such other individual performance objective that is measured solely in terms of quantitative targets related to the Company, any Subsidiary or the Company’s or Subsidiary’s business. In any event, the Committee may, at its discretion and at any time prior to payment, reduce the number of Performance Awards earned by any Participant for a performance period. In the case of Performance Awards that are not intended to qualify for exemption under Section 162(m), the Committee shall designate performance criteria from among the foregoing or such other business criteria as it shall determine in its sole discretion.

9.4.  Section 162(m) Requirements.    In the case of a Performance Award granted to a Section 162(m) Participant that is intended to comply with the requirements for exemption under Section 162(m), the Committee shall make all determinations necessary to establish a Performance Award within 90 days of the beginning of the performance period (or such other time period required under Section 162(m)), including, without limitation, the designation of the Section 162(m) Participants to whom Performance Awards are made, the performance criteria or criterion applicable to the Award and the performance goals that relate to such criteria, and the dollar amounts or number of shares of Common Stock, Restricted Stock or Phantom Stock units payable upon achieving the applicable performance goals. As and to the extent required by Section 162(m), the terms of a Performance Award granted to a Section 162(m) Participant must include objective formula(s) or standard(s) for computing the amount of compensation payable to the Section 162(m) Participant, and must preclude discretion to increase the amount of compensation payable that would otherwise be due under the terms of the Award. The maximum amount of compensation that may be payable to a Section 162(m) Participant during any one calendar year under a Performance Unit Award shall be $15,000,000. The maximum number of Performance Share units that may be earned by a Section 162(m) Participant during any one calendar year shall be 400,000 (subject to adjustment as provided in Section 3.4 hereof).

10. Phantom Stock

10.1.  Grant of Phantom Stock.    Phantom Stock is an Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock. Phantom Stock shall be subject to such restrictions and conditions as the Committee shall determine. Sections 8.1 and 8.2 shall apply to Awards of Phantom Stock units in similar manner as they apply to shares of Restricted Stock, as interpreted by the Committee, with the limitation in Section 8.2 on the number of shares of Restricted Stock that may be granted applicable separately to Phantom Stock units. An Award of Phantom Stock may be granted, at the discretion of the Committee, together with an Award of Dividend Equivalent rights for the same number of shares covered thereby.

10.2.  Payment of Phantom Stock.    Upon the vesting date applicable to Phantom Stock granted to a Participant, an amount equal to one share of Common Stock upon such date shall be paid with respect to such Phantom Stock unit granted to the Participant. Payment may be made, at the discretion of the Committee, in cash, Restricted Stock, shares of unrestricted Common Stock, Options, or a combination thereof. Cash payments of Phantom Stock units shall be calculated on the basis of the average of the Fair Market Value of the Common Stock for the last 20 trading days prior to the date such award becomes payable.

11. Dividend Equivalents

A Dividend Equivalent granted to a Participant is an Award in the form of a right to receive cash, shares of Common Stock, or other property equal in value to dividends paid with respect to a specific number of shares of Common Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Option or a Stock Appreciation Right), and may be paid currently or on a deferred basis. The Committee may provide at the Date of Grant or thereafter that the Dividend Equivalent shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of Common Stock or such other investment vehicles as the Committee may specify; provided, however, that Dividend Equivalents (other than free-standing Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

12. Change in Control

12.1.  Effect of Change in Control.    The Committee may, in an Award Agreement, provide for the effect of a Change in Control on an Award. Such provisions may include any one or more of the following: (a) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (b) the waiver or modification of performance or other conditions related to the payment or other rights under an Award; (c) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (d) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control.

12.2.  Definition of Change in Control.    For purposes hereof, a “Change in Control” shall be deemed to have occurred if:

(a)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than any company owned, directly or indirectly, by the shareholders of AEP in substantially the same proportions as their ownership of shares of Common Stock or a trustee or other fiduciary holding securities under an employee benefit plan of AEP, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 33-1/3 percent of the then outstanding voting stock of AEP;

(b)	AEP consummates a merger or consolidation with any other entity, other than a merger or consolidation which would result in the voting securities of AEP outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66-2/3% percent of the total voting power represented by the voting securities of AEP or such surviving entity outstanding immediately after such merger or consolidation; or

(c)	the shareholders of AEP approve a plan of complete liquidation of AEP, or an agreement for the sale or disposition by AEP (in one transaction or a series of transactions) of all or substantially all of AEP’s assets.

13. Award Agreements

13.1.  Form of Agreement.    Each Award under this Plan shall be evidenced by an Award Agreement in a form approved by the Committee setting forth the number of shares of Common Stock, units or other rights (as applicable) subject to the Award, the exercise, base or purchase price (if any) of the Award, the time or times at which an Award will become vested, exercisable or payable, the duration of the Award and, in the case of Performance Awards, the applicable performance criteria and goals. The Award Agreement shall also set forth other material terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of this Plan. Award Agreements evidencing Awards intended to qualify for exemption under Section 162(m) may be designated as such and shall contain such terms and conditions as may be necessary to meet the applicable requirements of Section 162(m). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

13.2.  Contract Rights; Amendment.    Any obligation of AEP to any Participant with respect to an Award shall be based solely upon contractual obligations created by an Award Agreement. No Award shall be enforceable until the Award Agreement has been signed on behalf of AEP by its authorized representative and signed by the Participant and returned to AEP as directed by the Award Agreement or the Committee. By executing the Award Agreement, a Participant shall be deemed to have accepted and consented to the terms of this Plan and any action taken in good faith under this Plan by and within the discretion of the Committee, the Board or their delegates. Award Agreements covering outstanding Awards may be amended or modified by the Committee in any manner that may be permitted for the grant of Awards under the Plan, subject to the consent of the Participant to the extent provided in the Award Agreement. However, the offer of an Award Agreement to a particular Eligible Person shall not infer any obligation to offer any other Award Agreements at that or any other time.

14. General Provisions

14.1.  Limits on Transfer of Awards; Beneficiaries.    Except to the extent specifically provided by the terms of an Award Agreement, Awards shall be nontransferable. During the lifetime of a Participant, Awards shall be exercised only by such Participant or by his guardian or legal representative. Notwithstanding the foregoing, the Committee may provide in the terms of an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award Agreement following the Participant’s death.

14.2.  Deferrals of Payment.    In an Award Agreement or under a separate policy or program adopted by the Committee, a Participant may be permitted or required to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award other than an Option or a Stock Appreciation Right. Any such policy or program shall establish the rules and procedures relating to such deferral, including, without limitation, the period of time in advance of payment when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

14.3.  Rights as Shareholder.    A Participant shall have no rights as a holder of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of these securities. Except as provided in Section 3.4 hereof, no adjustment or other provision shall be made for dividends or other shareholder rights, except to the extent that the Award Agreement provides for Dividend Equivalents, dividend payments or similar economic benefits.

14.4.  Employment or Service.    Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person the right to continue in the capacity in which he is employed by or otherwise serves AEP or any Subsidiary.

14.5.  Securities Laws.    No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, AEP may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

14.6.  Taxes and Withholding.    The Participant shall be responsible for payment of any taxes or similar charges required by law with respect to each Award or an amount paid in satisfaction of an Award. AEP and its Subsidiaries, as applicable, shall comply with the terms of a deduction election made by a Participant with any payment made under the terms of an Award Agreement, but only if and to the extent applicable thereto. AEP and its Subsidiaries, as applicable, may withhold and disburse such amount or amounts it determines to be required for purposes of complying with obligations for tax withholding or such other obligations under applicable federal, state and local law. The Committee in its sole discretion may direct AEP to satisfy all or part of applicable tax withholding obligations incident to a Participant’s exercise of a Stock Option or to the vesting of Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units or Phantom Stock by AEP’s withholding of a portion of the Common Stock that otherwise would have been issued to such Participant.

14.7.  Unfunded Plan.    The adoption of this Plan and any setting aside of cash amounts or shares of Common Stock by AEP with which to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. The benefits provided under this Plan shall be a general, unsecured obligation of AEP payable solely from the general assets of AEP, and neither a Participant nor the Participant’s permitted transferees or estate shall have any interest in any assets of AEP by virtue of this Plan, except as a general unsecured creditor of AEP. Notwithstanding the foregoing, AEP shall have the right to implement or set aside funds in a grantor trust subject to the claims of AEP’s creditors to discharge its obligations under the Plan.

14.8.  Other Compensation and Benefit Plans.    The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for AEP or any Subsidiary, nor shall the Plan preclude AEP from establishing any other forms of stock incentive or other compensation for employees of AEP or any Subsidiary. The amount of any compensation deemed to be received by the Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan.

14.9.  Plan Binding on Successors.    The Plan shall be binding upon AEP, its successors and assigns, and the Participant, his executor, administrator and permitted transferees and beneficiaries.

14.10.  Construction and Interpretation.    Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

14.11.  Severability.    If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

14.12.  Governing Law.    The laws of the State of Ohio shall govern the validity and construction of this Plan and of the Award Agreements, without giving effect to principles relating to conflict of laws, except to the extent that such laws may be preempted by Federal law.

14.13.  Compliance with Rule 16b-3.    It is the intent of AEP that this Plan comply in all respects with Rule 16b-3 in connection with any Award granted to a person who is subject to Section 16 of the Exchange Act. Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 6b-3 as then applicable to any such person, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements with respect to such person.

15. Effective Date, Termination and Amendment

15.1.  Effective Date; Shareholder Approval.    Subject to approval by the Securities and Exchange Commission, the Effective Date of the Plan shall be the date following adoption of the Plan by the Board on which the Plan is approved by the shareholders of AEP. Grants of Awards under the Plan may be made prior to the Effective Date (but after adoption of the Plan by the Board), subject to approval of the Plan by the Securities and Exchange Commission and the shareholders. At the sole discretion of the Board, in order to comply with the requirements of Section 162(m) for certain types of Awards under the Plan, the performance criteria set forth in Section 9.3 shall be reapproved by the shareholders no later than the first shareholder meeting that occurs in the fifth calendar year following the calendar year of the initial shareholder approval of such performance criteria.

15.2.  Termination.    The Plan shall remain in effect until terminated by action of the Board; provided, however, that no Award may be granted hereunder after April 26, 2020.

Notwithstanding the foregoing, no termination of the Plan shall in any manner affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

15.3.  Amendment.    The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that no amendment or modification of the Plan shall be effective without the consent of AEP’s shareholders that would (a) increase the number of shares of Common Stock reserved for issuance or (b) allow the grant of Options at an exercise price below Fair Market Value, or allow the repricing of Options without AEP shareholder approval. In addition, the Board may seek the approval of any amendment or modification by AEP’s shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the New York Stock Exchange or for any other purpose. No amendment or modification of the Plan shall in any manner affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 27, 2010.

Vote by Internet
		•	Log on to the Internet and go to www.envisionreports.com/AEP
		•	Follow the steps outlined on the secured website.
Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Follow the instructions provided by the recorded message.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - E. R. Brooks		☐	☐	☐	02 - Donald M. Carlton	☐	☐	☐	03 - James F. Cordes	☐	☐	☐

04 - Ralph D. Crosby, Jr.		☐	☐	☐	05 - Linda A. Goodspeed	☐	☐	☐	06 - Thomas E. Hoaglin	☐	☐	☐
07 - Lester A. Hudson, Jr.		☐	☐	☐	08 - Michael G. Morris	☐	☐	☐	09 - Lionel L. Nowell III	☐	☐	☐
10 - Richard L. Sandor		☐	☐	☐	11 - Kathryn D. Sullivan	☐	☐	☐	12 - Sara Martinez Tucker	☐	☐	☐
13 - John F. Turner		☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Approve amendments to the American Electric Power System Long-Term Incentive Plan.	☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

American Electric Power Company, Inc.

2010 Annual Meeting of Shareholders and Admission Ticket

Tuesday April 27, 2010, at 9:30 a.m. Eastern Time

Grand Theatre

308 St. Clair Street

Frankfort, Kentucky

If you wish to attend and vote at the meeting, please bring this admission ticket and identification with you.

AGENDA

• Introduction and Welcome	• Ratification of Auditors

• Election of Directors	• Chairman’s Report

• Amendments to Long-Term Incentive Plan	• Comments and Questions from Shareholders

Directions to the Grand Theatre

From I-64, eastbound or westbound:

Take Exit 53 (Frankfort/Lawrenceburg) - US 127 North toward Frankfort. Stay on US 127 for approximately four miles, crossing the Kentucky River. Go through the light and under the plaza structure to Ann Street. Turn right on Ann Street and proceed across West Broadway Street to West Main Street. Turn right on West Main Street and travel one block. Turn right on St. Clair Street. The Grand Theatre entrance is at 308 St. Clair St. under the “Grand” marquee.

Valet parking will be available in front of the theatre after 8 a.m. Eastern Time.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — American Electric Power Company, Inc.

Proxy Solicited on behalf of the Board of Directors for the Annual Meeting to be held April 27, 2010

The shareholder signing on the reverse of this proxy card appoints Michael G. Morris, Carl L. English and Brian X. Tierney, and each of them, acting by a majority if more than one be present, attorneys and proxies to the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 27, 2010, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. If no direction is given, such shares will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other matters coming before the meeting.

Trustee’s Authorization. The undersigned authorizes JP Morgan Chase Bank, National Association to vote all shares of Common Stock of the Company credited to the undersigned’s account under the American Electric Power System retirement savings plan at the annual meeting in accordance with instructions on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

Nominees for:

01 - E. R. Brooks	02 - Donald M. Carlton	03 - James F. Cordes

04 -Ralph D. Crosby, Jr	05 - Linda A. Goodspeed	06 - Thomas E. Hoaglin

07 - Lester A. Hudson, Jr.	08 - Michael G. Morris	09 - Lionel L. Nowell III

10 - Richard L. Sandor	11 - Kathryn D. Sullivan	12 - Sara Martinez Tucker	13 - John F. Turner